      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            LEXREIT PROPERTIES, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                            ------------------------

                             The Huntington Center
                        41 South High Street, 24th Floor
                              Columbus, Ohio 43215
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             JEFFREY D. MEYER, ESQ.
                             6954 Americana Parkway
                            Reynoldsburg, Ohio 43068
                                 (614) 759-1566
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                           BRADLEY A. VAN AUKEN, ESQ.
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                               200 Public Square
                             Cleveland, Ohio 44114
                                 (216) 363-4500
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                    CALCULATION OF REGISTRATION FEE
=================================================================================================
  TITLE OF SECURITIES      AMOUNT BEING    PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
   BEING REGISTERED       REGISTERED(1)   PRICE PER SHARE(2) AGGREGATE PRICE(2)  REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Shares, without
  par value............      960,000            $1.50           $1,440,000         $436.36
=================================================================================================

(1) Based upon the estimated maximum number of shares to be issued pursuant to the Distribution, which is equal to the product of .2 times the number of shares of CRSI Stock estimated to be issued and outstanding as of August 4, 1997.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS REFERENCE SHEET

                   PURSUANT TO RULE 501(a) OF REGULATION S-K

                 ITEM NUMBER AND CAPTION                        HEADING IN PROSPECTUS
       --------------------------------------------   ------------------------------------------
  1.   Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus....   Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages of
         Prospectus................................   Inside Cover Page; Outside Back Cover Page
  3.   Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges..............   Outside Front Cover Page; Prospectus
                                                        Summary; Risk Factors; Policies and
                                                        Objectives With Respect to Certain
                                                        Activities; Shares Available for Future
                                                        Sale
  4.   Determination of Offering Price.............   Outside Front Cover Page; The Distribution
  5.   Dilution....................................   Not Applicable
  6.   Selling Security Holders....................   Not Applicable
  7.   Plan of Distribution........................   Outside Front Cover Page; The Distribution
  8.   Use of Proceeds.............................   Not Applicable
  9.   Selected Financial Data.....................   Summary Consolidated Pro Forma Financial
                                                        Data
 10.   Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations................................   Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations
 11.   General Information as to Registrant........   Prospectus Summary; Management; Business
                                                        and Properties
 12.   Policy With Respect to Certain Activities...   Prospectus Summary; Policies and
                                                      Objectives with Respect to Certain
                                                        Activities
 13.   Investment Policies of Registrant...........   Prospectus Summary; Policies and
                                                      Objectives with Respect to Certain
                                                        Activities; Business and Properties
 14.   Description of Real Estate..................   Prospectus Summary; Business and
                                                      Properties
 15.   Operating Data..............................   Business and Properties
 16.   Tax Treatment of Registrant and its Security
         Holders...................................   Prospectus Summary; Certain Federal Income
                                                        Tax Considerations
 17.   Market Price of and Dividends on the
         Registrant's Common Equity and Related
         Shareholder Matters.......................   Distribution Policy; Capital Stock of the
                                                        Company
 18.   Description of Registrant's Securities......   Capital Stock of the Company
 19.   Legal Proceedings...........................   Business and Properties -- Legal
                                                      Proceedings
 20.   Security Ownership of Certain Beneficial
         Owners And Management.....................   Principal Shareholders of the Company
 21.   Directors and Executive Officers............   Management
 22.   Executive Compensation......................   Management

                 ITEM NUMBER AND CAPTION                        HEADING IN PROSPECTUS
       --------------------------------------------   ------------------------------------------
 23.   Certain Relationships and Related
         Transactions..............................   Prospectus Summary; Business and
                                                      Properties; Management; Certain
                                                        Transactions; Transactions with CRSI;
                                                        Operating Partnership Agreement;
                                                        Subscription Agreement
 24.   Selection, Management and Custody of
         Registrant's Investments..................   Outside Front Cover Page; Prospectus
                                                        Summary; Business and Properties;
                                                        Management; Policies and Objectives with
                                                        Respect to Certain Activities
 25.   Policies With Respect to Certain
         Transactions..............................   Risk Factors; Policies and Objectives with
                                                        Respect to Certain Activities
 26.   Limitations of Liability....................   Management
 27.   Financial Statements and Information........   Prospectus Summary; Selected Financial
                                                        Information; Financial Statements
 28.   Interests of Named Experts and Counsel......   Legal Matters; Experts
 29.   Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...............................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 1, 1997

                              UP TO 960,000 SHARES

                            LEXREIT PROPERTIES, INC.

                                  COMMON STOCK
                              (WITHOUT PAR VALUE)
                            ------------------------

    This Prospectus is being furnished in connection with the contemplated distribution in the form of a dividend (the "Distribution") by Cardinal Realty Services, Inc. ("CRSI") to holders of record of its Common Stock, without par value ("CRSI Stock"), as of the close of business on August 4, 1997 (the "Distribution Record Date"), of 93% of the outstanding shares of Common Stock, without par value ("Company Common Stock"), of its subsidiary, Lexreit Properties, Inc. (the "Company"). The Company was formed on April 4, 1997, and 100 shares of Company Common Stock were issued to CRSI for $1,000. Effective as of the close of business on September 30, 1997 (the "Distribution Date"), CRSI will contribute $999,000 in cash together with 60% of the Interests (defined below) in each of the Partnerships (as defined in the Glossary) (79% in the case of two limited liability companies) to the Company and will receive 100% of the Class A Senior Preferred Stock and up to 1,049,900 additional shares of Company Common Stock, constituting 100% of the Company Common Stock (depending upon the number of issued and outstanding shares of CRSI Stock as of the Distribution Record Date).

    On or before the Distribution Date, the Company and CRSI will form Cardinal Properties L.P., an Ohio limited partnership (the "Operating Partnership"). As capital contributions, the Company will contribute all of the Interests it has received from CRSI (other than Interests in two limited liability companies for which the Company will hold a 79% member's interest) to the Operating Partnership, and CRSI and its wholly-owned subsidiaries (the "CRSI Group") will contribute all of their remaining Interests in each of the Partnerships (other than Interests in two limited liability companies for which the CRSI Group will retain a 21% member's interest) to the Operating Partnership while retaining the general partner's (or managing member's, as the case may be) interest (representing a 1% to 10% equity ownership interest) in each Partnership. The Company will be the sole general partner of the Operating Partnership with a 60% economic interest and CRSI will be, at least initially, the sole limited partner of the Operating Partnership with a 40% economic interest. The Operating Partnership will hold limited partner's interests in approximately 62 limited partnerships and member's interests in 2 limited liability companies (with the Company holding a 79% member's interest in 2 limited liability companies) (collectively, the "Interests"), each of which owns and will continue to own an apartment community (collectively, the "Properties"). The general partner of each limited partnership and the managing member of each limited liability company (the "Managing Partner") will continue to be, directly or indirectly, CRSI. CRSI or one of its wholly-owned subsidiaries, Lexford Properties, Inc., manages and will continue to manage the Properties. After the Distribution, CRSI's interests in the stock of the Company and in the Operating Partnership and the Partnerships will represent approximately a 49% aggregate equity ownership interest in the Properties.

    Pursuant to the Subscription Agreement (as defined in the Glossary) between the Company and CRSI, CRSI may contribute certain equity interests (the "Additional Interests") in up to 11 additional apartment communities (the "Additional Properties") to either the Company or the Company and the Operating Partnership, as specified in the Subscription Agreement, upon obtaining the consent of the mortgage lender or lenders to the Partnerships that own the Additional Properties for the transfer of any such Additional Interests and a determination by CRSI, in its sole discretion, that it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property, in exchange for the issuance to CRSI of additional shares of the Class A Senior Preferred Stock. See "Subscription Agreement--Contributions of Additional Interests" and "The Formation--Contributions of Additional Interests."

    The Distribution will be made beginning on or about the Distribution Date to holders of CRSI Stock as of the Distribution Record Date on the basis of one share of Company Common Stock for each five shares of CRSI Stock held. In connection with the Distribution, on the Distribution Date, CRSI will pay a one-time, special cash dividend in an amount equal to at least 25% of the anticipated dividend value of the Company Common Stock expected to be indicated on the IRS Form 1099-DIV distributed to each holder of record of CRSI Stock as of the Distribution Record Date (the "CRSI Cash Dividend"). Subject to the fulfillment of certain conditions, CRSI anticipates that the Distribution will be effected on the Distribution Date. The Distribution is conditioned upon the approval of CRSI's shareholders of the Distribution at CRSI's annual meeting currently expected to be held in late July 1997. No consideration will be required to be paid by CRSI shareholders to CRSI for the shares of Company Common Stock to be received in the Distribution. Although CRSI is separately seeking approval by CRSI shareholders of the Distribution, no additional action will be required to be taken by CRSI shareholders in order to receive the shares of Company Common Stock. Neither CRSI nor the Company will receive any proceeds from the Distribution.

    There is currently no established public trading market for the Company Common Stock. The Company Common Stock is expected to be traded on the OTC Bulletin Board, which is a market for thinly traded and hence, fairly illiquid, securities.

      CRSI SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS IN CONNECTION WITH THE RECEIPT OF SHARES OF COMPANY COMMON STOCK IN THE DISTRIBUTION.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    Shareholders of CRSI with inquiries related to the Distribution should contact CRSI's Investor Relations Department, 6954 Americana Parkway, Reynoldsburg, Ohio 43068 at Telephone Number (614) 575-5277. After the Distribution Date, shareholders of the Company with inquiries related to the Distribution should contact the Company or its transfer agent. See "Available Information."
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1997.

     Through October 25, 1997 (25 days following the Distribution), all dealers effecting transactions in the securities offered hereby may be required to deliver a copy of this Prospectus. This is in addition to the obligations of the Company to deliver this Prospectus at the time of the initial distribution of the Company Common Stock.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that the information herein is correct at any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed a registration statement on Form S-11 ("Form S-11") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Company Common Stock to be distributed to CRSI shareholders in the Distribution. This Prospectus, filed as part of the Form S-11, does not contain all of the information set forth in the Form S-11 and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Form S-11, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Form S-11 and the exhibits and schedules thereto filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web site can be accessed at http://www.sec.gov.

     The Company intends to furnish to holders of Company Common Stock each fiscal year an annual report which contains financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm, and such other reports as may be required by law.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THIS PROSPECTUS MAY CONTAIN ESTIMATES, PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND OTHER UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS" AND GENERAL ECONOMIC CONDITIONS, INTEREST RATES AND CHANGES IN THE MARKET FOR AVAILABLE RENTAL HOUSING THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM THOSE ESTIMATED OR PROJECTED. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE

BASED ONLY ON CURRENT JUDGMENTS AND CURRENT KNOWLEDGE. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION THE INFORMATION UNDER THE HEADINGS "PROSPECTUS SUMMARY," "RISK FACTORS," "THE COMPANY," "BUSINESS AND PROPERTIES--COMPETITION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES" AND "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES. WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENT THAT INCLUDES A STATEMENT OF ITS UNDERLYING ASSUMPTIONS OR BASES, THE COMPANY CAUTIONS THAT, WHILE IT BELIEVES SUCH ASSUMPTIONS OR BASES TO BE REASONABLE AND HAS FORMED THEM IN GOOD FAITH, ASSUMED FACTS OR BASES ALMOST ALWAYS VARY FROM ACTUAL RESULTS, AND THE DIFFERENCES BETWEEN ASSUMED FACTS OR BASES AND ACTUAL RESULTS CAN BE MATERIAL DEPENDING ON THE CIRCUMSTANCES. WHEN, IN ANY FORWARD-LOOKING STATEMENT, THE COMPANY, OR ITS MANAGEMENT, EXPRESSES AN EXPECTATION OR BELIEF AS TO FUTURE RESULTS, THAT EXPECTATION OR BELIEF IS EXPRESSED IN GOOD FAITH AND IS BELIEVED TO HAVE A REASONABLE BASIS, BUT THERE CAN BE NO ASSURANCE THAT THE STATED EXPECTATION OR BELIEF WILL RESULT OR BE ACHIEVED OR ACCOMPLISHED.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
PROSPECTUS SUMMARY....................................................................    1
     The Company......................................................................    1
     The Distribution.................................................................    2
     Risk Factors.....................................................................    6
     Investment Objectives and Policies...............................................    6
     Initial Transactions.............................................................    7
     Contributions of Additional Interests............................................    8
     Organizational Chart.............................................................    9
     Distributions....................................................................   10
     Tax Status of the Company........................................................   11

SUMMARY COMBINED PRO FORMA FINANCIAL DATA.............................................   12

RISK FACTORS..........................................................................   14
     Possibility of Operating Losses..................................................   14
     Lack of Liquidity................................................................   14
     No Limitation on Debt; Ability to Issue Blank Check Preferred Stock..............   14
     "Penny Stock" Rules..............................................................   14
     Absence of Prior Public Market for, and Possible Volatility of Price of, the
      Company Common Stock............................................................   15
     Tax Risks........................................................................   15
     Apartment Industry Risks.........................................................   16
     Real Estate Investment Risks.....................................................   16
     Real Estate Financing Risks......................................................   18
     Potential Environmental Liability................................................   18
     The Company's Lack of Operating History and Relationship with CRSI...............   19
     Dependence on the Manager and CRSI...............................................   20
     Limitations on Change in Control.................................................   20
     Board of Directors' Ability to Change Policies...................................   22
     Potential Adverse Effect on the Value of Company Common Stock of Fluctuations in
      Interest Rates or Equity Markets................................................   22
     Effect on Market Price of Shares Available for Future Sale.......................   22
     Forward-Looking Statements.......................................................   23
     Costs of Compliance with Certain Laws............................................   23

THE DISTRIBUTION......................................................................   24
     Reasons for the Distribution.....................................................   24
     Manner of Effecting the Distribution.............................................   25
     Trading of Company Common Stock..................................................   26
     Certain Federal Income Tax Consequences of the Distribution......................   26
     Certain Consequences of the Distribution.........................................   27
     Reason for Furnishing this Prospectus............................................   28

THE COMPANY...........................................................................   28
     General..........................................................................   28
     Investment Objectives and Policies...............................................   28

DISTRIBUTION POLICY...................................................................   30

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................   31

CAPITALIZATION........................................................................   36

SELECTED FINANCIAL DATA...............................................................   37

                                                                                        PAGE
                                                                                        ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   39
     Introduction.....................................................................   39
     Results of Operations............................................................   39
     Liquidity and Capital Resources..................................................   41
     Financing and Debt Restructuring of the Properties...............................   41
     Funds From Operations............................................................   41

BUSINESS AND PROPERTIES...............................................................   42
     Description of Properties and Additional Properties..............................   42
     Executive Officers; Contracts for Services with Manager and CRSI.................   42
     Environmental Matters............................................................   42
     Competition......................................................................   43
     Legal Proceedings................................................................   43

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES............................   44
     Investment Policies..............................................................   44
     Financing........................................................................   45
     Policies with Respect to Certain Other Activities................................   45
     Conflicts of Interest Policy.....................................................   45

THE FORMATION.........................................................................   45

MANAGEMENT............................................................................   47
     Company Directors and Executive Officers.........................................   47
     Committees of the Board of Directors.............................................   48
     Liability and Indemnification of Directors and Officers..........................   48
     Executive Compensation...........................................................   49
     Compensation of Directors........................................................   49
     Conflicts of Interest............................................................   49

CERTAIN TRANSACTIONS; TRANSACTIONS WITH CRSI..........................................   49
     Initial Transactions.............................................................   49
     Contributions of Additional Interests............................................   50
     Agreements Between the Company and CRSI..........................................   50
     Management Agreements............................................................   51
     Corporate Services Agreement.....................................................   53
     Asset Management Agreements......................................................   53
     Tax Indemnification Agreement....................................................   54

OPERATING PARTNERSHIP AGREEMENT.......................................................   54
     Management.......................................................................   54
     Transferability of Interests.....................................................   55
     Capital Contributions............................................................   55
     Tax Matters; Profits and Losses..................................................   55
     Operations.......................................................................   55
     Termination of Management Agreements.............................................   55
     Distributions....................................................................   56
     Term.............................................................................   56

SUBSCRIPTION AGREEMENT................................................................   57
     General..........................................................................   57
     Consent of the Company to Certain Transactions...................................   57
     Contributions of Additional Interests............................................   57

PRINCIPAL SHAREHOLDERS OF THE COMPANY.................................................   57

                                                                                        PAGE
                                                                                        ----
CAPITAL STOCK OF THE COMPANY..........................................................   58
     General..........................................................................   58
     Company Common Stock.............................................................   59
     Preferred Stock..................................................................   59
     Restrictions on Transfer.........................................................   61
     Ohio Anti-Takeover Provisions....................................................   62

SHARES AVAILABLE FOR FUTURE SALE......................................................   64

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................   64
     General..........................................................................   64
     Taxation of the Company as a REIT................................................   65
     Requirements for Qualification as a REIT.........................................   66
     Future Tax Legislation...........................................................   70
     Tax Aspects of the Company's Investment in the Partnerships......................   70
     Taxation of Taxable Domestic Shareholders........................................   71
     Taxation of Tax-Exempt Shareholders..............................................   72
     Taxation of Foreign Shareholders.................................................   73
     Other Tax Considerations.........................................................   74

ERISA CONSIDERATIONS..................................................................   74

EXPERTS...............................................................................   75

LEGAL MATTERS.........................................................................   75

GLOSSARY..............................................................................   76

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Unless the context otherwise indicates, all references to the Company in this Prospectus shall include the Company, as well as the Operating Partnership, the Partnerships and the Properties and assumes that the actions set forth under "The Distribution" have taken place.

     See "Glossary" for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

     The Company was formed to act as the General Partner of the Operating Partnership and will operate as a real estate investment trust (a "REIT"). On and after the Distribution Date, the Operating Partnership will hold limited partner's interests in approximately 62 limited partnerships and member's interests in 2 limited liability companies (with the Company holding member's interests in 2 limited liability companies) (collectively, the "Interests"), which own an aggregate of 66 apartment communities with approximately 5,100 rental units (collectively, the "Properties"). The apartment communities constituting the Properties are located in Florida, Ohio, Indiana, Georgia, Kentucky, Michigan, Illinois, Maryland, South Carolina, Pennsylvania, Alabama and Tennessee and consist of multiple one-story buildings containing apartment units offering tenants four basic floor plans with furnished and unfurnished studios, one bedroom and two bedroom units.

     Pursuant to the Subscription Agreement (as defined below) between the Company and CRSI, CRSI may contribute certain equity interests (the "Additional Interests") in entities owning up to 11 additional apartment communities (the "Additional Properties") to either the Company or both of the Company and the Operating Partnership, as specified in the Subscription Agreement, upon obtaining the consent of the mortgage lender or lenders to the special purpose corporations ("SPCs") and the limited partnerships owning the Additional Properties for the transfer of any such Additional Interests and a determination by CRSI, in its sole discretion, that it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property, in exchange for the issuance to CRSI of additional shares of the Class A Senior Preferred Stock. See "Subscription Agreement--Contributions of Additional Interests" and "The Formation--Contributions of Additional Interests." The apartment communities constituting the Additional Properties are located in Ohio, Florida, Georgia, Illinois, Indiana, Maryland, Michigan, Texas and West Virginia. CRSI and the Company presently intend that the Operating Partnership will also own all other interests in real properties that may be acquired in the future by the Company, if any.

                                THE DISTRIBUTION

Distributing Companies..........  Cardinal Realty Services, Inc., an Ohio corporation, and its wholly-
                                  owned subsidiaries.
Distributed Company.............  Lexreit Properties, Inc., an Ohio corporation (the "Company").
Shares to be Distributed........  Up to 960,000 shares of Company Common Stock based on an estimate of not more than 4,800,000 shares of CRSI Stock expected to be outstanding on the Distribution Record Date (and taking into account the possible issuance of whole shares of Company Common Stock in lieu of fractional shares). Such shares, together with the whole shares representing the aggregate of the fractional share interests that will be rounded up to the nearest whole share (discussed below), will constitute 93% of the issued and outstanding shares of Company Common
                                  Stock immediately following the Distribution. See "Capital Stock of the Company" and "The Distribution -- Manner of Effecting the
                                  Distribution."
Distribution Ratio..............  One share of Company Common Stock for every five shares of CRSI Stock held on the Distribution Record Date. See "The Distribution -- Manner
                                  of Effecting the Distribution."
Fractional Share Interests......  Fractional share interests will not be issued in the Distribution.
                                  CRSI shareholders otherwise entitled to a fractional share of Company
                                  Common Stock will instead receive one additional whole share of
                                  Company Common Stock in lieu of such fractional share. See "The
                                  Distribution -- Manner of Effecting the Distribution."
CRSI Cash Dividend..............  In connection with the Distribution, on the Distribution Date, CRSI will pay a one-time, special cash dividend in an amount equal to at least 25% of the anticipated dividend value of the Company Common
                                  Stock expected to be indicated on the IRS Form 1099-DIV (the
                                  "Anticipated Dividend Value") distributed to each holder of record of
                                  CRSI Stock as of the Distribution Record Date (the "CRSI Cash
                                  Dividend"). Although CRSI will make a good faith effort to estimate the Anticipated Dividend Value at the time of the CRSI Cash Dividend, no assurances can be given that the amount of the CRSI Cash Dividend will be equal to at least 25% of the actual value indicated on such
                                  IRS Form 1099-DIV.
Risk Factors....................  Shareholders should consider certain factors discussed under the heading "Risk Factors."
Reasons for the Distribution....  By effecting the Distribution, CRSI seeks to accomplish the following objectives:
                                  (1) To retain a portion of the economic benefits (both current cash flow and future appreciation) of the Properties for CRSI and
                                      CRSI's shareholders;
                                  (2) To increase its net income and earnings per share;
                                  (3) To remove nonrecourse mortgage indebtedness secured by the
                                      Properties from CRSI's balance sheet;
                                  (4) To improve its financial ratios (e.g., debt to equity, debt to total market capitalization, operating margins, adjusted earnings before interest, taxes, depreciation and amortization to revenues, return on assets and return on equity);

                                  (5) To allow each business (i.e., CRSI's real estate services business and CRSI's real estate investment business) to more appropriately address its specific requirements in a cost effective manner, including capital requirements;
                                  (6) To enable investors to evaluate each of the two businesses independently and, therefore, better understand and analyze each such business and direct their investments accordingly;
                                  (7) To provide analysts, investors and lenders with a clear basis on which to evaluate the business and operations of each company;
                                  (8) To enable CRSI to better and more efficiently pursue growth opportunities in its business and to finance such growth through the issuance of capital stock (or other equity securities) of CRSI
                                      (or an Affiliate), or through the proceeds of indebtedness, as applicable; and
                                  (9) To improve access to capital markets for CRSI and decrease CRSI's costs of raising capital because separation of the two businesses will enhance the ability of financial markets to appropriately evaluate and value CRSI's real estate services business.
                                  The foregoing statements constitute forward-looking statements.
                                  Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties. See "Risk Factors--Forward-Looking
                                  Statements."

Relationship with CRSI After the
  Distribution..................  Following the Distribution, the Manager, CRSI or a wholly-owned subsidiary of CRSI depending upon the Property in question, will continue to manage the Properties and CRSI will provide certain services to the Company. See "Certain Transactions; Transactions with
                                  CRSI." Immediately following the Distribution, CRSI will own 100% of the Company's Class A Senior Preferred Stock entitling it to receive
                                  $1,620,000 per annum in cumulative dividends and will own 7% of the
                                  Company Common Stock. In addition, CRSI will hold a 40% limited partner's interest in the Operating Partnership and between a 1% and
                                  10% general partner's or managing member's (21%, however, in the case of two limited liability companies) interest (the "Managing
                                  Interests") in the Partnerships. Following receipt of requisite consents from mortgage lenders, CRSI, in its sole discretion, may contribute the Additional Interests to the Company in exchange for additional shares of Class A Senior Preferred Stock. If CRSI contributes all of the Additional Interests to the Company, aggregate cumulative annual dividends which will accrue on the Class A Senior
                                  Preferred Stock will equal $1,980,000. See "--Contributions of
                                  Additional Interests."

Federal Income Tax                The Distribution and the CRSI Cash Dividend will be taxable events.
  Consequences..................  Each CRSI shareholder will be required to recognize dividend income
                                  (to the extent of CRSI's current and accumulated earnings and profits)
                                  on the receipt of (i) the shares of Company Common Stock in the
                                  Distribution in an amount up to the fair market value of the shares of
                                  Company Common Stock received in the Distribution and (ii) the CRSI
                                  Cash Dividend up to the amount received. To the extent the amount of the distribution to a shareholder exceeds his allocable share of
                                  CRSI's current or accumulated earnings and profits, such excess will be treated first as a recovery of his basis in his CRSI Stock (which will reduce his basis, if any, in his CRSI Stock) and the remainder as taxable gain. In this regard, although CRSI did not have any accumulated earnings and profits as of December 31, 1996, CRSI anticipates that it will have sufficient current earnings and profits for its taxable year ending December 31, 1997 to cause the entire values of the Company Common Stock and CRSI Cash Dividend to be taxed as a dividend. Although no assurances can be given, CRSI anticipates that the fair market value of a share of Company Common Stock as of the Distribution Date will be in the $.50--$2.00 range. The tax basis of the shares of Company Common Stock received by a CRSI shareholder in the Distribution will be the fair market value of such shares on the Distribution Date and the holding period for such shares of
                                  Company Common Stock will begin the day after the Distribution Date.
                                  Following the completion of CRSI's 1997 taxable year, CRSI will send shareholders a statement (on IRS Form 1099-DIV) as to CRSI's belief as to the fair market value of the Company Common Stock as of the date of the Distribution and the portion (up to the full amount) of the Distribution and CRSI Cash Dividend that constitutes a taxable dividend. See "The Distribution--Certain Federal Income
                                  Tax Consequences of the Distribution."

                                  As a result of the Distribution, CRSI will be required to include in its taxable income gain attributable to its receipt of the
                                  Interests, by way of a distribution from certain of its subsidiaries, that will, in turn, be contributed to the Company. The recognized gain will be an amount equal to the excess of the fair market value of such Interests as of the date they were distributed to CRSI over the distributing subsidiary's income tax basis in such Interests at such time. Although CRSI believes that it has sufficient tax attributes to offset such income, it will likely incur an alternative minimum tax liability equal to 2% of the amount of such gain recognized as a result of the Distribution. Although not free from doubt, CRSI expects to take the position that the amount of this alternative minimum tax liability will be approximately $300,000.
                                  In addition, CRSI is likely to incur an additional alternative minimum tax liability if it contributes Additional Interests to the
                                  Company subsequent to the Distribution Date.

Post-Distribution Dividend        The Company anticipates paying dividends sufficient to maintain its
  Policies......................  status as a REIT (see "Risk Factors--Tax Risks"and "Distribution
                                  Policy") for the foreseeable future; however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred
                                  Stock and there can be no assurance that dividends will be paid to the holders of Company Common Stock.

Trading Market..................  The Company Common Stock is expected to be traded, at least initially on the OTC Bulletin Board, a thin, illiquid market.

Distribution Record Date........  Subject to receipt of approval by CRSI shareholders of the
                                  Distribution at CRSI's annual shareholders meeting currently expected to be held in late July 1997, the Distribution Record Date will be
                                  August 4, 1997.

Distribution Agent, Transfer
  Agent and Registrar...........  Fifth Third Bank.

Distribution Date...............  The Distribution will be effective as of the close of business on
                                  September 30, 1997 (the "Distribution Date"). As soon as practicable thereafter, the Distribution Agent will commence mailing certificates representing shares of Company Common Stock and checks in payment of the CRSI Cash Dividend. Holders of CRSI Stock will not be required to make any payment or take any action, including tendering stock certificates, in order to receive Company Common Stock. See "The
                                  Distribution--Manner of Effecting the Distribution."

                                  RISK FACTORS

     An investment in the Company Common Stock involves numerous risks (see "Risk Factors"), including, among others:

     - the possibility of operating losses;

     - the Company's lack of liquidity;

     - risks associated with the "penny stock" rules;

     - absence of prior public market for, and possible volatility of the price of, the Company Common Stock;

     - adverse tax consequences if the Company fails to qualify as a REIT;

     - risks associated with distributing at least 95% of REIT taxable income, including the risk that actual Cash Available for Distribution will be insufficient to permit the Company to maintain its proposed initial distribution rate;

     - dependence of the Company on the Partnerships' net cash flow remaining after debt service requirements for its sole source of cash distributions;

     - risks affecting the apartment industry generally and the Properties specifically, including competition from other apartment developments, renovation and capital improvements, and requirements and future enactment of laws regulating multifamily housing;

     - risks associated with the leasing, acquisition and development of real property;

     - the Company's lack of operating history and lack of experience in operating in accordance with the requirements for maintaining its qualification as a REIT;

     - conflicts of interest between the Company and certain of its Affiliates, including lack of arm's length negotiations in connection with the Initial Transactions;

     - dependence of the Company on the Manager and CRSI; and

     - limitations on shareholders' ability to change control of the Company, including restriction of ownership of the Company Common Stock by any single person (except Bank of America National Trust and Savings Association and CRSI) up to 9% of the outstanding Company Common Stock.

                       INVESTMENT OBJECTIVES AND POLICIES

INVESTMENT OBJECTIVES

     The Company's investment objectives are to achieve long-term capital appreciation through increases in cash flows and fair market values of the Properties and to provide annual cash dividends to holders of its Company Common Stock after regular quarterly cash dividends to holders of its Class A Senior Preferred Stock (which, for the foreseeable future is expected to be and remain
CRSI); however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company intends to cause the Operating Partnership initially to distribute quarterly all Distributable Funds from Partnership Operations actually received from the Partnerships ("OP Distributable Funds"). The portion of OP Distributable Funds equal to the net income of the Operating Partnership will be distributed to the partners in accordance with their respective percentage interests in the Operating Partnership. Any remaining OP Distributable Funds, i.e., those in excess of net income of the Operating Partnership, will be distributed (i) 100% to the General Partner if such distributions are attributable to Partnership operations or (ii) pro rated to the partners in accordance with their respective capital account balances if such distributions are attributable to sales or refinancings of Properties or Additional Properties by the Partnerships. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain OP Distributable Funds. The Company believes its investment objectives can be accomplished through the enhanced operation and management of, and selected capital improvements to, the Properties, although the Company will be initially dependent upon the efforts and decisions of CRSI and Manager in this regard. See "Certain Transactions; Transactions with CRSI." While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Company may withhold its consent to the (i) mortgage financing, (ii) expansion and/or improvement or (iii) sale of the Properties, in whole or in part, except in certain limited circumstances. See "--Distributions" and "Distribution Policy" and "Subscription Agreement."

     Except as provided in the Subscription Agreement with respect to the Additional Properties, the Company has no present plans to acquire or develop additional properties, however, the Company intends to evaluate, and has been structured so that it may take advantage of, future opportunities to acquire interests in additional properties. The Operating Partnership Agreement contemplates the possible issuance of additional limited partners' interests in the Operating Partnership. Partnership interests in the Operating Partnership could further be made convertible into shares of Company Common Stock. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company. The Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders. Although there are no immediate plans to acquire or develop real estate, CRSI believes that an ownership structure that includes the Operating Partnership will provide flexibility to the Company (through conversion rights, new classes of and other special terms of limited partner's interests) to finance future acquisitions, if any, of interests in additional real properties.

     The declaration and payment of any distributions by the Company will be at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's receipt of cash distributions from the Operating Partnership, the Company's level of indebtedness, any contractual restrictions and other factors considered relevant by the Board. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership. The Partnerships' cash distributions of their respective Distributable Funds from Partnership Operations will be determined, directly or indirectly, by CRSI (as Managing Partner) in light of certain cash needs, including requirements for investing and financing activities, maintenance reserves or escrows required by lenders or otherwise, and other anticipated cash needs. CRSI, as Managing Partner of each of the Partnerships, will agree with the Company (in the Operating Partnership Agreement) not to unreasonably withhold or retain Distributable Funds from Partnership Operations.

                              INITIAL TRANSACTIONS

     The principal transactions (the "Initial Transactions") in connection with the formation (the "Formation") of the Company as a REIT and the acquisition of the Interests by the Company and the Operating Partnership are as follows:

     - The Company was formed as an Ohio corporation and a wholly-owned subsidiary of CRSI on April 4, 1997. One hundred shares of Company Common Stock were issued to CRSI for $1,000.

     - On or before the Distribution Date, CRSI will contribute additional cash in the amount of $999,000 together with 60% of the Interests in each of the Partnerships (79% in the case of two limited liability companies) to the Company and will receive 100% of the Class A Senior Preferred Stock and up to 1,049,900 additional shares of Company Common Stock, constituting 100% of the outstanding Company Common Stock.

     - On or before the Distribution Date, the Company and CRSI will form the Operating Partnership as an Ohio limited partnership, with the Company as the General Partner with a 60% economic interest and CRSI as the Limited Partner with a 40% economic interest in the Operating Partnership. As capital contributions, the Company will contribute 60% of the Interests in each of the Partnerships (excluding two limited liability companies in which the Company will hold a 79% Interest) to the Operating Partnership, and the CRSI Group will contribute 40% of the Interests in each of the Partnerships (excluding two limited liability companies in which the CRSI Group will retain a 21% Interest) to the Operating Partnership.

     See "The Formation" for a further discussion of the benefits to, and value received by, CRSI in connection with the Initial Transactions.

                     CONTRIBUTIONS OF ADDITIONAL INTERESTS

     Immediately prior to consummation of the Distribution, when CRSI will contribute an Interest in each of the Partnerships (in most cases, 60%, but in the case of two limited liability companies, 79%) to the Company, as described above under "Initial Transactions," there will be 11 Additional Properties, 7 of which are owned by SPCs, all of the issued and outstanding capital stock of which is owned by CRSI, and 4 of which are owned by limited partnerships, with CRSI as the general partner, the interests in which will not have been transferred because each such transfer requires the consent of a mortgage lender or lenders. A list of the Additional Properties is set forth on Exhibit 99.2 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part. CRSI will evaluate each Additional Property to determine whether it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property. If CRSI determines to contribute an Additional Property to the Company, CRSI will continue to use its reasonable best efforts to obtain the required mortgage lender consent or consents and, upon obtaining the consent of the mortgage lender or lenders for the transfer of any Additional Interests, (i) with respect to SPC-owned Additional Properties, 100% of the capital stock of each SPC owning an Additional Property will be contributed to the Company by CRSI, and (ii) with respect to partnership-owned Additional Properties, a 60% limited partner's interest in each of the partnerships owning such Additional Property will be contributed to the Company by CRSI, in any case, in exchange for shares of Class A Senior Preferred Stock in an amount equal to the Value of the Additional Interest being contributed. As capital contributions, the Company will contribute 60% of the Additional Interest in each of the partnerships owning the partnership-owned Additional Properties to the Operating Partnership, and the CRSI Group will contribute 40% of the Additional Interest in each of such partnerships to the Operating Partnership. At the time of any additional contribution as described in this paragraph, CRSI will provide to the Company a representation and warranty that, to the best of CRSI's knowledge, there has been no change to the underlying Additional Property or its operations that would have a material adverse effect on the value of the Additional Property.

                              ORGANIZATIONAL CHART

     As a result of the Distribution and the Initial Transactions, the relationships among the Company, CRSI, the Operating Partnership and the Partnerships will be as follows:

LOGO (See pcn 819)
---------------

 (1) Includes contribution of 79% of LLC Interests in the case of two LLCs, which LLC
     Interests will remain with the Company.
   * Above references to "LP" shall mean limited partner's.
  ** Above references to "LLC" shall mean limited liability company.

                                 DISTRIBUTIONS

     In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). As a REIT, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (a) 85% of its ordinary income plus (b) 95% of its net capital gain income for that year plus (c) any such amounts not distributed in prior years. The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its allocable share of the income of the Operating Partnership, the two limited liability companies, Interests in which will be held directly by the Company and, if and when contributed to the Company as Additional Interests, the income of the SPCs, if any.

     The Company intends to make regular annual cash distributions to holders of Company Common Stock initially equal to $0.16 per share ($.04 per share on account of the three months ending December 31, 1997); however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company intends to make regular quarterly distributions to holders of Class A Senior Preferred Stock equal to $90.00 per share ($360 per share on an annual basis). Dividends on the Class A Senior Preferred Stock not paid currently will accumulate. No dividends or distribution will be made in respect of the Company Common Stock at any time while accrued dividends on the Class A Senior Preferred Stock remain unpaid. Following the receipt of requisite consents from mortgage lenders, CRSI, in its sole discretion, may contribute the Additional Interests to the Company in exchange for additional shares of Class A Senior Preferred Stock. If CRSI contributes all of the Additional Interests to the Company, aggregate cumulative annual dividends which will accrue on the Class A Senior Preferred Stock will equal $1,980,000. The declaration and payment of any distributions by the Company will be at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's receipt of cash distributions from the Operating Partnership, the Company's level of indebtedness, any contractual restrictions and other factors considered relevant by the Company's Board of Directors.

     The Company intends to cause the Operating Partnership initially to distribute quarterly all OP Distributable Funds. The portion of OP Distributable Funds from Partnership Operations equal to the net income of the Operating Partnership will be distributed to the partners in accordance with their respective percentage interests in the Operating Partnership. Any remaining OP Distributable Funds, i.e., those in excess of net income of the Operating Partnership, will be distributed (i) 100% to the General Partner if such distributions are attributable to Partnership operations or (ii) pro rata to the partners in accordance with their respective capital account balances if such distributions are attributable to sales or refinancings of Properties or Additional Properties by the Partnerships. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain, OP Distributable Funds. The Partnerships' distributions of their respective Distributable Funds from Partnership Operations will be determined, directly or indirectly, by CRSI, as the Managing Partner of the Partnerships in light of certain cash needs, including requirements for investing and financing activities, maintenance reserves or escrows required by lenders or otherwise, and other anticipated cash needs. As the Managing Partner of the Partnerships, CRSI (in the Operating Partnership Agreement) has agreed not to unreasonably withhold or retain Distributable Funds from Partnership Operations.

     The statements in the two preceding paragraphs are forward-looking statements involving certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Factors that might cause such differences are discussed elsewhere in this Prospectus. See "Distribution Policy" for information regarding the basis for the Company's estimates and "Risk Factors."

                           TAX STATUS OF THE COMPANY

     The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. If the Company qualifies as a REIT, under current Federal income tax laws the Company generally will not be subject to Federal income tax on income it distributes to shareholders as long as it distributes at least 95% of its REIT taxable income currently and satisfies a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which would effectively impose on the Company's shareholders the "double taxation" that generally results from investment in a corporation. See "Risk Factors--Tax Risks--Failure to Qualify as a REIT" and "Certain Federal Income Tax Considerations." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and may be subject to state income and, possibly, Federal excise taxes on its undistributed income.

                   SUMMARY COMBINED PRO FORMA FINANCIAL DATA

     The following table presents financial data on a pro forma basis for the Company, and on a historical basis for the Lexreit Properties Group. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Historical Financial Statements and notes thereto included elsewhere in this Prospectus. The Historical Statements of Operations Data set forth below for each of the three years in the period ended December 31, 1996 and the Balance Sheet Data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements included elsewhere in this Prospectus. The Pro Forma 1996 Statement of Operations Data and Balance Sheet Data is derived from the Condensed Combined Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus. The Balance Sheet Data at December 31, 1994, 1993 and 1992 are derived from unaudited combined financial statements of the Lexreit Properties Group not included in this Prospectus. The Statement of Operations Data for the period ended December 31, 1992 and for the year ended December 31, 1993 are derived from unaudited combined financial statements of the Lexreit Properties Group not included in this Prospectus.

     The historical financial information of the Lexreit Properties Group and the Company's Pro Forma financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods presented.

              SUMMARY FINANCIAL AND OPERATING DATA (000S OMITTED)

                                                               HISTORICAL
                                        --------------------------------------------------------    PRO FORMA
                                        1992 (1)      1993        1994        1995        1996        1996
                                        --------    --------    --------    --------    --------    ---------
STATEMENTS OF OPERATIONS DATA
  Rental and Other Revenues...........  $  6,684    $ 21,621    $ 22,646    $ 23,593    $ 25,148    $ 25,148
  Operating Expenses..................     2,900       9,268       9,724      10,493      10,772      10,932
                                        --------    --------    --------    --------    --------    --------
      Net Operating Income............     3,784      12,353      12,922      13,100      14,376      14,216
                                        --------    --------    --------    --------    --------    --------
  Interest Expense....................     2,208       7,190       7,922       7,684       8,605       8,576
  Other Maintenance...................       434       1,329       1,531       2,349       1,481       1,595
  Depreciation and Amortization (2)...        --          --          --          --       2,863       2,983
  General and Administrative..........        --          --          --          --          --         557
  Other Costs.........................       559         622       1,139         897         590         705
                                        --------    --------    --------    --------    --------    --------
                                           3,201       9,141      10,592      10,930      13,539      14,416
                                        --------    --------    --------    --------    --------    --------
  Less: Amount credited to carrying
    value of real estate (2)..........      (583)     (3,212)     (2,330)     (2,170)         --          --
  Income/(loss) before Extraordinary
    Item, Taxes and Minority
    Interest..........................        --          --          --          --         837        (200)
                                        --------    --------    --------    --------    --------    --------
  Extraordinary gain/(loss) (4).......        --       1,859       2,029         219      (2,475)         --
  Minority Interest...................        --          --          --          --          --        (217)
                                        --------    --------    --------    --------    --------    --------
  Net Income/(loss) before Income
    Taxes.............................        --       1,859       2,029         219      (1,638)       (417)
  Income Tax Provision/(Benefit)
    (3)...............................        --         907         803          85        (639)         --
                                        --------    --------    --------    --------    --------    --------
  Net Income/(loss)...................  $      0    $    952    $  1,226    $    134    $   (999)       (417)
                                        ========    ========    ========    ========    ========
                                                                                                    --------
  Preferred Stock Distributions.......                                                                (1,620)
                                                                                                    --------
  Net Income/(loss) attributable to
    common shares.....................                                                              $ (2,037)
                                                                                                    --------
  Net (loss) per common share(6)......                                                              ($  2.43)
                                                                                                    ========

                                                               HISTORICAL
                                        --------------------------------------------------------    PRO FORMA
                                        1992 (1)      1993        1994        1995        1996        1996
                                        --------    --------    --------    --------    --------    ---------
OTHER FINANCIAL DATA
  Capital Expenditures (2)............       N/A         N/A         N/A         N/A    $    373    $    373
                                        =========   =========   =========   =========   =========   ==========
  Funds from Operations (5)...........  $    583    $  3,212    $  2,330    $  2,170    $  3,590    $  2,554
                                        =========   =========   =========   =========   =========   ==========
  Number of Properties................        64          64          64          65          66          66
                                        =========   =========   =========   =========   =========   ==========
  Number of Apartment Units...........     4,987       4,987       4,987       5,047       5,118       5,118
                                        =========   =========   =========   =========   =========   ==========
BALANCE SHEET DATA
  Land and Buildings..................  $105,130    $101,924    $ 99,598    $ 98,775    $ 97,821    $ 97,821
  Operating Cash......................     2,000       3,025       2,310       1,681       2,110       3,110
  Funds held in Escrow................     3,017       2,623       4,049       3,824       4,367       4,367
  Receivables.........................       656         532         543         516         529         529
  Other Assets........................       677         612       1,245       1,254       2,428       3,028
                                        --------    --------    --------    --------    --------    ---------
      Total Assets....................  $111,480    $108,716    $107,745    $106,050    $107,255    $108,855
                                        =========   =========   =========   =========   =========   ==========
  Mortgage Debt.......................  $ 89,790    $ 86,260    $ 86,356    $ 89,742    $ 93,043    $ 93,043
  Other Liabilities...................    13,168      12,129       9,992       4,648       4,093       4,693
  Investment by CRSI..................     8,522      10,327      11,397      11,660      10,119         N/A
  Minority Interest...................                                                                 4,594
  Shareholders' Equity................                                                                 6,525
                                        --------    --------    --------    --------    --------    ---------
  Total Liabilities and Equity........  $111,480    $108,716    $107,745    $106,050    $107,255    $108,855
                                        =========   =========   =========   =========   =========   ==========

---------------

(1) CRSI applied "Fresh Start" accounting upon its emergence from Chapter 11 bankruptcy on September 11, 1992. Fresh Start accounting was also applied to the Properties wholly-owned by CRSI at that time. Therefore, the operations for 1992 includes only the period from September 11, 1992 to December 31, 1992. In addition, as a result of applying Fresh Start accounting the non-recourse mortgages on the Properties were adjusted to the estimated value of the collateral as of September 11, 1992.

(2) During 1995 and prior years, CRSI had attempted to market and sell the Properties and classified the Properties as Held for Sale. While the Properties were held for sale, the results of operations from the Properties were credited to the carrying value of the real estate and no revenues, operating expenses or depreciation were included in the statements of income. Due to this policy from 1992 through 1995 all expenditures were capitalized. Commencing January 1, 1996 a capitalization program was implemented to capitalize major improvements to the Properties.

(3) The income tax provision represents the Lexreit Properties Group's share of CRSI's income tax provision which is intended to approximate the provision that would have been reported had the Lexreit Properties Group filed separate tax returns, and it does not affect the net investment by CRSI. All tax provisions relate to the extraordinary gains or losses in 1993, 1994 and 1995. In 1996, the tax provision includes a provision of approximately $326,000 related to operating income.

(4) The extraordinary gains and losses from the Properties are attributable to the refinancing of Property mortgages. Such gains and losses were not applied to the asset values but were reported as income or loss in the period incurred.

(5) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds From Operations (FFO) represents net income/(loss) before minority interest, excluding depreciation on real estate, extraordinary gains or losses and including income credited to carrying value of real estate. See Note 2. In addition, the Company will review the capitalization program for the Properties as compared with other REITs.

(6) Pro Forma Net Income Per Common Share equals Pro Forma Net Income divided by the 838,000 shares of Common Stock to be outstanding estimated based upon the CRSI shares outstanding at December 31, 1996 converted based on one Company share for every five CRSI shares, plus shares of Company Common Stock issued to CRSI.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below, each of which could have adverse consequences to the Company and adversely affect the value of the Company Common Stock.

POSSIBILITY OF OPERATING LOSSES

     The Partnerships have incurred operating losses on a combined basis in four of the five years since the date of confirmation (August 26, 1992) of the Third Amended Plan of Reorganization of CRSI and its Substantively Consolidated Subsidiaries (the "Chapter 11 Bankruptcy Plan of Reorganization"). There can be no assurance that the Company will not experience operating losses or have Cash Available for Distribution sufficient to effect any distributions to holders of Company Common Stock or even to holders of the Class A Senior Preferred Stock in the future.

LACK OF LIQUIDITY

     The Company will maintain a relatively illiquid cash position. The Company has no current line of credit and has no current intention of securing a line of credit. The Company's sole significant asset will be its general partner's interest in the Operating Partnership (and, if and when contributed, the capital stock of the SPCs). Further, the fact that the Company must distribute 95% of its REIT taxable income in order to maintain its qualifications as a REIT will limit the ability of the Company to rely upon cash flow from operations to finance its activities. The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid any nondeductible excise tax. It is possible that the Company could require short-term borrowing proceeds to meet its REIT distribution requirements in the future. There can be no assurance that the Company will be able to effect such financing. Following CRSI's initial contribution of cash to the Company, the Company's cash flow will consist entirely of distributions from the Operating Partnership. See "Distribution Policy" and "--Tax Risks."

NO LIMITATION ON DEBT; ABILITY TO ISSUE BLANK CHECK PREFERRED STOCK

     The Company's organizational documents do not contain any limitation on the amount or percentage (of total capitalization) of indebtedness the Company may incur, and the Board of Directors could alter or eliminate the Company's current borrowing policy. If this policy were changed or eliminated, the Company could become leveraged, resulting in debt service requirements, which could adversely affect the Company's Cash Available for Distribution. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 500,000 shares of Blank Check Preferred Stock and to establish certain preferences and rights of any such shares issued. See "Capital Stock of the Company--Preferred Stock." The issuance of shares of Blank Check Preferred Stock with preferential distribution rights could diminish the Cash Available for Distribution to the holders of Company Common Stock. In addition, the issuance of such shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. See "--Board's Ability to Change Policies."

"PENNY STOCK" RULES

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $6.00 (other than securities registered on certain national securities exchanges or quoted on the National Association of Securities Dealers Automated Quotation System). CRSI believes that the penny stock rules will be applicable to the Company Common Stock after the Distribution. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules and could result in loss of liquidity for holders of Company Common Stock.

ABSENCE OF PRIOR PUBLIC MARKET FOR, AND POSSIBLE
VOLATILITY OF PRICE OF, THE COMPANY COMMON STOCK

     There is currently no established public trading market nor has there been any established public trading market for the Company Common Stock. The Company Common Stock is expected to be traded on the OTC Bulletin Board, which is a thin, illiquid market. There can be no assurance as to the prices at which Company Common Stock will trade after the Distribution Date or even that an orderly trading market for the Company Common Stock will develop or continue. The price of securities of publicly traded corporations may fluctuate over a wide range. Prices for Company Common Stock will be determined in the marketplace and may be influenced by many factors, including the operating performance of the Company, the depth and liquidity of the market for Company Common Stock (i.e., the lack of an active market which may result in a discount for illiquidity), investor perception of the Company and general economic and market conditions. There can be no assurance that holders will be able to sell the Company Common Stock at an acceptable (i.e., non-discounted) price or at all.

TAX RISKS

     Failure to Qualify as a REIT. The Company intends to operate as a REIT under the Code, commencing with its initial taxable year ending December 31, 1997. The Company has not requested, and does not expect to request, a ruling from the IRS or a tax opinion regarding its status as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Company with respect to its qualification as a REIT or the Federal income tax consequences of such qualification.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which would effectively impose on the Company's shareholders the "double taxation" that generally results from an investment in a C corporation. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the Cash Available for Distribution to the shareholders could be reduced or eliminated for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify it as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

     REIT Minimum Distribution Requirements. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). As a REIT, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (a) 85% of its ordinary income plus (b) 95% of its capital gain net income for that year plus (c) any such amounts not distributed in prior years. The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax; however, the Company Common

Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company's income will consist primarily of its allocable share of the income of the Operating Partnership.

APARTMENT INDUSTRY RISKS

     Operating Risks. The Properties are subject to all operating risks common to apartment projects in general. Such risks include competition from other apartment developments; excessive building of comparable properties or increases in unemployment in the areas in which communities are located, either of which might adversely affect apartment occupancy or rental rates; increases in operating costs due to inflation and other factors, which increases may not necessarily be offset by increased rents; the inability or unwillingness of residents to pay rent increases; and future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by physically impaired persons. See "--Costs of Compliance with Certain Laws." If any of the foregoing concerns materialize, the Company's ability to make expected distributions to shareholders could be adversely affected.

     Investment in Single Industry. All of the current Properties are apartment communities. The Company does not expect to seek to diversify its real estate investments and will therefore be subject to risks inherent in investments in a single industry.

     Geographic Concentration. The Properties are located primarily in suburban and rural areas in the Southeast and Midwest. Fifteen of the Properties are located in Ohio, 15 of the Properties are located in Indiana and 12 of the Properties are located in Florida. Significant adverse changes in the operating results of any of the Properties, in economic conditions or in the market for available rental housing in any of the Company's markets could have a material adverse effect on rental revenues of any such Properties. A decrease in rental revenues from the Properties could adversely affect the Company's ability to make expected distributions to its shareholders.

     Renovation and Capital Improvements Requirements. Apartment communities require continuing renovation and capital improvements to remain competitive. Certain lending arrangements with respect to some of the Properties also require such renovations and improvements. While the Partnerships each will maintain major maintenance and capital reserve funds to fund such renovations and improvements, required expenditures could exceed the Company's expectations. If that occurs, the incremental costs could adversely affect expected distributions to shareholders. In addition, renovations and other capital improvements entail certain risks, including environmental risks, construction cost overruns and delays and unanticipated downturns in demand or unanticipated emergence of competition in the affected market.

REAL ESTATE INVESTMENT RISKS

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio of apartment communities in response to changes in economic and other conditions will therefore be limited. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally fixed, and therefore, not reduced when circumstances cause a reduction in income from the investment. Moreover, approximately one-third of the Properties are currently subject to mortgages containing cross-default and cross-collateralization provisions such that the sale of any one of these Properties is further limited.

     Uninsured and Underinsured Losses. The Partnerships intend, and in many instances are required, to maintain building casualty, public liability, crime and business interruption insurance and various excess coverage policies on each apartment community. The Manager believes the apartment communities' coverage is of the type and amount, including coverage limits and deductibility provisions, customarily carried on similar properties. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in the affected apartment community as well as the anticipated future revenues from that apartment community.

     Acquisition Risks. The Company's investment objectives are to achieve long-term capital appreciation through increases in cash flows and fair market values of the Properties, and to provide annual cash dividends to its holders of Company Common Stock after regular quarterly cash dividends to holders of its Class A Senior Preferred Stock (which, for the foreseeable future is expected to be and remain CRSI); however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company believes that these objectives can be accomplished through the operation and management of, and selected capital improvements to, the Properties, although the Company will be largely dependent upon the efforts and decisions of CRSI and Manager in this regard. See "Certain Transactions; Transactions with CRSI." While the Company has no present plans to acquire or develop additional properties (except for the Additional Interests as provided in the Subscription Agreement), the Company intends to evaluate, and has been structured so that it may take advantage of, future opportunities to acquire interests in additional properties. The Operating Partnership Agreement contemplates the possible issuance of additional limited partner's interests in the Operating Partnership. Partnership interests in the Operating Partnership could further be made convertible into shares of Company Common Stock. The Company may incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions (including acquisitions of the Additional Interests under the Subscription Agreement) include risks that the acquired properties will not achieve anticipated occupancy levels, that judgments with respect to improvements to bring acquired properties to the Company's standards will prove inaccurate and that the value of an Additional Property may decline between the date of this Prospectus and the date at which the Company acquires such Additional Property (although CRSI must represent to the Company that, to the best of its knowledge, there has been no change to the underlying Additional Property or its operations that would have a material adverse effect on the value of the Additional Property). In addition, because the Company anticipates that new acquisitions, if any, may be financed with limited partners' interests that may be convertible into shares of Company Common Stock, such acquisitions will have a dilutive effect on the ownership percentage of partners of the Operating Partnership and of holders of Company Common Stock. The Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders.

     Development and Redevelopment Risks. The Partnerships may develop and redevelop apartment communities when they believe that doing so is consistent with their respective business strategies. While the Company's policies with respect to these activities are currently intended to limit some of the risks associated with those activities, continued project development will be subject to a number of risks, including that construction and/or permanent financing may not be available on favorable terms, construction costs of a property may exceed original estimates, occupancy rates may not stabilize at anticipated levels, permanent financing may not be available on completion of construction and construction may not be completed on schedule. If any Partnership undertakes but elects not to proceed with a development or redevelopment opportunity, the costs associated therewith will ordinarily be charged against income for the current period. There can be no assurance that, if undertaken, any such development project will be completed or, if completed, that the costs of construction will not exceed, by a material amount, projected costs. These activities are also subject to risks relating to the inability to obtain, or delays in obtaining, the necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

     Except as provided in the Subscription Agreement with respect to the Additional Interests, the Company has no present plans to acquire or develop additional properties, however, the Company intends to evaluate, and has been structured so that it may take advantage of, future opportunities to acquire interests in additional properties. The Operating Partnership Agreement contemplates the possible issuance of additional limited partners' interests in the Operating Partnership. Partnership interests in the Operating Partnership could further be made convertible into shares of Company Common Stock. While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Company may withhold its consent to the (i) mortgage refinancing, (ii) expansion and/or improvement of the Properties or (iii) sale of such Properties, in whole or in part, except in certain limited circumstances. See "Subscription Agreement -- Consent of the Company to Certain Transactions." Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interests of the Company. In addition, because the Company anticipates that the development and redevelopment of apartment communities may be financed with limited partners' interests which may be convertible into shares of Company Common Stock, such financing may have a dilutive effect on the ownership percentage of partners of the Operating Partnership and of holders of Company Common Stock. See "Certain Transactions; Transactions with CRSI."

REAL ESTATE FINANCING RISKS

     Each of the Properties is subject to a mortgage, which must be refinanced in the future at or prior to its maturity. The average remaining term to maturity of the mortgages is approximately 7 years with a weighted average contractual interest rate of 8.6%. As a result, some of the Partnerships may be subject to the risks normally associated with debt financing, including the risk that the Partnership's cash flow will be insufficient to meet required payments of principal and interest and the risk that the Partnership will not be able to refinance that indebtedness on terms and at an interest rate as favorable as those of the existing mortgage. If a Partnership incurs variable rate mortgage indebtedness or a less favorable fixed interest rate or less favorable mortgage terms, such changes could have an adverse effect on Distributable Funds from Partnership Operations, OP Distributable Funds and, in turn, Cash Available for Distribution which would negatively impact distributions to Company shareholders. While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Company may withhold its consent to the (i) mortgage refinancing, (ii) expansion and/or improvement of the Properties or (iii) sale of such Properties, in whole or in part, except in certain limited circumstances. See "Subscription Agreement -- Consent of the Company to Certain Transactions."

     In addition, if a Property is mortgaged to secure payment of indebtedness and the Partnership is unable to make mortgage payments, the Property could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company. As of the date of this Prospectus, 22 of the Properties and 4 additional apartment communities not included among the Properties and Additional Properties (collectively, the "PaineWebber Properties") are mortgaged pursuant to mortgages containing cross-default and cross-collateralization provisions to secure payment of all such first mortgage indebtedness owing by the Partnerships (and other entities) that own the PaineWebber Properties. If a Partnership (or other entity) that owns a PaineWebber Property is unable to make mortgage payments on such PaineWebber Property, then all of the PaineWebber Properties could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

POTENTIAL ENVIRONMENTAL LIABILITY

     Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless of whether that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property or to borrow using it as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Other Federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water and the presence of lead-containing paint in occupied structures. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. CRSI, the Manager, the Company, the Operating Partnership or the affected Partnership, as the case may be, may be potentially liable for such costs or claims in connection with the ownership and operation of the apartment communities.

     Phase I environmental site assessments have been completed within the last 36 months for more than one-half of the Properties and Additional Properties, and no Phase II environmental site assessments have been conducted for the Properties or the Additional Properties. None of the Phase I environmental site assessments revealed any environmental contaminant or condition that CRSI believes would have a material adverse effect on the Company, the Operating Partnership, the Partnerships, the Properties or the Additional Properties. Furthermore, CRSI is not aware of any such contamination or condition. Nevertheless, it is possible that there exists material environmental contamination of which CRSI is unaware.

     No assurance can be given that (i) the assessments referred to above revealed all potential environmental liabilities, (ii) future or amended laws, ordinances or regulations, or more stringent interpretations or enforcement policies of existing environmental requirements, will not impose any material environmental liability, (iii) the environmental condition of the apartment communities has not been and will not be affected by changes in the condition of properties in the vicinity of the apartment communities or by the acts of third parties unrelated to the Company, the Operating Partnership or a Partnership, or
(iv) future acquisitions of apartment communities will not impose any material environmental liability. See "Business and Properties--Environmental Matters."

THE COMPANY'S LACK OF OPERATING HISTORY AND RELATIONSHIP WITH CRSI

     The Company is a newly formed corporation. Accordingly, the Company does not have any operating history as an independent public company or experience in operating in accordance with the requirements for maintaining its qualification as a REIT. The Company will rely on CRSI for day-to-day management and most administrative services that the Company will require. Effective as of the Distribution Date, CRSI and the Company will enter into several agreements for purposes of governing certain of the ongoing relationships between the two companies following the Distribution. These agreements were negotiated while the Company was owned by CRSI and consequently are not the result of arm's length negotiations. Certain services to be provided by CRSI to the Company pursuant to such agreements could be more expensive to the Company if CRSI ceases to provide such services to the Company. It is anticipated that certain matters affecting both CRSI and the Company will require approval of the Company's Board of Directors. The non-Independent Directors will abstain from voting on any matters that would provide a conflict of interest due to their positions as officers of CRSI.

     No arm's length negotiations were conducted in connection with the other Initial Transactions or the terms of the Company's acquisition of Additional Interests pursuant to the Subscription Agreement. The terms of the contribution of the Interests to the Operating Partnership were determined by CRSI, who will receive an economic benefit as a result of these contributions. This economic benefit includes 100% of the shares of Class A Senior Preferred Stock, the terms of which were set by CRSI. The Class A Senior Preferred Stock is entitled to receive cumulative dividends of $1,620,000 per year prior to the payment of any dividends with respect to Company Common Stock. Following obtaining requisite consents from mortgage lenders, CRSI, in its sole discretion, may contribute the Additional Interests to the Company in exchange for additional shares of Class A Senior Preferred Stock. If CRSI contributes all of the Additional Interests to the Company, aggregate annual dividends which will accrue on the Class A Senior Preferred Stock will equal $1,980,000. Based on the dividend preference of the Class A Senior Preferred Stock, there can be no assurance that any dividends will ever be paid to the holders of Company Common Stock. See "Certain Transactions; Transactions with CRSI."

     So long as any Class A Senior Preferred Stock remains outstanding, the Company may not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), consummate a "change of control transaction." A "change of control transaction" is any transaction requiring approval of the holders of the Company Common Stock and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation or entity or the acquisition by any person or entity directly or indirectly of securities of the Company representing 50% or more of the voting power of the Company's outstanding securities.

DEPENDENCE ON THE MANAGER AND CRSI

     The Company is dependent on the efforts of the Manager, who presently manages, and after the Distribution will continue to manage, the Properties (in addition to other properties owned by third parties). At the conclusion of the Initial Transactions and the Distribution, CRSI's interests in the stock of the Company and in the Operating Partnership and the Partnerships will represent approximately a 49% aggregate equity ownership interest in the Properties. CRSI will own 100% of the Class A Senior Preferred Stock, entitling it to receive cumulative dividends of $1,620,000 per year prior to the payment of any dividends with respect to the Company Common Stock. The terms of the Class A Senior Preferred Stock also provide a mechanism by which CRSI would be entitled to appoint an additional director of the Company beginning whenever dividends on the Class A Senior Preferred Stock have been in arrears for six or more consecutive quarterly periods. See "Capital Stock of the Company--Preferred Stock." In such case, the number of directors of the Company's Board of Directors will be increased to account for the additional director and, if necessary, to ensure that a majority of the Company's Board of Directors continues to consist of Independent Directors. From and after the Distribution Date, CRSI will also continue to own 7% of the Company Common Stock. CRSI will hold a 40% limited partner's interest in the Operating Partnership and, directly or indirectly through a wholly-owned subsidiary, between a 1% and 10% Managing Interest in each of the Partnerships (a 21% interest in 2 limited liability companies). Pursuant to the Subscription Agreement, CRSI will contribute the Additional Interests in up to 11 Additional Properties to either the Company or to the Company and the Operating Partnership (as set forth in the Subscription Agreement) upon obtaining the consent of the mortgage lender or lenders for the transfer of any such Additional Interests and a determination by CRSI, in its sole discretion, that it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property, in exchange for CRSI's receipt of additional shares of the Class A Senior Preferred Stock. If CRSI contributes all of the Additional Interests to the Company, aggregate cumulative annual dividends which will accrue on the Class A Senior Preferred Stock will equal $1,980,000. See "Subscription Agreement--Contributions of Additional Interests" and "The Formation--Contributions of Additional Interests." Moreover, the Manager of each of the Properties (including the Additional Properties) is CRSI or a wholly-owned subsidiary of CRSI. CRSI will also initially provide (i) day-to-day executive management and most administrative services to the Company including public reporting, insurance procurement and administration, management information systems, tax planning, compliance and return preparation, payroll and W-2 matters and accounting and other financial services for a monthly services fee pursuant to a three-year Corporate Services Agreement and (ii) day-to-day asset and partnership management services to the Partnerships for monthly fees pursuant to their respective Asset Management Agreements. See "Certain Transactions; Transactions with CRSI--Corporate Services Agreement" and "Certain Transactions; Transactions with CRSI--Asset Management Agreements." The loss of the services of CRSI or its wholly-owned subsidiary could have a material adverse effect on the Company.

LIMITATIONS ON CHANGE IN CONTROL

     Ownership Limit. The Company's Articles of Incorporation generally prohibit any shareholder (except Bank of America National Trust and Savings Association (on account of its currently existing and expected holdings of CRSI Stock at the Distribution Record Date) and CRSI) from owning more than 9% of any class of the Company's capital stock which may (i) discourage a change in control of the Company, (ii) deter tender offers for Company Common Stock, which may otherwise be attractive to the Company's shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Company Common Stock that may otherwise exist if an investor attempted to assemble a block of Company Common Stock in excess of 9% of the outstanding Company Common Stock or to effect a change in control of the Company. The Ownership Limit exists to enable the Company to meet the REIT qualification requirement that not more than 50% in value of its outstanding shares be owned by 5 or fewer individuals, while providing the Company's Board of Directors the flexibility to allow an individual to own more than 9% of the Company's outstanding shares so long as that ownership will not violate REIT qualification requirements. See "Capital Stock of the Company."

     Limitations on Control Share Acquisitions. Under the Ohio General Corporation Law, unless an Ohio corporation's articles of incorporation or regulations otherwise provide, any "control share acquisition" of an "issuing public corporation" shall be made only with the prior authorization of its shareholders in accordance with the Ohio control share acquisition statute, section 1701.831 of the Ohio Revised Code. An Ohio corporation may, in the alternative, include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a "control share acquisition," including procedures for obtaining the consent of shareholders or directors. The Articles of Incorporation of the Company provide that the Ohio control share acquisition statute does not apply to the Company so long as the alternative shareholder consent procedures set forth in Article Seventh of the Company's Articles of Incorporation are in effect. While Article Seventh, Section A of the Company's Articles of Incorporation includes, to a large extent, a provision similar to the Ohio control share acquisition statute and Article Seventh, Section B sets forth procedures for obtaining shareholder consent of "Control Share Acquisitions" consistent with the provisions of the Ohio control share acquisition statute, the Articles of Incorporation establish the right of the Company's Board of Directors to reject proposals that do not meet certain standards set forth in Article Seventh, Section C. Article Seventh, Section A defines a "Control Share Acquisition" as any acquisition, directly or indirectly, of shares of the Company which, when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror alone or with others to exercise or direct the exercise of voting power in the Company in the election of directors within any of the following ranges of voting powers: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and (iii) a majority or more. The limitations on Control Share Acquisitions could have the effect of delaying or preventing a change in control of the Company even if such change in control were in the shareholders' interests. See "Capital Stock of the Company--Ohio Anti-Takeover Provisions."

     Limited Voting Rights of Class A Senior Preferred Stock. The Company's Articles of Incorporation provide that so long as any Class A Senior Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), consummate a "change of control transaction." A "change of control transaction" is any transaction requiring approval of the holders of the Company Common Stock and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation or entity or the acquisition by any person or entity directly or indirectly of securities of the Company representing 50% or more of the voting power of any class of the Company's outstanding voting securities. See "Capital Stock of the Company--Preferred Stock." The restrictions set forth in the Articles of Incorporation could have the effect of delaying or preventing a change in control of the Company even if such change in control were in the shareholders' interests.

     Blank Check Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 500,000 shares of preferred stock and to establish the preferences and rights of any shares issued (the "Blank Check Preferred Stock"). See "Capital Stock of the Company--Preferred Stock." The issuance of Blank Check Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if such change in control were in the shareholders' interest.

     Management Agreements. Twenty-four of the Management Agreements between the Manager and certain of the Partnerships include provisions for termination fees. Pursuant to these Management Agreements, a termination by the Partnership of the Management Agreement without cause during the initial five year term will result in a payment of a termination fee to the Manager in an amount equal to the compensation due to the Manager under the unexpired portion of such initial term of the Management Agreement. Under the balance of the Management Agreements, a termination fee is payable for the unexpired portion of the then current term. See "Certain Transactions; Transactions with CRSI--Management Agreements." The termina-tion provisions set forth in these Management Agreements could have the effect of delaying or preventing a change in the Manager.

     Operating Partnership Agreement. The Operating Partnership Agreement provides that, upon the termination of any Management Agreement for any reason other than (i) the sale or other disposition of the related Property or Additional Property or (ii) the termination by its terms of the Management Agreement at the expiration of its then current term, the Company will be required to pay to the Manager a termination fee in an amount equal to five years fees, calculated based on the fees earned by the Manager with respect to the related Property or Additional Property during the prior twelve-month period. The termination fee to be paid under the Operating Partnership Agreement would be reduced by any termination fee amount actually paid by a Partnership pursuant to the terms of the terminated Management Agreement. See "Operating Partnership Agreement--Termination of Management Agreements." In addition, the Operating Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership or transfer or assign its general partner's interest in the Operating Partnership without the consent of the Limited Partner. Subject to applicable securities laws, a limited partner may transfer its interests in the Operating Partnership without the consent of the General Partner, although the transferee will not be admitted as a substitute partner without the consent of the General Partner. The transfer restrictions set forth in the Operating Partnership Agreement could have the effect of delaying or preventing a change in control of the Operating Partnership or a change in the Manager even if such change were in the partners' interest.

BOARD OF DIRECTORS' ABILITY TO CHANGE POLICIES

     The principal policies of the Company, including its policies with respect to financing, growth and investment, operations, debt capitalization and distributions, will be determined by its Board of Directors. The Company's current Board of Directors has adopted the Company's current policies discussed herein and is comprised of three members, all of whom are CRSI Affiliates. On or prior to the Distribution Date, CRSI (as sole shareholder of the Company at such time) will replace one of the current directors with three Independent Directors. While each of the nominees for Independent Director has reviewed the principal policies of the Company and has indicated that he presently intends to cause the Board of Directors to adhere to such policies, there can be no assurance that the Board of Directors will not amend or revise the Company's policies. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. See "Policies and Objectives with Respect to Certain Activities."

POTENTIAL ADVERSE EFFECT ON THE VALUE OF COMPANY COMMON STOCK OF
FLUCTUATIONS IN INTEREST RATES OR EQUITY MARKETS

     Assuming the development of an active market (as to which there can be no assurance) for the Company Common Stock, the market price of equity securities of a publicly traded REIT, such as the Company, is determined in part by the attractiveness of the yield from distributions on those securities in relation to prevailing interest rates. Accordingly, an increase in interest rates generally may lead purchasers of Company Common Stock to demand a higher annual yield, which could adversely affect the market price of Company Common Stock. Moreover, the market value of Company Common Stock could be substantially and adversely affected by changes in general securities market conditions or fluctuations in the markets for equity securities, which could result in loss of liquidity for holders.

EFFECT ON MARKET PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales, or the availability of Company Common Stock for future sale, by the Company will have on the market price of the Company Common Stock. Sales of substantial amounts of Company Common Stock (including shares issued on the exercise of options which could be issued in the future), or the perception that such sales could occur, could adversely affect prevailing market prices for the Company Common Stock. See "Shares Available for Future Sale."

FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include, without limitation, statements regarding the intent, belief or current expectations of the Company, its directors or CRSI with respect to (i) the declaration or payments of dividends and/or cash distributions; (ii) the management or operation of the Properties and of real estate that could be acquired in the future; (iii) the adequacy of reserves for renovation and refurbishment; (iv) the Company's financing plans; (v) the Company's policies regarding investments, dispositions, financings, conflicts of interest and other matters; (vi) the Company's qualification and continued qualification as a REIT; and (vii) trends affecting the Company's, the Operating Partnership's or any Property's financial condition or results of operations.

     Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth in this "Risk Factors" portion of this Prospectus and the information under the headings "The Distribution--Reasons for Effecting the Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Policies and Objectives with Respect to Certain Activities" and "Certain Federal Income Tax Considerations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, CRSI or their management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis at this time, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

COSTS OF COMPLIANCE WITH CERTAIN LAWS

     Americans with Disabilities Act. The Properties, the Additional Properties, if any, and any newly developed, rehabilitated or acquired properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as leasing offices, are open to the public. Compliance with the ADA requirements could require significant expenditures by the Partnerships. The Manager believes that the Properties and the Additional Properties comply with all present requirements under the ADA and applicable state laws. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If future required changes involve greater expenditures or must be made on a more accelerated basis than the Company currently anticipates, the Company's ability to make distributions, if any, to shareholders could be adversely affected.

     Fair Housing Amendments Act of 1988. The Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the physically impaired. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. As of the date of this Prospectus, none of the Properties or Additional Properties are subject to the FHAA, however, newly developed or acquired properties, if any, may be subject to the FHAA.

     Other Regulations. State and local rent control laws or similar rent-limiting regulations, which may be enacted in the future in Ohio, Indiana or Florida and/or in other jurisdictions in which the Properties (and the Additional Properties, if acquired) are located, may limit the ability of the Manager to increase rents and to recover increases in operating expenses and the costs of capital improvements. As of the date of this Prospectus, no such state or local rent control laws apply to the Properties.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     As of the date of this Prospectus, CRSI, through its Affiliates, is engaged in two distinct businesses: the real estate investment business in which it owns and operates the Properties, and the real estate services business in which it provides fee-based management and other services to multifamily apartment communities and their residents.

     CRSI has considered various alternative strategies with respect to its investment in the Properties since the confirmation of the Chapter 11 Bankruptcy Plan of Reorganization in August 1992. During its 1993, 1994 and 1995 fiscal years, CRSI explored various opportunities and proposals to sell its interests in the Properties. During these years the Properties were classified as assets held for sale in CRSI's financial statements. During fiscal year 1995, CRSI reconsidered the various alternatives relating to its investment in the Properties. CRSI compared the offers to purchase the Properties it had received as a result of its sales efforts to CRSI's opportunities for appreciation and operating cash flow from continuing to hold the Properties. CRSI, with the assistance of its professional advisors, also conducted a careful review of the financial accounting analysis associated with each investment strategy. After careful consideration, CRSI, through its Board of Directors, determined to retain its investment in the Properties. Commencing January 1, 1996, based upon management's decision to retain the Properties for investment, the operations, including a provision for depreciation, of the Properties have been fully consolidated in CRSI's Statements of Income. Further, the cash flows of the Properties have been reclassified as Cash Flows Provided by Operating Activities.

     CRSI recognized that inclusion of the Properties in its consolidated financial statement would: (i) tend to depress net income and, consequently earnings per share, and (ii) make CRSI appear highly leveraged even though the mortgage indebtedness on the Properties is without recourse to CRSI (especially in light of the results of CRSI's "fresh start" accounting as a result of the Chapter 11 Bankruptcy Plan of Reorganization in 1992, wherein CRSI's carrying values for the Properties typically do not exceed the carrying value of associated mortgage indebtedness). As a result, most ratios and like measures used by financial professionals and stock market analysts, as applied to CRSI, worsened as a result of the consolidation of the Properties. In addition, CRSI believes that inclusion of the Properties' results of operations in its consolidated financial statements tends to make such financial statements unduly complicated and confusing. As stated above, CRSI is involved in two separate real estate related businesses, as an investor and as a service provider. CRSI believes the inclusion of both businesses in one set of consolidated financial statements tends to obscure the results of each, each of which businesses have traditionally attracted different investor groups and experienced different market valuation methods.

     Accordingly, CRSI analyzed pro forma financial statements which accounted for the Properties by the equity method of accounting. After further careful review, consideration and analysis and input from investment bankers, industry analysts, institutional and other large investors and its professional advisors, CRSI determined that the Distribution could assist in its efforts to accomplish the following objectives:

     (1) To retain a portion of the economic benefits (both current cash flow and future appreciation) of the Properties for CRSI and CRSI's shareholders;

     (2) To increase its net income and earnings per share;

     (3) To remove nonrecourse mortgage indebtedness secured by the Properties from CRSI's balance sheet;

     (4) To improve its financial ratios (e.g., debt to equity, debt to total market capitalization, operating margins, adjusted earnings before interest, taxes, depreciation and amortization to revenues, return on assets and return on equity);

     (5) To allow each business (i.e., CRSI's real estate services business and CRSI's real estate investment business) to more appropriately address its specific requirements in a cost effective manner, including capital requirements;

     (6) To enable investors to evaluate each of the two businesses independently and, therefore, better understand and analyze each such business and direct their investments accordingly;

     (7) To provide analysts, investors and lenders with a clear basis on which to evaluate the business and operations of each company;

     (8) To enable CRSI to better and more efficiently pursue growth opportunities in its business and to finance such growth through the issuance of capital stock (or other equity securities) of CRSI (or an Affiliate), or through the proceeds of indebtedness, as applicable; and

     (9) To improve access to capital markets for CRSI and decrease CRSI's costs of raising capital because separation of the two businesses will enhance the ability of financial markets to appropriately evaluate and value CRSI's real estate services business.

The foregoing statements constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties. See "Risk Factors--Forward-Looking Statements."

     After a review of management's analysis and management's summaries of (a) consultations with financial advisors to CRSI, and (b) general conversations with industry observers, analysts and significant shareholders, the Board of Directors of CRSI determined that the separation of CRSI into two separate, publicly held companies would accomplish several important business objectives and approved the Distribution in principle on February 20, 1997. The Board of Directors met again on April 16, 1997 to review the Distribution and related transactions and formally approved CRSI's execution and delivery of all agreements incident to the Distribution and all related transactions as well as CRSI's performance of the terms of all such agreements and documents, subject to approval of CRSI's shareholders.

MANNER OF EFFECTING THE DISTRIBUTION

     Pursuant to the Distribution, CRSI will distribute as a dividend to its shareholders of record as of the Distribution Record Date ("Holders") one share of Company Common Stock for each five shares of CRSI Stock then held. In connection with the Distribution, CRSI will also pay a one-time, special cash dividend in an amount equal to at least 25% of the Anticipated Dividend Value of the Company Common Stock. Although CRSI will make a good faith effort to estimate the anticipated dividend value at the time of the CRSI Cash Dividend, no assurances can be given that the amount of the CRSI Cash Dividend will be equal to at least 25% of the actual value indicated on the IRS Form 1099-DIV to be distributed to each holder of record of CRSI Stock as of the Distribution Record Date. On the Distribution Date, CRSI will deliver to Fifth Third Bank, as transfer agent and registrar (the "Agent"), certificates evidencing 93% of the issued and outstanding shares of Company Common Stock owned by CRSI, which will also represent 93% of the issued and outstanding shares of Company Common Stock, and checks in payment of each Holder's CRSI Cash Dividend. All shares of Company Common Stock distributed will be fully paid, nonassessable and free of preemptive rights.

     CRSI will not issue to Holders certificates representing fractional shares of Company Common Stock. Holders otherwise entitled to a fractional share of Company Common Stock will instead receive one additional whole share of Company Common Stock in lieu of such fractional share.

     As a result of the Distribution, 93% of the issued and outstanding shares of Company Common Stock will be distributed to Holders. The Distribution Record Date will be August 4, 1997 and the Distribution Date will be September 30, 1997. It is presently anticipated that certificates representing Company Common Stock will be mailed to Holders on or about the Distribution Date. After the Distribution Date, Holders will hold their CRSI Stock as well as Company Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of CRSI Stock.

     No Holder will be required to pay any cash or other consideration to the Company for the shares of Company Common Stock received in the Distribution nor, assuming approval by CRSI's shareholders, will any action be required to be taken by any Holder, including tendering stock certificates, in order to receive shares of Company Common Stock. CRSI will account for the Distribution as a dividend and will reduce its shareholders' equity by the net book value of the Company Common Stock distributed.

     IN ORDER TO BE ENTITLED TO RECEIVE THE DISTRIBUTION OF COMPANY COMMON STOCK, A CRSI SHAREHOLDER RECEIVING THIS PROSPECTUS MUST BE A HOLDER OF CRSI STOCK ON THE DISTRIBUTION RECORD DATE.

TRADING OF COMPANY COMMON STOCK

     The Company Common Stock is expected to be traded on the OTC Bulletin Board, which is a thin, illiquid market. The transfer agent and registrar for the Company Common Stock is Fifth Third Bank.

     No current public trading market for the Company Common Stock exists. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $6.00 (other than securities registered on certain national securities exchanges or quoted on the National Association of Securities Dealers Automated Quotation System). CRSI believes that the penny stock rules will be applicable to the Company Common Stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules and could result in loss of liquidity for holders of Company Common Stock. The extent of the market for the Company Common Stock and the prices at which the Company Common Stock may trade after the Distribution cannot be predicted. See "Risk Factors--Absence of Prior Public Market for, and Possible Volatility of Price of, the Company Common Stock."

     The Company Common Stock distributed to Holders will be freely transferable, except for Company Common Stock received by persons who may be deemed to be Affiliates of the Company under the Securities Act. Persons who may be deemed to be Affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company. Persons who are Affiliates of the Company will be permitted to sell their Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided by Section 4(1) of the Securities Act or Rule 144 thereunder. See "Capital Stock of the Company--Company Common Stock."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     General. The following is a summary of the material Federal income tax consequences of the Distribution to the Holders. The Federal income tax discussion set forth below is for general information only and may not apply to particular categories of Holders subject to special treatment under the Code, including without limitation, foreign Holders and Holders whose CRSI securities were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. EACH HOLDER OF SHARES OF CRSI STOCK AND CRSI OPTIONS IS URGED TO CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS. HOLDERS MAY ALSO WANT TO CONSIDER CONSULTING THEIR TAX ADVISORS AS TO

THE TAX CONSEQUENCES OF MAKING A CHARITABLE CONTRIBUTION OF THE COMPANY COMMON STOCK RECEIVED PURSUANT TO THE DISTRIBUTION.

     Consequences of the Distribution to CRSI Shareholders. The Distribution and the CRSI Cash Dividend will be taxable events. Each CRSI shareholder will be required to recognize dividend income (to the extent of CRSI's current and accumulated earnings and profits) on the receipt of the shares of Company Common Stock in the Distribution in an amount up to the fair market value of the shares of Company Common Stock received in the Distribution and on the receipt of the CRSI Cash Dividend up to the amount received. To the extent the amount of the distribution to a shareholder exceeds his allocable share of CRSI's current or accumulated earnings and profits, such excess will be treated first as a recovery of his basis in his CRSI Stock (which will reduce his basis in his CRSI Stock) and then as taxable gain. In this regard, although CRSI did not have any accumulated earnings and profits as of December 31, 1996, CRSI anticipates that it will have sufficient current earnings and profits for its taxable year ending December 31, 1997 to cause the entire value of the Company Common Stock and the CRSI Cash Dividend to be taxed as a dividend. Although no assurances can be given, CRSI anticipates that the fair market value of a share of Company Common Stock as of the Distribution Date will be in the $.50 -- $2.00 range. The tax basis of the shares of Company Common Stock received by a CRSI shareholder in the Distribution will be the fair market value of such shares on the date the Distribution is consummated and the holding period for such shares of Company Common Stock will begin the day after the date the Distribution is consummated. Following the completion of CRSI's 1997 taxable year, CRSI will send shareholders a statement (on IRS Form 1099-DIV) as to CRSI's belief as to the fair market value of the Company Common Stock as of the date of the Distribution and the portion of the Distribution and CRSI Cash Dividend that constitutes a dividend.

     Federal Income Tax Consequences of Proposed Transaction to CRSI. In anticipation of the Distribution, CRSI will cause subsidiaries that own the Interests (and, other than the SPCs, Additional Interests, if and when contributed) to distribute a portion of these Interests (or Additional Interests) to CRSI, who will then contribute them to the Company. As a result thereof, these subsidiaries will realize taxable gain in an amount equal to the excess of the fair market value of the Interests transferred to CRSI (as determined by CRSI) over the tax basis in such Interests at the time of their distribution to CRSI (as determined by CRSI). To the extent that a subsidiary's share of a Partnership's liabilities exceeds its tax basis in a distributed Interest, the distributing subsidiary will also realize gain in an amount equal to such excess. The recognition of this gain will be deferred until such time as the Interests are no longer owned by members of CRSI's affiliated group. The Distribution will be an event that triggers the recognition of this gain to CRSI. CRSI believes that it has sufficient tax attributes (i.e., net operating loss ("NOL") and passive activity loss ("PAL") carryforwards) to offset this gain for regular tax purposes. CRSI also believes that the recognition of this gain will cause it to incur an alternative minimum tax for its taxable year ending December 31, 1997. Although not free from doubt, CRSI expects to take the position that the amount of this alternative minimum tax liability will be approximately $300,000. Since the Distribution will occur shortly after the distribution of the Interests to CRSI and CRSI's distribution of the Interests to the Company, which will give CRSI a "stepped up basis" in its Company Common Stock, CRSI does not believe that it will recognize any further gain as a result of the distribution of 93% of the Company Common Stock to its shareholders pursuant to the Distribution. CRSI is likely to incur an additional alternative minimum tax liability if it contributes Additional Interests to the Company subsequent to the Distribution Date.

CERTAIN CONSEQUENCES OF THE DISTRIBUTION

     After the Distribution, CRSI shareholders as of both the Distribution Record Date and the Distribution Date will own two securities (shares of CRSI Stock and shares of Company Common Stock) and will be able to increase or decrease their respective holdings in either CRSI or the Company without affecting their holdings in the other company. The Company will be an independent, public company, owning an undivided 60% interest in the Operating Partnership as General Partner and a 79% Interest in two of the Partnerships. If all of the Additional Interests are contributed to the Company after the Distribution, the Company will also hold all of the outstanding capital stock of the SPCs. The Company Common Stock is expected to be traded on the OTC Bulletin Board, which is a thin, illiquid market.

REASON FOR FURNISHING THIS PROSPECTUS

     This Prospectus is being prepared in order to provide information for CRSI shareholders, each of whom will receive shares of Company Common Stock in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any securities of CRSI, the Company or any other corporation. The information contained herein is provided as of the date of this Prospectus unless otherwise indicated. Neither CRSI nor the Company will update the information contained in this Prospectus to effect any changes that may occur subsequent to the date hereof, except in the normal course of their respective public disclosure practices; however, upon completion of the Distribution, CRSI intends to file a Current Report on Form 8-K with respect to the Distribution.

                                  THE COMPANY

GENERAL

     Immediately following the Distribution, the Company will be the sole General Partner of the Operating Partnership, and CRSI will be the sole Limited Partner. The Operating Partnership will hold limited partner's interests in approximately 62 limited partnerships and member's interests in 2 limited liability companies (with the Company holding member's interests in 2 limited liability companies). Each Partnership owns an apartment community (i.e., a Property). The Managing Partner of each of the Partnerships will continue to be, directly or indirectly, CRSI, and CRSI or a subsidiary of CRSI will continue to be the Manager. See "Certain Transactions; Transactions with CRSI." In addition, CRSI, in its sole discretion, upon obtaining mortgage lender consents with respect to any Additional Property, may contribute the Additional Interests to the Company or the Operating Partnership and the Company (as provided in the Subscription Agreement). See "Subscription Agreement--Contribution of Additional Interests."

     The apartment communities are primarily located in suburban and rural areas of the Southeast and Midwest. A typical apartment community has 77 units and is composed of multiple one-story buildings containing apartment units offering four basic floor plans with studio, one-bedroom, two-bedroom/one-bath and two-bedroom/two-bath apartments. Approximately 96% of the apartment communities comprising the Properties were constructed during the 1980s. The total number of units in the Properties is approximately 5,100. As of December 31, 1996, the average Property was 92% occupied, and the average rent collected per unit was $400 per month. All of the apartment communities comprising the Additional Properties were constructed during the 1980s, and the total number of units in the Additional Properties is approximately 800. As of December 31, 1996, the average Additional Property was 89% occupied, and the average rent collected per unit was $365 per month. See "Business and Properties--Description of Properties and Additional Properties."

     The Company was formed by CRSI on April 4, 1997 to facilitate the Distribution as General Partner of the Operating Partnership for the purpose of creating a separate publicly held company as a REIT investment opportunity for CRSI's shareholders. See "The Distribution--Reasons for the Distribution." The Company's headquarters will be located at The Huntington Center, 41 South High Street, 24th Floor, Columbus, Ohio 43215.

INVESTMENT OBJECTIVES AND POLICIES

     The Company's investment objectives are to achieve long-term capital appreciation through, among other things, increases in cash flow of the Properties, to provide annual cash dividends to its holders of Company Common Stock after quarterly cash dividends to its holders of Class A Senior Preferred Stock (which, for the foreseeable future is expected to be and remain CRSI); however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company intends to cause the Operating Partnership initially to distribute quarterly all OP Distributable Funds. The portion of OP Distributable Funds from Partnership Operations equal to the net income of the Operating Partnership will be distributed to its partners in accordance with their respective percentage interests in the Operating Partner-ship. Any remaining OP Distributable Funds, i.e., those in excess of net income of the Operating Partnership will be distributed (i) 100% to the General Partner if such distributions are attributable to Partnership operations or (ii) pro rata to the partners in accordance with their respective capital account balances if such distributions are attributable to sales or refinancings of Properties or Additional Properties by the Partnerships. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain OP Distributable Funds.

     Pursuant to the Subscription Agreement, the Company may acquire Additional Interests in up to 4 limited partnerships and 7 SPCs, upon CRSI's obtaining the consent of the mortgage lender or lenders for such Additional Property for the transfer of any such Additional Interest and a determination by CRSI, in its sole discretion, that it is more feasible to maintain an economic interest in and contribute the Additional Property to the Company than to sell (or otherwise dispose of) such Additional Interest. If the Company acquires Additional Interests in any of the limited partnerships, they will constitute a 60% limited partner's interest. The Company will immediately contribute the Additional Interests in the limited partnerships to the Operating Partnership, while the CRSI Group will contribute an additional 40% limited partner's interest to the Operating Partnership. If the Company acquires Additional Interests in any of the SPCs, the Company will acquire and hold 100% of such SPC's issued and outstanding capital stock. See "Subscription Agreement." Except as provided in the Subscription Agreement with respect to the Additional Interests, the Company has no present plans to acquire or develop additional properties, however, the Company intends to evaluate, and has been structured so that it may take advantage of, future opportunities to acquire interests in real estate. The Operating Partnership Agreement contemplates the possible issuance of additional limited partners' interests in the Operating Partnership. Partnership Interests in the Operating Partnership could further be made convertible into shares of Company Common Stock. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company. The Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders. CRSI believes that an ownership structure that includes the Operating Partnership will provide flexibility to the Company (through conversion rights, and the ability to issue, new classes of and other special terms of limited partners' interests) to finance future acquisitions, if any, of additional real properties.

     The declaration and payment of any distributions by the Company will be at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's receipt of cash distributions from the Operating Partnership, the Company's level of indebtedness, any contractual restrictions and other factors considered relevant by the Board. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain OP Distributable Funds. The Partnerships' cash distributions of their respective Distributable Funds from Partnership Operations will be determined, directly or indirectly, by CRSI (as Managing Partner) pursuant to the terms of each Partnership's governing documents in light of certain cash needs, including requirements for investing and financing activities and other anticipated cash needs, but CRSI has agreed with the Company (in the Operating Partnership Agreement) not to unreasonably withhold or retain Distributable Funds from Partnership Operations.

     The Company believes its investment objectives can be accomplished through the enhanced operation and management of, and selected capital improvements to, the Properties, although the Company will be initially dependent upon the efforts and decisions of CRSI and the Manager in this regard. See "Certain Transactions; Transactions with CRSI." While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Company may withhold its consent to the (i) mortgage refinancing, (ii) expansion and/or improvement of the Properties or (iii) sale of such Properties, in whole or in part, except in certain limited circumstances. See "Distribution Policy."

                              DISTRIBUTION POLICY

     In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). As a REIT, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (a) 85% of its ordinary income plus (b) 95% of its net capital gain income for that year plus (c) any such amounts not distributed in prior years. The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax.

     The Company intends to make regular annual cash distributions to holders of Company Common Stock initially equal to $0.16 per share ($.04 per share on account of the three months ending December 31, 1997). The Company intends to maintain its initial dividend rate for its first full fiscal year (i.e., the 1998 calendar year) following the completion of the Distribution, unless actual results of operations, economic conditions or other factors differ from the assumptions used in its estimate. The Company anticipates that its Cash Available for Distribution will exceed its net taxable income as well as its REIT taxable income for Federal income tax purposes.

     The Company intends to make regular quarterly distributions to holders of Class A Senior Preferred Stock initially equal to $90.00 per share ($360 per share on an annual basis). Following receipt of the requisite consents from mortgage lenders, CRSI, in its sole discretion, may contribute the Additional Interests to the Company in exchange for additional shares of Class A Senior Preferred Stock. If CRSI contributes all of the Additional Interests to the Company, aggregate annual dividends which will accrue on the Class A Senior Preferred Stock will equal $1,980,000. The declaration and payment of any distributions by the Company will be at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's receipt of cash distributions from the Operating Partnership, the Company's level of indebtedness, any contractual restrictions and other factors considered relevant by the Company's Board of Directors; however, the Company Common Stock is subject to the preferences of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. See "Risk Factors--Forward-Looking Statements."

     The Company intends to cause the Operating Partnership initially to distribute quarterly all OP Distributable Funds. The portion of OP Distributable Funds from Partnership Operations equal to the net income of the Operating Partnership will be distributed to the partners in accordance with their respective percentage interests in the Operating Partnership. Any remaining OP Distributable Funds, i.e., those in excess of net income of the Operating Partnership, will be distributed (i) 100% to the General Partner if such distributions are attributable to Partnership operations or (ii) pro rata to the partners in accordance with their respective capital account balances if such distributions are attributable to sales or refinancings of Properties or Additional Properties by the Partnerships. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain OP Distributable Funds.

     Distributions by the Partnerships will be determined by CRSI's authorized officers on behalf of CRSI, in CRSI's capacity as Managing Partner of the Partnerships, pursuant to the terms of the Partnership governing documents, and will be dependent on a number of factors, including the amount of each such Partnership's Distributable Funds from Partnership Operations, the Partnership's financial condition, mortgage refinancing needs, any decision by the Managing Partner to reinvest funds rather than distributing such funds, the Partnership's capital expenditures and any other factor the Managing Partner believes is relevant, but CRSI has agreed with the Company (in the Operating Partnership Agreement) not to unreasonably withhold or retain Distributable Funds from Partnership Operations. Moreover, CRSI, as Managing Partner of the Partnerships, may establish reserves for certain of the Properties from time to time which would result in decreasing Distributable Funds from Partnership Operations.

     CRSI, as Managing Partner of the Partnerships, is generally entitled to receive from 1% to 10% of the Distributable Funds from Partnership Operations and either 30% or its percentage interest (generally 1% to 10%) of cash flow from refinancings of the Partnerships. Upon a sale or liquidation of the Partnerships, CRSI is entitled to receive its capital account balance (which will generally equal 1% to 10% of the proceeds, but which may exceed such amount in certain instances in which Distributable Funds from Partnership Operations were distributed 1% to the general partner and 99% to the limited partner while profits from Partnership Operations were allocated 9% to 10% to the general partner and 90% to 91% to the limited partners).

     Profits and losses of the Partnerships from operations or losses on the sale of a Property are generally allocated from 1% to 10% to the general partner and from 90% to 99% to the limited partner, except to the extent the law requires a different allocation. Gain on sale of a Property is generally allocated first to any partner who has been allocated cumulative losses in excess of cumulative profits, second to any partner who has received cumulative distributions in excess of cumulative profit allocations and thereafter from 1% to 10% to the general partner and from 90% to 99% to the limited partner. Allocations of taxable income or loss may vary from allocations of profits, gains and losses for capital account purposes since Section 704(c) of the Code requires that tax allocations take into account the variation between the fair market value and tax basis of any property contributed by a partner to a partnership.

     For Federal income tax purposes, distributions paid to REIT shareholders may consist of ordinary income, capital gains, nontaxable returns of capital or a combination thereof. Aggregate distributions for the 12 months following the closing of the Distribution are expected to be greater than 95% of the Company's REIT taxable income. There will be no estimated minimum distribution required for the Company to maintain REIT status, based on the Company's estimated revenues less expenses for the 12 months ending December 31, 1997. Distributions in excess of earnings and profits generally will be treated as nontaxable return of capital and, therefore, will result in a reduction of a shareholder's basis in the Company Common Stock, to the extent thereof, and thereafter as taxable gain. Those distributions will have the effect of deferring taxation until the sale of the shareholder's Company Common Stock. The Company will provide its shareholders an annual statement (on IRS Form 1099-DIV) as to its designation of the taxability of distributions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if both the transfer of the Lexreit Properties Group and the Distribution had occurred on December 31, 1996. The following unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996, is presented as if both the transfer of the Lexreit Properties Group and the Distribution had occurred as of January 1, 1996, and excludes historical extraordinary gains and losses on debt extinguishments in accordance with Regulation S-X of the Securities and Exchange Commission. Such pro forma information is based upon the historical balance sheet and statement of operations of Lexreit Properties Group. The unaudited Pro Forma Condensed Combined financial statements of the Company should be read in conjunction with all of the financial statements presented elsewhere in the Prospectus. In management's opinion, all adjustments necessary to reflect the effects of both the transfer of the Lexreit Properties Group and the Distribution have been made.

     The unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations of the Company are not necessarily indicative of what the actual financial position or results of operations would have been assuming the transfer of the Lexreit Properties Group and the Distribution had both occurred at the dates indicated above, nor do they purport to represent the future financial position or results of operations of the Company.

                            LEXREIT PROPERTIES, INC.

                         UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                     (000S)

                                               LEXREIT          LEXREIT
                                           PROPERTIES, INC.    PROPERTIES     PRO FORMA            LEXREIT
                                              HISTORICAL         GROUP       ADJUSTMENTS       PROPERTIES, INC.
                                               (NOTE 1)         (NOTE 1)      (NOTE 2)            PRO FORMA
                                           ----------------    ----------    -----------       ----------------
Assets:
Operating Real Estate, net...............                       $  97,821                          $ 97,821
Cash.....................................        $  1               2,110     $     999(a)            3,110
Funds Held in Escrow.....................                           4,367                             4,367
Accounts Receivable, net of allowance of
  $820...................................                             529                               529
Prepaids and Other.......................                           2,428           600(b)            3,028
                                                 ----             -------       -------             -------
Total Assets.............................        $  1           $ 107,255     $   1,599            $108,855
                                                 ====             =======       =======             =======
Liabilities and Shareholders' Equity:
Liabilities:
  Non-Recourse Mortgages on Real
     Estate..............................                       $  93,043                          $ 93,043
  Accounts Payable and Other.............                           1,010     $     600(b)            1,610
  Accrued Interest.......................                             729                               729
  Accrued Real Estate Taxes..............                           1,036                             1,036
  Other Liabilities......................                           1,318                             1,318
                                                 ----             -------       -------             -------
Total Liabilities........................                          97,136           600              97,736
Minority Interest........................                                         4,594(c)            4,594
Shareholders' Equity:
  Class A senior preferred stock, $1,000
     face value, 7,500 shares authorized,
     4,500 shares issued and outstanding
     with an aggregate liquidation
     preference of $13,500,000...........                                         4,500(c)            4,500
  Blank check preferred stock, no par
     value, 500,000 authorized, no shares
     issued or outstanding...............                                            --                  --
  Common stock, no par value, 2,500,000
     shares authorized, 838,000 shares
     outstanding.........................                                            --(c)               --
  Additional paid-in capital.............        $  1                             2,024(a)(c)         2,025
  Investment by Cardinal Realty Services,
     Inc.................................                          10,119       (10,119) (c)             --
                                                 ----             -------       -------             -------
Total Shareholders' Equity...............           1              10,119        (3,595)              6,525
                                                 ----             -------       -------             -------
Total Liabilities and Shareholders'
  Equity.................................        $  1           $ 107,255     $   1,599            $108,855
                                                 ====             =======       =======             =======

                            LEXREIT PROPERTIES, INC.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                            AS OF DECEMBER 31, 1996
                                     (000S)

                                                            LEXREIT         PRO FORMA         LEXREIT
                                                        PROPERTIES GROUP   ADJUSTMENTS    PROPERTIES, INC.
                                                            (NOTE 1)        (NOTE 2)         PRO FORMA
                                                        ----------------   -----------    ----------------
Revenues:
Rental................................................      $ 24,367         $    --          $ 24,367
Other.................................................           781                               781
                                                              ------          ------            ------
                                                              25,148              --            25,148
                                                              ------          ------            ------
Operating Expenses:
Administration........................................         3,687             149(C)          3,836
Utilities.............................................         1,316              --             1,316
Maintenance and Repairs...............................         2,824              --             2,824
Taxes and Insurance...................................         2,945              11(C)          2,956
                                                              ------          ------            ------
                                                              10,772             160            10,932
                                                              ------          ------            ------
  Net Operating Income................................        14,376            (160)           14,216
Other Expenses:
Interest..............................................         8,736            (160)(D)         8,576
Other Maintenance.....................................         1,481             114(C)          1,595
Depreciation..........................................         2,754              --             2,754
Amortization..........................................           109             120(B)            229
General and Administrative............................            --             557(A)            557
Other.................................................           459             246(C)            705
                                                              ------          ------            ------
                                                              13,539             877            14,416
                                                              ------          ------            ------
Income (Loss) Before Minority Interest................           837          (1,037)             (200)
Minority Interest.....................................            --            (217)(E)          (217)
                                                              ------          ------            ------
Net Income (Loss) (4).................................           837          (1,254)             (417)
Preferred Stock Distributions.........................            --          (1,620)(F)        (1,620)
                                                              ------          ------            ------
Net Income (Loss) Attributable to Common Shares.......      $    837         $(2,874)         $ (2,037)
                                                              ======          ======            ======
Average Number of Shares Outstanding..................                                             838(G)
                                                                                                ======
Net (Loss) per Common Share...........................                                        ($  2.43)
                                                                                                ======

                            LEXREIT PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                     (000S)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying pro forma condensed combined balance sheet and statement of operations includes assets, liabilities and equity of Lexreit Properties, Inc. (the "Company") and its combined interests in the Operating Partnership and the Limited Partnerships and Limited Liability Companies. The historical balance sheet of the Company is presented as of the date of inception as if the Company was formed and funded on December 31, 1996. The column Lexreit Properties Group on the accompanying condensed combined balance sheet and statement of operations as of and for the year ended December 31, 1996, includes the financial position and results of operations of the Properties.

     The interests of Lexreit Properties Group have been combined and a minority interest recognized as a result of the Company's control over the Properties.

NOTE 2 -- PRO FORMA ADJUSTMENTS -- CONDENSED COMBINED BALANCE SHEET

     Pro forma adjustments are as follows:

(a) Reflects a cash contribution by Cardinal Realty Services, Inc. (CRSI) to the Company to fund working capital requirements.

(b) Reflects the estimated accounting ($250), legal ($250), filing and other fees ($100), associated with the transfer of Lexreit Properties Group and the Distribution. These costs are capitalized as organizational costs and amortized over five years.

(c) Reflects as minority interest CRSI's retained investments in the Operating Partnership, the Limited Partnerships, and Limited Liability Companies (representing the carryover historical basis of CRSI's investments), along with the preferred ($1,000 face value) and common (no par value) stock issued by the Company as a result of the transfer of Lexreit Properties Group and the Distribution. The following table sets forth this pro forma adjustment:

               Minority interest of Cardinal.......................    $ 4,594
               Preferred stock issued..............................      4,500
               Common stock issued.................................         --
               Additional Paid-In Capital..........................      1,025
                                                                       -------
               Net adjustment to CRSI's Investment.................    $10,119
                                                                       =======

                            LEXREIT PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                     (000S)

NOTE 3 -- PRO FORMA ADJUSTMENTS -- CONDENSED COMBINED STATEMENT OF OPERATIONS

     Pro forma adjustments are as follows:

(A) Represents the estimated general and administrative expenses which would have been incurred by the Company had it been operating as a public company during the year. Estimates include:

          Directors' fees and related meeting expenses......................  $ 80
          Directors' and officers' insurance premiums.......................    35
          Legal and accounting fees.........................................    40
          Administrative services provided pursuant to contractual
            arrangement with CRSI...........................................   350*
          Transfer agent fees...............................................     7
          Annual report preparation.........................................    25
          Other.............................................................    20
                                                                              ----
                                                                              $557
                                                                              ====

* Represents a service fee expense to be incurred pursuant to a Corporate Services Agreement with CRSI under which CRSI will provide various services including: accounting; financial reporting and regulatory compliance; insurance administration; banking relations and cash management; information systems; assorted shareholder services; and miscellaneous supplies and facility charges.

(B) Represents the amortization of the organizational costs of Lexreit Properties, Inc. The amortization period is five years.

(C) Represents the incremental difference between actual costs allocated to Lexreit Properties Group from CRSI and the fees to be charged to the Properties transferred to Lexreit Properties, Inc. in accordance with the management and other agreements between the Properties and CRSI.

(D) Represents the elimination of Lexreit Properties Group interest expense to CRSI which will not continue in Lexreit Properties, Inc.

(E) Represents the income allocated to the approximate 45% minority interest retained by CRSI in the properties transferred to the Company. This minority interest represents CRSI's general partner interests in the Limited Partnerships, the interests retained in the Limited Liability Companies, and the limited partner interest in the Operating Partnership properties which were contributed to the Operating Partnership by the Company.

(F) Represents the 12.0% dividend on the liquidation preference ($13,500,000) of the preferred stock.

(G) Represents the number of CRSI shares outstanding as of December 31, 1996 converted to Company shares based on one Company share for every five CRSI shares, plus shares of Company Common Stock issued to CRSI.

NOTE 4 -- INCOME TAXES

     The Company intends to elect to be taxed as a Real Estate Investment Trust under the Internal Revenue Code (Code) and as a result will generally not be subject to federal income taxes to the extent it distributes its taxable income as defined in the Code to its shareholders and satisfies certain other requirements. The Company may be subject to various state income and/or franchise taxes; such taxes, if any, are not expected to be material.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of the date of this prospectus and of the Company on a pro forma basis assuming the completion of the Distribution. The information set forth in the following table should be read in conjunction with the Combined Financial Statements and notes thereto, the Unaudited Pro Forma Condensed Combined Financial Statements and Notes thereto included elsewhere in this prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                                                    DISTRIBUTION DATE
                                                                  ----------------------
                                                                       000S OMITTED
                                                                   COMPANY      COMPANY
                                                                  HISTORICAL   PRO FORMA
                                                                  ----------   ---------
          Mortgage Notes Payable................................     $ --       $93,043
          Shareholders' Equity
            Preferred Stock:
               -- Class A Senior Preferred, $1 stated value,
                 7,500 shares authorized, 4,500 outstanding,
                 with an aggregate liquidation preference of
                 $13,500........................................       --         4,500
               -- Blank check preferred, no par value, 500,000
                 shares authorized none issued..................       --            --
               Common Stock 2,500,000 shares authorized, no par
                 value, 100 and 1,050,000 shares outstanding at
                 April 4, 1997 and Distribution Date,
                 respectively...................................       --            --
               Additional Paid-in Capital.......................        1         2,025
                                                                      ---      --------
                    Total Capitalization........................     $  1       $99,568
                                                                      ===      ========

                            SELECTED FINANCIAL DATA

     The following table presents financial data on a pro forma basis for the Company, and on a historical basis for the Lexreit Properties Group. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Historical Financial Statements and notes thereto included elsewhere in this prospectus. The Historical Statements of Operations Data set forth below for each of the three years in the period ended December 31, 1996 and the Balance Sheet Data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements included elsewhere in this prospectus. The Pro Forma 1996 Statement of Operations Data and Balance Sheet Data is derived from the Condensed Combined Pro Forma Financial Statements and Notes thereto included elsewhere in this prospectus. The Balance Sheet Data at December 31, 1994, 1993 and 1992 are derived from unaudited combined financial statements of Lexreit Properties Group not included in this prospectus. The Statement of Operations Data for the period ended December 31, 1992 and for the year ended December 31, 1993 are derived from unaudited combined financial statements of Lexreit Properties Group not included in this prospectus.

     The historical financial information of Lexreit Properties Group and the Company's Pro Forma financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods presented.

              SELECTED FINANCIAL AND OPERATING DATA (000S OMITTED)

                                                                    HISTORICAL
                                              ------------------------------------------------------   PRO FORMA
                                              1992(1)      1993        1994        1995       1996       1996
                                              --------   --------   ----------   --------   --------   ---------
STATEMENTS OF OPERATIONS DATA
  Rental and Other Revenues.................  $  6,684   $ 21,621    $ 22,646    $ 23,593   $ 25,148   $ 25,148
  Operating Expenses........................     2,900      9,268       9,724      10,493     10,772     10,932
                                              --------   --------    --------    --------   --------   --------
      Net Operating Income..................     3,784     12,353      12,922      13,100     14,376     14,216
                                              --------   --------    --------    --------   --------   --------
  Interest Expense..........................     2,208      7,190       7,922       7,684      8,605      8,576
  Other Maintenance.........................       434      1,329       1,531       2,349      1,481      1,595
  Depreciation and Amortization (2).........        --         --          --          --      2,863      2,983
  General and Administrative................        --         --          --          --         --        557
  Other Costs...............................       559        622       1,139         897        590        705
                                              --------   --------    --------    --------   --------   --------
                                                 3,201      9,141      10,592      10,930     13,539     14,416
                                              --------   --------    --------    --------   --------   --------
  Less: Amount credited to carrying value of
    real estate(2)..........................      (583)    (3,212)     (2,330)     (2,170)        --         --
  Income/(loss) before Extraordinary Item,
    Taxes and Minority Interest.............        --         --          --          --        837       (200)
                                              --------   --------    --------    --------   --------   --------
  Extraordinary gain/(loss) (4).............        --      1,859       2,029         219     (2,475)        --
  Minority Interest.........................        --         --          --          --         --       (217)
                                              --------   --------    --------    --------   --------   --------
  Net Income/(loss) before Income Taxes.....        --      1,859       2,029         219     (1,638)      (417)
  Income Tax Provision/(Benefit)(3).........        --        907         803          85       (639)        --
                                              --------   --------    --------    --------   --------   --------
  Net Income/(loss).........................  $     --   $    952    $  1,226    $    134   $   (999)      (417)
                                              ========   ========    ========    ========   ========
                                                                                                       --------
  Preferred Stock Distributions.............                                                             (1,620)
                                                                                                       --------
  Net Income/(loss) attributable to common
    shares..................................                                                           $ (2,037)
                                                                                                       --------
  Net (loss) per common share(6)............                                                           ($  2.43)
                                                                                                       ========

                                                                    HISTORICAL
                                              ------------------------------------------------------   PRO FORMA
                                              1992(1)      1993        1994        1995       1996       1996
                                              --------   --------   ----------   --------   --------   ---------
OTHER FINANCIAL DATA
  Capital Expenditures (2)..................       N/A        N/A         N/A         N/A   $    373   $    373
                                              =========  =========  =========    =========  =========  ==========
  Funds from Operations (5).................  $    583   $  3,212    $  2,330    $  2,170   $  3,590   $  2,554
                                              =========  =========  =========    =========  =========  ==========
  Number of Properties......................        64         64          64          65         66         66
                                              =========  =========  =========    =========  =========  ==========
  Number of Apartment Units.................     4,987      4,987       4,987       5,047      5,118      5,118
                                              =========  =========  =========    =========  =========  ==========
BALANCE SHEET DATA
  Land and Buildings........................  $105,130   $101,924    $ 99,598    $ 98,775   $ 97,821   $ 97,821
  Operating Cash............................     2,000      3,025       2,310       1,681      2,110      3,110
  Funds held in Escrow......................     3,017      2,623       4,049       3,824      4,367      4,367
  Receivables...............................       656        532         543         516        529        529
  Other Assets..............................       677        612       1,245       1,254      2,428      3,028
                                              --------   --------   ----------   --------   --------   ---------
         Total Assets.......................  $111,480   $108,716    $107,745    $106,050   $107,255   $108,855
                                              =========  =========  =========    =========  =========  ==========
  Mortgage Debt.............................  $ 89,790   $ 86,260    $ 86,356    $ 89,742   $ 93,043   $ 93,043
  Other Liabilities.........................    13,168     12,129       9,992       4,648      4,093      4,693
  Investment by CRSI........................     8,522     10,327      11,397      11,660     10,119        N/A
  Minority Interest.........................                                                              4,594
  Shareholders' Equity......................                                                              6,525
                                              --------   --------   ----------   --------   --------   ---------
  Total Liabilities and Equity..............  $111,480   $108,716    $107,745    $106,050   $107,255   $108,855
                                              =========  =========  =========    =========  =========  ==========

---------------

(1) CRSI applied "Fresh Start" accounting upon its emergence from Chapter 11 bankruptcy on September 11, 1992. Fresh Start accounting was also applied to the Properties wholly-owned by CRSI at that time. Therefore, the operations for 1992 includes only the period from September 11, 1992 to December 31, 1992. In addition, as a result of applying Fresh Start accounting the non recourse mortgages on the Properties were adjusted to the estimated value of the collateral as of September 11, 1992.

(2) During 1995 and prior years, CRSI had attempted to market and sell the Properties and classified the Properties as Held for Sale. While the Properties were held for sale, the results of operations from the Properties were credited to the carrying value of the real estate and no revenues, operating expenses or depreciation were included in the statements of income. Due to this policy from 1992 through 1995 all expenditures were capitalized. Commencing January 1, 1996 a capitalization program was implemented to capitalize major improvements to the Properties.

(3) The income tax provision represents Lexreit Properties Group's share of CRSI's income tax provision which is intended to approximate the provision that would have been reported had Lexreit Properties Group filed separate tax returns, and it does not affect the net investment by CRSI. All tax provisions relate to the extraordinary gains or losses in 1993, 1994 and 1995. In 1996, the tax provision includes a provision of approximately $326,000 related to operating income.

(4) The extraordinary gains and losses from the Properties are attributable to the refinancing of Property mortgages. Such gains and losses were not applied to the asset values but were reported as income or loss in the period incurred.

(5) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds From Operations (FFO) represents net income/(loss) before minority interest, excluding depreciation on real estate, extraordinary gains or losses and including income credited to carrying value of real estate. See Note 2. In addition, the Company will review the capitalization program for the Properties as compared with other REITs.

(6) Pro Forma Net Income Per Common Share equals Pro Forma Net Income divided by the 838,000 shares of Common Stock to be outstanding estimated based upon the CRSI shares outstanding at December 31, 1996 converted based on one Company share for every five CRSI shares, plus shares of Company Common Stock issued to CRSI.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion should be read in conjunction with the Summary Combined Pro Forma Financial Data, Selected Financial Information and the Lexreit Properties Group's Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 1996 and
1995

     Rental Revenues increased $1.4 million, or 5.9%, in 1996 as compared to 1995. The increase was primarily due to the increase in average rent collected per unit per month from $381 in 1995 to $400 in 1996. In addition, approximately $131,000 of the increase was due to the acquisition of a Property by CRSI in August 1996 and the inclusion of such Property in the Lexreit Properties Group. The average economic occupancy of the Properties was 92.6% in 1996 as compared to 92.1% in 1995. Economic occupancy is defined as the amount of revenue collected from residents as a percentage of the revenue a Property could generate if full rents for all units were collected.

     Other Revenues increased approximately $204,000, or 35%, in 1996 as compared to 1995. The increase was due to an approximately $61,000 increase in interest income and an approximately $126,000 increase from forfeited security deposits. The interest income increase was derived from the increase in funds held in escrow as a result of refinancing transactions and the benefits derived from the new cash management banking relationships established in August 1995.

     Administration Expenses decreased approximately $512,000, or 12.2%, in 1996 as compared to 1995. Approximately $415,000 of the decrease was due to payroll expenses for maintenance employees charged to administration expenses in 1995, which expenses were charged to maintenance expenses in 1996. This decrease is offset by a corresponding increase in maintenance and repair expenses.

     Utility Expenses increased approximately $92,000, or 7.5%, primarily due to general increases in electricity and water expenses.

     Maintenance and Repair Expenses increased approximately $683,000, or 31.9%, due primarily to approximately $415,000 of payroll expenses charged to administration expenses in prior years. In addition, grounds maintenance and repair contract costs increased related to work associated with the maintenance escrow funds established in connection with refinancings of Property's indebtedness.

     Taxes and Insurance Expenses in 1996 remained comparable to 1995 expense levels.

     Interest Expense increased approximately $922,000 in 1996 as compared to 1995. The increase principally was due to the difference between the recording of interest expense based upon an effective interest rate applied to the "Fresh Start" carrying value of debt in 1995 as compared to the contractual rate of interest on the refinanced mortgages recorded in 1996. The interest recorded in 1996 reflects the contractual interest rate of the mortgages due to the significant number of mortgages refinanced in 1995 and 1996. As mortgages are refinanced, the carrying value of debt is restated to the contractual balance. See Note 4 to the Notes to Combined Financial Statements.

     Interest Expense -- General Partner relates to interest charged by CRSI to the Partnerships on advances made by CRSI to the Partnerships principally related to debt refinancing transactions. This expense is eliminated on the consolidated statements of CRSI and will cease to accrue upon contribution of the Interests to the Company and the Operating Partnership.

     Other Maintenance Expenses decreased approximately $868,000, or 36.9%, in 1996 as compared to 1995. Approximately $373,000 of the decrease was due to a capitalization program implemented in 1996. The program requires the capitalization of major building exterior maintenance. In prior years all items were capitalized during the period the assets were classified as "Held for Sale." The balance of the decline was due to a decrease in expenditures related to Properties refinanced in 1994 and 1995.

     Other Expenses decreased approximately $359,000 in 1996 as compared to 1995. These expenses reflect adjustments to prior year tax and interest expense as well as administrative and tax preparation fees charged to the Properties by CRSI (which charges will continue under the Asset Management Agreements). Other non operating expenses are subject to fluctuation from year to year.

     Income Excluding Depreciation was approximately $3.7 million in 1996 as compared to income credited to the carrying value of real estate or $2.2 million in 1995. The 1996 extraordinary charge of $2.5 million was a result of mortgage debt refinancing on certain Properties. See Note 4 to Notes to Combined Financial Statements. The extraordinary gain of $219,130 recognized in 1995 was due to debt forgiveness generated from debt refinancing of mortgages on Properties.

Comparison of Results of Operations for the Years Ended December 31, 1995 and
1994

     Rental Revenues increased approximately $891,000, or 4.0%, in 1995 as compared to 1994. The increase was due to the increase in average rent per unit per month from $370 in 1994 to $381 in 1995. The average economic occupancy of the Properties was 92.1% in 1995 as compared to 93.5% in 1994. In addition, $188,800 of the increase was due to the acquisition of a Property by CRSI in March 1995.

     Other Revenues increased approximately $56,000, or 10.7%, in 1995 as compared to 1994. The increase primarily was due to an increase in interest income derived from escrow funds established with restructuring and refinancing activities.

     Administration Expenses increased approximately $370,000, or 9.6%, in 1995 as compared to 1994. Approximately $230,000 of the increase was related to salary expense due to maintenance work increasing due to escrow funds available from refinancing transactions.

     Utility Expenses increased approximately $50,000 in 1995 as compared to 1994 due to general increases in utility rates.

     Maintenance and Repair Expenses increased approximately $216,000, or 11.2%, in 1995 as compared to 1994. The increase is a reflection of increased maintenance expenditures due to escrows established with debt refinancing and restructuring transactions.

     Taxes and Insurance Expenses increased approximately $133,000, or 4.7%, in 1995 as compared to 1994. The increase is primarily related to a health insurance program implemented in 1995 for property employees.

     Interest Expense decreased approximately $238,000 in 1995 as compared to 1994. Interest expense was affected by the Chapter 11 Bankruptcy Plan of Reorganization for certain Properties in 1994, which caused fluctuations in interest expense. Interest expense on under collateralized loans on Properties in the Chapter 11 Bankruptcy proceedings was recorded based upon cash paid to the lender without regard to contractual or effective interest rates.

     Interest Expense -- General Partner relates to interest charged on advances made by CRSI to the Partnerships. The interest increased as CRSI made new advances, which were primarily related to debt restructuring transactions.

     Other Maintenance Expenses increased approximately $818,000 in 1995 as compared to 1994. The increase reflects the increase in maintenance activity related to the maintenance escrows established with the refinancing and restructuring transactions in 1995 and 1994.

     Other Expenses decreased approximately $269,000 in 1995 as compared to 1994. The decrease relates to Chapter 11 expenses incurred in 1994 due to Properties in bankruptcy. All Property bankruptcy proceedings were completed in early 1995.

     Income Credited to Carrying Value of Real Estate was approximately $2.2 million in 1995 as compared to approximately $2.3 million in 1994. The extraordinary gain of approximately $219,000 in 1995 and $2.0 million in 1994 was recognized in connection with debt forgiveness generated from debt refinancing of mortgages on the Properties.

LIQUIDITY AND CAPITAL RESOURCES

     The following discussion regarding liquidity and capital resources should be read in conjunction with the Lexreit Properties Group's Combined Balance Sheets as of December 31, 1996 and 1995 and the Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.

     Prior to the Distribution Date, the operations and cash flow of the Company is reflected in the Combined Financial Statements of the Lexreit Properties Group. After the Distribution Date the Company will be entitled to its allocable share of the income and cash flow of the Properties comprising the Lexreit Properties Group. The Company's financial statements after the Distribution Date will be comprised of the Properties included in the Lexreit Properties Group with a minority interest held by CRSI. See "Distribution Policy."

     The principal source of liquidity for the Company will be cash distributions received from the Operating Partnership and a $1,000,000 initial capital contribution from CRSI. The Company will maintain a relatively illiquid cash position. The Company has no current line of credit and has no current intention of securing a line of credit. Because the Company intends to elect REIT status, it must distribute 95% of its REIT taxable income in order to maintain its qualifications as a REIT, which will limit the ability of the Company to rely upon cash flow from operations to finance its activities. It is possible that the Company could require short term borrowing proceeds to meet its REIT distribution requirements.

     The cash flow from operations of the Properties improved significantly from 1994 to 1996, principally as a result of improved Property performance and the refinancing of loans secured by the Properties with more favorable economic terms. Property debt has been refinanced and all Property Chapter 11 bankruptcy cases have been closed. Although there can be no assurances, the Company anticipates receiving adequate distributions to meet its liquidity needs.

FINANCING AND DEBT RESTRUCTURING OF THE PROPERTIES

     In 1996, CRSI completed the refinancing of mortgages on 28 Properties. The majority of the new mortgages have 10 year maturities with 25 to 30 year amortization schedules and an approximate 8.8% fixed interest rate. Twenty-two of the 28 Property mortgages refinanced in 1996 were part of a 26 property portfolio that contains cross-collateral and cross-default provisions. All of the mortgage loans are without recourse to CRSI, the Company and the Operating Partnership.

     As of December 31, 1996, $90.5 million of the contractual mortgage balances on the Properties have fixed rate financing. The average remaining term to maturity is approximately 7 years with a weighted average contractual interest rate of 8.6%. There are approximately $1.5 million of subordinated cash flow mortgages on 7 Properties. The majority of the subordinated debt requires 100% of the excess cash flow of the applicable Property to be applied to the outstanding principal balance.

FUNDS FROM OPERATIONS

     As defined by the National Association of Real Estate Investment Trusts ("NAREIT") Funds From Operations ("FFO") represents net income/(loss) (computed in accordance with generally accepted accounting principles, consistently applied)before minority interests excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing cost), and after adjustment for unconsolidated partnerships and joint ventures. The FFO of the Lexreit Properties Group was $2.3 million in 1994, $2.2 million in 1995 and $3.6 million in 1996. The improvement in FFO is principally due to improvements in net operating income of the Properties which increased from $12.9 million in 1994 to $14.4 million in 1996.

                            BUSINESS AND PROPERTIES

DESCRIPTION OF PROPERTIES AND ADDITIONAL PROPERTIES

     The Company will be the General Partner of the Operating Partnership and will own an undivided 60% economic interest in the Operating Partnership. The Operating Partnership, in turn, will own limited partner's or member's interests (representing undivided 90% to 99% economic ownership interests in the Partnerships that own the Properties). See "Distribution Policy." The Properties and the Additional Properties are primarily located in the lower Midwestern and the Southeastern regions of the United States. A typical apartment community has 77 units and is composed of multiple one-story buildings containing apartment units offering four basic floor plans with studio, one-bedroom, two-bedroom/one-bath and two-bedroom/two-bath apartments. Approximately 96% of the apartment communities comprising the Properties were constructed during the 1980s, with the oldest Property having been constructed in 1980. All of the Additional Properties were constructed during the 1980s, with the oldest Additional Property having been constructed in 1985. The total number of units in the Properties is approximately 5,100 while the total number of units in the Additional Properties is approximately 800. As of December 31, 1996, the average Property was 92% occupied, and the average Additional Property was 89% occupied. Gross rents for the Properties range from $354 per month per unit to $858 per month per unit. As of December 31, 1996, the average rent collected per unit in the Properties was $400 per month. No Property accounted for more than 10% of the aggregate gross revenues of all of the Properties in 1996, and no Property had a book value of more than 10% of the total assets of all of the Properties. Gross rents for the Additional Properties range from $348 per month per unit to $541 per month per unit. As of December 31, 1996, the average rent collected per unit in the Additional Properties was $365.

     For specific information regarding rents, operating expenses, net operating incomes, debt balances and capital expenditures with respect to each Property and each Additional Property, see the Summary of Properties and Additional Properties filed as Exhibit 99.1 to the Registration Statement of which this Prospectus is a part.

EXECUTIVE OFFICERS; CONTRACTS FOR SERVICES WITH MANAGER AND CRSI

     The Company will initially have two Executive Officers, who will be the President and the Treasurer, each serving as such pursuant to the terms of the Corporate Services Agreement. See "Certain Transactions with CRSI--Corporate Services Agreement." The Executive Officers, together with other CRSI employees performing services on CRSI's behalf under the Corporate Services Agreement, will perform various management, administrative, accounting, public reporting, and, possibly, acquisition, development and redevelopment functions which will principally relate to investor relations, performance of duties as General Partner of the Operating Partnership and exercise of rights as limited partner or similar owner of the Partnerships but may also include review analysis, negotiation and consummation of acquisitions or similar transactions involving additional apartment communities or other residential real property or investments therein. See "Operating Partnership Agreement." The Operating Partnership will not have any employees. Most operating services will be provided to each of the Partnerships by the Manager. In addition, CRSI will initially provide day-to-day management and certain administrative, accounting and financial, tax, insurance administration and administrative services to the Partnerships. See "Certain Transactions; Transactions with CRSI--Management Agreements," "Certain Transactions; Transactions with CRSI--Corporate Services Agreement" and "Certain Transactions; Transactions with CRSI--Asset Management Agreements."

ENVIRONMENTAL MATTERS

     Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless of whether or not that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property or to borrow using it as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Other Federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water, the presence of lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. The Company, the Operating Partnership or the affected Partnership, as the case may be, may be potentially liable for such costs or claims in connection with the ownership and operation of the Properties. See "Risk Factors--Potential Environmental Liability."

     Phase I environmental site assessments have been completed within the last 36 months for more than one-half of the Properties and the Additional Properties, and no Phase II environmental site assessments have been conducted for the Properties or the Additional Properties. None of the Phase I environmental site assessments revealed any environmental contaminant or condition that CRSI believes would have a material adverse effect on the Company, the Operating Partnership, or any of the Partnerships, the Properties or the Additional Properties. Nevertheless, it is possible that there exists material environmental contamination of which CRSI is unaware.

     No assurance can be given that (i) the assessments described above revealed all potential environmental liabilities; (ii) future or amended laws, ordinances or regulations, or more stringent interpretations or enforcement policies of existing environmental requirements, will not impose any material environmental liability; or (iii) the environmental condition of the Properties has not been and will not be affected by changes in the condition of properties in the vicinity of the Properties or by the acts of third parties unrelated to the Company, Operating Partnership, Partnership, the Properties or the Additional Properties.

COMPETITION

     Each of the Properties is located in an area that includes other apartment communities. The occupancy and rental rates of any Property, any Additional Property or any apartment community acquired in the future could be materially and adversely affected by the number of competitive apartment communities in its market area.

LEGAL PROCEEDINGS

     The Company is not currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company, Operating Partnership, Partnerships or the Properties.

                      POLICIES AND OBJECTIVES WITH RESPECT
                             TO CERTAIN ACTIVITIES

     The Company's current investment objectives and policies set forth in "Policies and Objectives With Respect to Certain Activities--Investment Policies" and the other matters discussed below have been established by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements. The Company's current Board of Directors is comprised of three members, each of whom is a CRSI Affiliate. On or prior to the Distribution Date, CRSI, in its capacity at such time as the sole shareholder of the Company, will replace one of the current directors with three Independent Directors. While each of the Independent Directors has reviewed the principal policies of the Company and the Board of Directors of the Company presently intends to implement such policies, there can be no assurance that the Board of Directors will not amend or revise these policies.

INVESTMENT POLICIES

     The Company's investment objectives are to achieve long-term capital appreciation through increases in cash flow of the Properties and to provide annual cash dividends to the holders of its Company Common Stock after regular quarterly cash dividends to the holders of its Class A Senior Preferred Stock (which, for the foreseeable future is expected to be and remain CRSI); however, the Company Common Stock is subject to the dividend preference of the Class A Senior Preferred Stock and there can be no assurance that any dividends will ever be paid to the holders of the Company Common Stock. The Company intends to cause the Operating Partnership initially to make quarterly distributions of all OP Distributable Funds. The Company believes that these objectives can be accomplished through the enhanced operation and management of, and selected capital improvements to, the Properties, although the Company will be largely dependent upon the efforts and decisions of CRSI and Manager in this regard. See "Certain Transactions; Transactions with CRSI." While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Company may withhold its consent to the mortgage refinancing, expansion and/or improvement of the Properties or sale of such Properties, in whole or in part, except in certain limited circumstances. See "Distribution Policy" and "Risk Factors -- Real Estate Financing Risks."

     While the Company has no present plans to acquire or develop additional properties (except as provided in the Subscription Agreement), the Company intends to evaluate, and has been structured so that it may take advantage of, future opportunities to acquire additional apartment communities. The Operating Partnership Agreement contemplates the possible issuance of additional limited partners' interests in the Operating Partnership. Partnership Interests in the Operating Partnership could further be made convertible into shares of Company Common Stock. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company. The Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders.

     Immediately prior to the Distribution Date, when CRSI contributed an Interest in each of the Partnerships (in most cases, 60%, but in the case of two limited liability companies, 79%) to the Company, as described above under "Initial Transactions," there were 11 Additional Properties, 7 of which are owned by SPCs, all of the issued and outstanding capital stock of which is owned by CRSI, and 4 of which are owned by limited partnerships, with CRSI as the general partner, that were not transferred, because each required the consent of a mortgage lender or lenders. A list of the Additional Properties is set forth on Exhibit 99.2 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part. CRSI will evaluate each Additional Property to determine whether it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property. If CRSI determines to contribute an Additional Property to the Company, CRSI will continue to use its reasonable best efforts to obtain the required mortgage lender consent or consents and, upon obtaining the consent of the mortgage lender or lenders for the transfer of any Additional Interests, (i) with respect to SPC-owned Additional Properties, 100% of the capital stock of each SPC owning an

Additional Property will be contributed to the Company by CRSI, and (ii) with respect to partnership-owned Additional Properties, a 60% limited partner's interest in each of the partnerships owning such Additional Property will be contributed to the Company by CRSI, in any case, in exchange for shares of Class A Senior Preferred Stock in a stated amount equal to the Value of the Additional Interest being contributed. As capital contributions, the Company will contribute 60% of the Additional Interest in each of the partnerships owning the partnership-owned Additional Properties to the Operating Partnership, and the CRSI Group will contribute 40% of the Additional Interest in each of such partnerships to the Operating Partnership. At the time of any additional contribution as described in this paragraph, CRSI will provide to the Company a representation and warranty that, to the best of CRSI's knowledge, there has been no change to the underlying Additional Property or its operations that would have a material adverse effect on the Value of the Additional Property.

FINANCING

     The Company does not initially intend to obtain any financing from lenders or other third parties.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The Company has authority to sell capital shares or other securities and to repurchase or otherwise reacquire its shares or any other securities, and may engage in such activities in the future. The Company has authority to issue additional shares of Class A Senior Preferred Stock to CRSI in connection with the contribution by CRSI of Additional Properties to the Company or the Operating Partnership as provided in the Subscription Agreement. The Company has not issued Company Common Stock or any other securities to date, except to CRSI in connection with the formation of the Company. The Company has no outstanding loans to other entities or persons, including its officers and directors, and does not currently intend to make loans to other entities. The Company has not engaged, and does not currently intend to engage, in trading, underwriting or agency distribution or sale of securities of other issuers, and has not invested, and does not currently intend to invest, in the securities of other issuers for the purpose of exercising control. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     The Company intends to make investments at all times in a manner consistent with the requirements of the Code in order for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code, in Treasury Regulations or in the interpretations of either, the Company's Board of Directors determines that it is no longer in the best interests of the Company and its shareholders to qualify as a REIT.

CONFLICTS OF INTEREST POLICY

     The Company's Articles of Incorporation require that a majority of the Company's Board of Directors consist of persons who are not officers or other employees of the Company, CRSI or persons (or members of firms) who directly or indirectly receive substantial fee income from the Company ("Independent Directors"). Determinations to be made on behalf of the Company with respect to relationships or opportunities that represent a conflict of interest for any Company officer or director as such will be subject to the approval of the Independent Directors. The directors who are CRSI Affiliates intend to abstain from voting on any matters that would present a conflict of interest due to their being officers of CRSI.

     Neither the Company's governing instruments nor Company policy prohibit any Company director, officer, security holder or Affiliate from having a pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or in which it has an interest.

                                 THE FORMATION

     Initial Transactions. The principal transactions in connection with the formation of the Company as a REIT and the acquisition of the Interests by the Company and the Operating Partnership are as follows:

     - The Company was formed as an Ohio corporation and a wholly-owned subsidiary of CRSI on April 4, 1997. One hundred shares of Company Common Stock were issued to CRSI for $1,000.

     - On or before the Distribution Date, CRSI will contribute additional cash in the amount of $999,000 together with 60% of the Interests in each of the Partnerships (79% in the case of two limited liability companies) to the Company and will receive 100% of the Class A Senior Preferred Stock and up to 1,049,900 additional shares of Company Common Stock, constituting 100% of the outstanding Company Common Stock.

     - On or before the Distribution Date, the Company and CRSI will form the Operating Partnership as an Ohio limited partnership, with the Company as the General Partner with a 60% economic interest and CRSI as the Limited Partner with a 40% economic interest in the Operating Partnership. As capital contributions, the Company will contribute 60% of the Interests in each of the Partnerships (excluding two limited liability companies in which the Company will retain a 79% Interest) to the Operating Partnership, and the CRSI Group will contribute a 40% Interest in each of the Partnerships (excluding two limited liability companies in which the CRSI Group will retain a 21% Interest) to the Operating Partnership.

     By effecting the Initial Transactions and the Distribution, CRSI seeks to accomplish the following objectives:

     (1) To retain a portion of economic benefits (both current cash flow and future appreciation) of the Properties for CRSI and CRSI's shareholders;

     (2) To increase its net income and earnings per share;

     (3) To remove nonrecourse mortgage indebtedness secured by the Properties from CRSI's balance sheet;

     (4) To improve its financial ratios (e.g., debt to equity, debt to total market capitalization, operating margins, adjusted earnings before interest, taxes, depreciation and amortization to revenues, return on assets and return on equity);

     (5) To allow each business (i.e., CRSI's real estate services business and CRSI's real estate investment business) to more appropriately address its specific requirements in a cost effective manner, including capital requirements;

     (6) To enable investors to evaluate each of the two businesses independently and, therefore, better understand and analyze each such business and direct their investments accordingly;

     (7) To provide analysts, investors and lenders with a clear basis on which to evaluate the business and operations of each company;

     (8) To enable CRSI to better and more efficiently pursue growth opportunities in its business and to finance such growth through the issuance of capital stock (or other equity securities) of CRSI (or Affiliate), or through the proceeds of indebtedness, as applicable; and

     (9) To improve access to capital markets for CRSI and decrease CRSI's costs of raising capital because separation of the two businesses will enhance the ability of financial markets to appropriately evaluate and value CRSI's real estate services business.

     Contributions of Additional Interests. Immediately prior to the Distribution Date, when CRSI will contribute an Interest in each of the Partnerships (in most cases, 60%, but in the case of two limited liability companies, 79%) to the Company, as described above under "Initial Transactions," there will be 11 Additional Properties, 7 of which are owned by SPCs, all of the issued and outstanding capital stock of which is owned by CRSI, and 4 of which are owned by limited partnerships, with CRSI as the general partner, the interests in which will not have been transferred because each such transfer requires the consent of a mortgage lender or lenders. A list of the Additional Properties is set forth on Exhibit 99.2 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part. CRSI will evaluate each Additional Property to determine whether it is more feasible to maintain an economic interest in the Additional Property and contribute the Additional Property to the Company than to sell (or otherwise dispose of) the Additional Property. If CRSI determines to contribute an Additional Property to the Company, CRSI will continue to use its reasonable best efforts to obtain the required lender consent or consents and, upon obtaining the consent of the lender or lenders for the transfer of any Additional Interests, (i) with respect to SPC-owned Additional Properties, 100% of the capital stock of each SPC owning an Additional Property will be contributed to the Company by CRSI, and (ii) with respect to partnership-owned Additional Properties, a 60% limited partner's interest in each of the partnerships owning such Additional Property will be contributed to the Company by CRSI, in any case, in exchange for shares of Class A Senior Preferred Stock in an amount equal to the Value of the Additional Interest. As capital contributions, the Company will contribute 60% of the Additional Interest in each of the partnerships owning the partnership-owned Additional Properties to the Operating Partnership, and the CRSI Group will contribute 40% of the Additional Interest in each of such partnerships to the Operating Partnership. At the time of any additional contribution as described in this paragraph, CRSI will provide to the Company a representation and warranty that, to the best of CRSI's knowledge, there has been no change to the underlying Additional Property or its operations that would have a material adverse effect on the value of the Additional Property.

                                   MANAGEMENT

COMPANY DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company currently consists of three members, each of whom is a CRSI Affiliate. On or prior to consummation of the Distribution, the Company will replace one of the current directors with three Independent Directors. Thereafter, directors of the Company will be elected at each annual meeting of shareholders and will serve until their successors are elected and qualified.

     Each of the Company's officers will be elected and serve at the discretion of the Board of Directors of the Company until his successor is duly chosen and qualified. The Board of Directors may increase the number of officers of the Company in the future if circumstances warrant.

     The following table sets forth certain information concerning the individuals who are the current and proposed directors and the officers of the Company. The President and the Treasurer shall serve as such pursuant to the terms of the Corporate Services Agreement. See "Certain Transactions; Transactions with CRSI--Corporate Services Agreement."

        NAME              AGE             POSITION
---------------------    ------    -----------------------
John B. Bartling, Jr.      39      Director and President
Paul R. Selid              34      Director and Secretary
Mark D. Thompson           39      Director and Treasurer
Richard Lerner             31      Director Nominee
Craig Lipka                37      Director Nominee
Jack A. Staph              51      Director Nominee

     The following is a biographical summary of the business experience of the current and proposed directors and officers of the Company.

     John B. Bartling, Jr. Mr. Bartling has been President and Chief Executive Officer of CRSI since December 1995. From April 1993 until December 1995, Mr. Bartling was a Director in the Real Estate Products Group of CS First Boston, an investment banking firm ("CS First Boston"), and he was an executive officer of NHP, Inc., a company specializing in the development, ownership and management of real estate assets, from June 1987 to April 1993. He also served as Executive Vice President of NHP Real Estate Corp., NHP Capital Corp. and NHP Servicing Inc., wholly owned subsidiaries of NHP, Inc., from 1991 to April 1993.

     Paul R. Selid. Mr. Selid has been Senior Vice President of CRSI since April 1996. Prior to that time, Mr. Selid was Vice President of Acquisitions of NHP, Inc. since December 1994. Mr. Selid also served as Vice President of Asset Management and Underwriting of NHP, Inc. from September 1992 to December 1994. Mr. Selid previously served as Vice President of Finance of Hall Financial Group, Inc. from January 1990 to September 1992. Mr. Selid will be replaced as a director of the Company upon approval by the CRSI shareholders of the Distribution.

     Mark D. Thompson. Mr. Thompson has been Chief Financial Officer and Executive Vice President of CRSI since October 31, 1996. Prior to that time, Mr. Thompson was Executive Vice President of Corporate Acquisitions of CRSI since April 1996. Mr. Thompson was a partner in the law firm of McDonald, Hopkins, Burke & Haber from January 1995 to April 1996 and was a partner from October 1992, and an associate from January 1985 to October 1992, in the law firm of Benesch, Friedlander, Coplan & Aronoff LLP.

     Richard Lerner. Mr. Lerner has been Senior Vice President of DAIWA Securities, a full service global securities firm, since May 1996. For five years prior to that, Mr. Lerner was Director of Commercial Mortgage for CS First Boston.

     Craig Lipka. Mr. Lipka has been Managing Director of Soss, Cotton & Lipka, a hedge fund, since April 1996. For five years prior to that, Mr. Lipka was Managing Director of Mortgage Products Group for CS First Boston.

     Jack A. Staph. Mr. Staph has been the Senior Vice President, Secretary and General Counsel of Revco D.S., Inc. ("Revco") since December 1986 and served as a member of the interim office of the President of Revco from June 1992 to July 1992. Mr. Staph has been continuously employed as a member of Revco's in-house legal staff for more than ten years prior to June 1986.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Regulations provide that the Board of Directors may establish one or more committees of the Board of Directors in the future if circumstances warrant. The Board of Directors currently intends to establish an audit committee and a nominating committee.

     Audit Committee. The Audit Committee will consist of three Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and nonaudit fees, review CRSI's performance under the Corporate Services Agreement, review the adequacy of the Company's internal accounting controls and review major accounting or reporting changes contemplated or made.

     Nominating Committee. The Nominating Committee will consist of two Independent Directors and one CRSI Affiliate director. The primary function of the Nominating Committee will be to advise the Company's Board of Directors as to nominees for election to the Board of Directors.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code provides, with certain limited exceptions, that a director may be held liable in damages for his act or omission as a director only if it is proved by clear and convincing evidence that he undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest.

     The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or
(ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Revised Code.

     The Company's Regulations provide for the indemnification of directors and officers of the Company to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Company, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification.

     The Company plans to obtain and maintain an insurance policy which will insure the officers and directors of the Company against claims arising out of alleged wrongful acts by such persons in their respective capacities as officers and directors of the Company.

EXECUTIVE COMPENSATION

     The Company does not intend to pay its Executive Officers an annual salary for services performed as Executive Officers. The Executive Officers, together with other CRSI employees performing services on CRSI's behalf under the Corporate Services Agreement, will perform, pursuant to the terms of the Corporate Services Agreement, various management, administrative, accounting, public reporting and, possibly, acquisition, development and redevelopment functions which will principally relate to investor relations, performance of duties as General Partner of the Operating Partnership and exercise of rights as limited partner or similar owner of the Partnerships but may also include review, analysis, negotiation and consummation of acquisitions or similar transactions involving additional apartment communities or other residential real property or investments therein. See "Certain Transactions; Transactions with CRSI--Corporate Services Agreement." The Executive Officers will each also serve as directors of the Company and shall be compensated for their services as directors, as set forth below.

COMPENSATION OF DIRECTORS

     The Company intends to pay each of its directors an annual fee of $10,000 and a fee of $500 for each directors' meeting and $250 for each committee meeting attended; provided, however, that the additional fees for attendance at directors' meetings and committee meetings shall not exceed $2,500 per director for the one year period commencing on the date of this Prospectus.

CONFLICTS OF INTEREST

     It is anticipated that certain matters affecting both CRSI and the Company will require approval of the Company's Board of Directors. The non-Independent Directors will abstain from voting on any matters that would provide a conflict of interest due to their positions as officers of CRSI.

                  CERTAIN TRANSACTIONS; TRANSACTIONS WITH CRSI

INITIAL TRANSACTIONS

     The principal transactions in connection with the Formation of the Company as a REIT and the acquisition of the Interests by the Company and the Operating Partnership are as follows:

     - The Company was formed as an Ohio corporation and a wholly-owned subsidiary of CRSI on April 4, 1997. One hundred shares of Company Common Stock were issued to CRSI for $1,000.

     - On or before the Distribution Date, CRSI will contribute additional cash in the amount of $999,000 together with 60% of the Interests in each of the Partnerships (79% in the case of two limited liability companies) to the Company and will receive 100% of the Class A Senior Preferred Stock and up to 1,049,900 additional shares of Company Common Stock, constituting 100% of the outstanding Company Common Stock.

     - On or before the Distribution Date, the Company and CRSI will form the Operating Partnership as an Ohio limited partnership, with the Company as the General Partner with a 60% economic interest and CRSI as the Limited Partner with a 40% economic interest in the Operating Partnership. As capital contributions, the Company will contribute 60% of the Interests in each of the Partnerships (excluding two limited liability companies in which the Company will retain a 79% Interest) to the Operating Partnership, and the CRSI Group will contribute 40% of the Interests in each of the Partnerships (excluding two limited liability companies in which the CRSI Group will retain a 21% Interest) to the Operating Partnership.

See "The Formation" for a further discussion of the benefits to, and value received by, CRSI in connection with the Initial Transactions.

CONTRIBUTIONS OF ADDITIONAL INTERESTS

     Immediately prior to the Distribution Date, when CRSI will contribute an Interest in each of the Partnerships (in most cases, 60%, but in the case of two limited liability companies, 79%) to the Company, as described above under "Initial Transactions," there will be 11 Additional Properties, 7 of which are owned by SPCs, all of the issued and outstanding capital stock of which is owned by CRSI, and 4 of which are owned by limited partnerships, with CRSI as the general partner, that will not have been transferred because such transfer requires the consent of a mortgage lender or lenders. A list of the Additional Properties is set forth on Exhibit 99.2 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part. CRSI will evaluate each Additional Property to determine whether it is more feasible to maintain its economic interest in the Additional Property and contribute the Additional Property to the Company or to sell (or otherwise dispose of) the Additional Property. If CRSI determines to contribute an Additional Property to the Company, CRSI will continue to use its reasonable best efforts to obtain the required lender consent or consents and, upon obtaining the consent of the lender or lenders for the transfer of any Additional Property, will contribute to the Company (i) with respect to SPC-owned Additional Properties, 100% of the capital stock of each SPC owning an Additional Property will be contributed to the Company by CRSI, and (ii) with respect to partnership-owned Additional Properties, 60% of the limited partner's interest in each of the partnerships owning such Additional Property will be contributed to the Company by CRSI, in each case, in exchange for shares of Class A Senior Preferred Stock in an amount equal to the Value of the Additional Interest being contributed. As capital contributions, the Company will contribute the full amount of the limited partner's interest it receives in each of the partnerships owning the partnership-owned Additional Properties to the Operating Partnership, and the CRSI Group will contribute the remaining 40% of the limited partner's interest in each of such partnerships to the Operating Partnership. At the time of any additional contribution as described in this paragraph, CRSI will provide to the Company a representation and warranty that, to the best of CRSI's knowledge, there has been no change to the underlying Additional Property or its operations that would have a material adverse effect on the value of the Additional Property.

AGREEMENTS BETWEEN THE COMPANY AND CRSI

     On or prior to the Distribution Date, the Company and CRSI, directly or through Affiliates, will enter into certain agreements, described below, which will govern their ongoing relationships. These agreements were structured and negotiated while the Company was owned by CRSI and consequently are not the result of arm's length negotiations between independent parties. In each case, the terms of these agreements have been reviewed by the nominees to serve as the Company's Independent Directors.

MANAGEMENT AGREEMENTS

     The Manager. As of the date of this Prospectus, either Lexford Properties, Inc., a Texas corporation and wholly-owned subsidiary of CRSI, or CRSI (collectively, the "Manager"), oversees the day-to-day operations of each Property pursuant to a management agreement, which has been entered into between the Manager and an individual Partnership (individually, a "Management Agreement," and collectively, the "Management Agreements").

     The Management Agreements. As of the date of this Prospectus, each Partnership has entered into a Management Agreement with the Manager for an initial term of five years. Approximately two-thirds of the Management Agreements were entered into in 1992 and the remaining one-third were entered into in 1996. At the expiration of the five-year term, the Management Agreement will renew automatically for a period of one year, unless either party provides a written notice to the other party of its intention to terminate the Management Agreement 30 days prior to expiration of the current term. The Management Agreement may be terminated by either party without cause at any time upon 30 days written notice. Under 24 of the Management Agreements, any such termination by the Partnership without cause during the initial five year term shall result in a payment of a termination fee to the Manager in an amount equal to the compensation due to the Manager under the unexpired portion of such initial term of the Management Agreement, such termination fee to be calculated by multiplying the compensation earned for the first month of such initial term by the number of months remaining in such initial term. Under the balance of the Management Agreements, a termination fee is payable for the unexpired portion of the then current term. The Operating Partnership Agreement provides further that any termination of a Management Agreement, other than for reasons of (i) sale or other disposition of the related Property or Additional Property or (ii) termination at the expiration of the Management Agreement's then current term, shall result in payment by the Company to the Manager of a termination fee in an amount equal to five years fees (based upon the full amount of fees earned by Manager on account of the immediately preceding twelve full months), less any termination fee amount paid by a Partnership (or by a limited partnership owning an Additional Property) pursuant to the terms of the Management Agreement. See "Operating Partnership Agreement--Termination of Management Agreements." In addition, each party will have the right to terminate the Management Agreement without penalty upon the occurrence of certain specified events, including a breach by the other party of any provision contained in the Management Agreement which remains uncured for 30 days after written notice of such breach.

     After the Distribution Date, the Manager will continue to manage and operate the Properties as the agent of each of the Partnerships in accordance with the terms of the appropriate Management Agreement. Specifically, the Manager (or its affiliate, as the case may be) will perform such services and activities relating to the operations of the Properties as are customarily provided by operators of comparable apartment properties, including:

          (i) employing, discharging and supervising all on-site employees or contractors required for operation of the Property;

          (ii) implementing and maintaining a computer system for the Property;

          (iii) ensuring compliance with applicable laws with respect to the Property;

          (iv) obtaining necessary licenses and permits for operation of the Property;

          (v) making ordinary course contracts for utilities and supplies and for vendor arrangements for the Property;

          (vi) making necessary alterations and repairs and completing routine maintenance for the Property;

          (vii) keeping bank accounts and making deposits and disbursements for salaries (including fringe benefits and employee benefits), debts, expenditures and fees (e.g., mortgage payments) with respect to the Property;

          (viii) coordinating the plans of tenants for moving their personal effects into the Property or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants;

          (ix) maintaining business-like relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each;

          (x) using its best efforts to (A) collect all monthly rents due from tenants and rent from users or lessees of other non-dwelling facilities on the Property, if any; (B) request, demand, collect, receive and receipt for any and all charges or rents which become due to the Partnership; and (C) take such legal action, at the Partnership's expense, as may be necessary or desirable to evict tenants delinquent in payment of monthly rental charges, to cancel leases and to collect charges such as rent, security deposits and late fees;

          (xi) using its best efforts at all times to operate and maintain the Property according to the highest standards achievable consistent with the operation of comparable quality units;

          (xii) advertising when necessary, at the Partnership's expense, the availability for rental of the apartments and display "for rent" or other similar signs upon the Property; and

          (xiii) signing, renewing and canceling tenant leases for the Property, in compliance with standards established by the Partnership to bona fide individuals, for monthly rentals established from time to time by the Partnership based on the Manager's recommendations.

     Pursuant to the Management Agreement, the Manager is required to submit to the Partnership for approval a budget for each fiscal year, containing a schedule of monthly rents and management expenditures, including employee compensation. The Manager's expenses (excluding expenses for taxes, insurance and utilities) may not exceed budgeted amounts for the period in question by more than 10% unless consented to by the Partnership. In addition, the Manager will be responsible for preparing for the Partnership monthly income and expense statements with respect to the Property and cash balances for accounts. Within 45 days of each fiscal year end, the Manager is required to provide to the Partnership a fiscal year end income and expense statement and results of operations with respect to the Property.

     Management Agreement Fees. Monthly payments by the Partnership to the Manager under the Management Agreement consist of the following: (a) a management fee; (b) a bookkeeping fee; (c) a performance fee; and (d) a reimbursement payment for employee salaries. All of the monthly payments are payable to the Manager on or before the last day of each month and shall be deducted by the Manager from the collected rental receipts. The Management Agreement provides that fees for certain additional services requested of the Manager by the Partnership shall be agreed upon by the parties. In addition, the Manager may require that the Partnership provide an apartment to any Property employee on a discounted basis.

     The monthly management fee is equal to 5% of the "Gross Receipts of the Property." "Gross Receipts of the Property" consist of the entire amount of all receipts, determined on a cash basis, from tenant rentals collected pursuant to tenant leases for each month (excluding tenant security deposits).

     The bookkeeping fee is approximately $335 per month, subject in certain cases to annual cost of living adjustments. The bookkeeping fee compensates the Manager for its bookkeeping, recording of receipts and disbursements, check writing and bank account reconciliations, preparation of monthly statements of cash receipts and disbursements and other required bookkeeping functions under the Management Agreement.

     The performance fee payable to the manager is an amount equal to $2 per apartment for each month in which the Manager collects not less than 96% of the potential gross revenue by the end of such month from occupied units or from all rentable units (whether rented or not, i.e., "economic occupancy"), as the case may be. In addition, the Partnership must make monthly reimbursements of employee compensation paid by the Manager to the property employees during such month.

     Expenses. Pursuant to the Management Agreement, the Partnership will also pay all costs and expenses of maintaining and operating the Property.

     Ancillary Services. The Manager also provides ancillary services to the Properties, including replacement parts, laundry services and maintenance supplies. The Manager has established a "Preferred Vendor" program that features discounts with major appliance, home repair and supply vendors at a cost of $3 per unit per year for participation in the Preferred Vendor program. The program will allow the Partnerships to benefit from volume purchasing by paying discounted prices for high-quality goods. The Manager receives a rebate for every purchase made through the Preferred Vendor program, as well as a share of revenues generated from residents' use of laundry equipment.

     The Manager receives compensation for services rendered and a reimbursement of expenses. The Manager also offers leased apartment furnishings through agreements with national companies, and receives a rebate on furniture packages leased by residents. On a very limited basis, the Manager offers telecommunications and cable television services to residents.

CORPORATE SERVICES AGREEMENT

     CRSI and the Company will enter into a Corporate Services Agreement effective as of the Distribution Date pursuant to which CRSI will provide to the Company certain services for a period of three years following the Distribution. The Corporate Services Agreement shall renew automatically for sequential one-year periods unless either party shall provide written notice to the other, six months prior to the expiration of the then current term, of its desire to terminate the Corporate Services Agreement. Payment by the Company for the provision of services during the three-year term will be $350,000 per year, payable in equal monthly installments.

     The initial services to be provided to the Company by CRSI include day-to-day executive management and most administrative services to the Company including public reporting, insurance procurement and administration, management information systems, tax planning, compliance and return preparation, if necessary, payroll and W-2 matters and accounting and other financial services. Further, the Company does not intend to pay its Executive Officers an annual salary for services performed as Executive Officers. The Executive Officers, together with other CRSI employees performing services on CRSI's behalf under the Corporate Services Agreement, will perform, pursuant to the terms of the Corporate Services Agreement, various management, administrative, accounting, public reporting and, possibly, acquisition, development and redevelopment functions which will principally relate to investor relations, performance of duties as General Partner of the Operating Partnership and exercise of rights as limited partner or similar owner of the Partnerships but may also include review analysis, negotiation and consummation of acquisitions or similar transactions involving additional apartment communities or other residential real property or investments therein.

ASSET MANAGEMENT AGREEMENTS

     CRSI and each Partnership (or, each entity owning an Additional Property, if acquired) will enter into an Asset Management Agreement pursuant to which CRSI will provide to the Properties and/or the Additional Properties day-to-day management services for a period of three years. The Asset Management Agreements shall renew automatically for sequential one-year periods unless and until either of the parties shall provide written notice to the other, six months prior to the expiration of the then current term, of its desire to terminate the Asset Management Agreement. The services to be provided by CRSI under each Asset Management Agreement include: (i) preparation and distribution of reports to limited partners regarding operations, finances, management and all other matters that could have an affect on their economic interests in the Properties and the Additional Properties; (ii) allocation and distribution of funds to limited partners in accordance with the terms of their partnership agreements;
(iii) supervision of the preparation, and review and distribution, of partnership tax returns to each limited partner; and (iv) participation in, and supervision of professionals involved in, examination of partnership filings. Payment by each of the Partnerships for the provision of day-to-day management services during the three-year term will be paid to CRSI monthly in the form of
(a) an asset management fee in an amount equal to 1% of the gross monthly revenues collected by such Partnership (or entity owning an Additional Property, if acquired); (b) a real estate tax appeals fee in an amount equal to 40% of first year savings plus a maintenance fee of $100 per Property or Additional Property;

(c) a loan negotiation fee in an amount equal to 1% of the face amount of any new or refinanced loan with respect to a Property or Additional Property; (d) a real estate commission fee in an amount equal to 5% of the sales price (inclusive of any fees payable to outside brokers retained by the seller) of any Property or Additional Property; (e) a payroll processing fee in an amount equal to $43 per Property per month; (f) a W-2 preparation and distribution fee in an amount equal to $1.50 per employee per year; (g) an insurance administration fee in an amount equal to $12 per unit per year; and (h) an audit preparation fee in an amount equal to $1,000 per year for applicable Properties.

     In addition, as further consideration for its services under the Asset Management Agreement, each Partnership will authorize CRSI to retain custody and control of its cash on hand and invest such funds in the Partnership's name in demand or overnight commercial paper facilities (a "CP Facility"). CRSI will covenant to make all such funds immediately available to the Partnership as needed and will be entitled to retain interest accruing on such funds under the CP Facility.

TAX INDEMNIFICATION AGREEMENT

     The Company and CRSI will enter into a Tax Indemnity Agreement (the "Tax Indemnification Agreement") effective as of the Distribution Date pursuant to which CRSI will indemnify the Company against any tax liability of CRSI or any of CRSI's subsidiaries (other than the Company) for any period ending on or before, or including, the Distribution Date.

                        OPERATING PARTNERSHIP AGREEMENT

     The following summary of the Operating Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

     The Operating Partnership will be an Ohio limited partnership. Pursuant to the Operating Partnership Agreement, the Company, as the General Partner with a 60% economic interest in the Operating Partnership will have full, exclusive and complete responsibility in the management and control of the Operating Partnership. CRSI, as the Limited Partner with a 40% economic interest in the Operating Partnership, will have no authority to transact business for, or to participate in the management activities or decisions of, the Operating Partnership; provided, however, that any decision for the Operating Partnership
(i) to issue additional limited partner's interests in the Operating Partnership; (ii) to change the General Partner, including a voluntary withdrawal, transfer or assignment by the General Partner of its general partner's interest; (iii) to make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee; (iv) to institute any proceeding for bankruptcy; (v) to agree to or consummate a merger or consolidation of the Operating Partnership with any other entity; (vi) to take title to any property other than in the name of the Operating Partnership; or (vii) to be dissolved, would require the consent of the Limited Partner. Additionally, amendments to the Operating Partnership Agreement (e.g., changes in the business conducted) require the consent of the Limited Partner, with certain limited exceptions, and certain amendments to the Operating Partnership Agreement (e.g., modification of the partners' rights to receive allocations and distributions and alteration of the transfer rights, contribution requirements and indemnification provisions of the Operating Partnership Agreement) require the consent of each adversely affected partner.

     The Operating Partnership has been formed to own the Interests and to own all other interests in real estate properties that may be acquired in the future by the Company (unless otherwise specified in the Subscription Agreement). See "Subscription Agreement." Accordingly, the income and expenses of the Company that will be reflected in the financial information to be provided to the shareholders will include the income and expenses of the Operating Partnership, adjusted (on a pro forma basis) to deduct the allocation of the Limited Partner.

TRANSFERABILITY OF INTERESTS

     The Company may not voluntarily withdraw from the Operating Partnership or transfer or assign its general partner's interest in the Operating Partnership without the consent of the Limited Partner. Subject to applicable securities laws, a limited partner may transfer its interests in the Operating Partnership without the consent of the General Partner, although the transferee will not be admitted as a substitute partner without the consent of the General Partner.

CAPITAL CONTRIBUTIONS

     The Company will contribute to the Operating Partnership all of the Interests transferred to it by CRSI (with the exception of a 79% Interest in 2 of the Partnerships) as its initial capital contribution. The Limited Partner will contribute to the Operating Partnership the remaining portion of its Interests in the Partnerships (with the exception of a 21% Interest in 2 of the Partnerships) as its initial capital contribution. If additional limited partner's interests are contributed by CRSI to the Company following the Distribution Date, it is anticipated that 60% of such Additional Interests will be contributed to the Company which will in turn contribute such Additional Interests to the Operating Partnership, and 40% of such Additional Interests will be contributed by the CRSI Group to the Operating Partnership.

     The Operating Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from capital contributions, the Operating Partnership may seek to obtain such funds from a lender or other third party.

TAX MATTERS; PROFITS AND LOSSES

     Pursuant to the Operating Partnership Agreement, the Company will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership.

     Profit and loss of the Operating Partnership will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership, except as otherwise required by the tax law (including, but not limited to Code Section 704(c)).

OPERATIONS

     The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any Federal income tax liability.

     The Operating Partnership Agreement provides that the provisions of the Operating Partnership Agreement described in the preceding paragraph, among others, may not be amended, modified, revoked or rescinded without the prior written consent of the Limited Partner. See "--Management."

TERMINATION OF MANAGEMENT AGREEMENTS

     The Operating Partnership Agreement provides that, upon the termination of any Management Agreement for any reason other than (i) the sale or other disposition of the related Property or Additional Property or (ii) the termination by its terms of the Management Agreement at the expiration of its then current term, the Company will be required to pay to the Manager a termination fee in an amount equal to five years fees, calculated based on the fees earned by the Manager with respect to the related Property or Additional Property during the prior twelve-month period. The termination fee to be paid under the Operating Partnership Agreement shall be reduced by any termination fee amount required to be paid by a Partnership (or by a limited partnership owning an Additional Property) pursuant to the terms of the terminated Management Agreement.

DISTRIBUTIONS

     The Operating Partnership Agreement provides that the Operating Partnership will make cash distributions quarterly, in amounts equal to all OP Distributable Funds. The portion of OP Distributable Funds from Partnership Operations equal to the net income of the Operating Partnership will be distributed to the partners in accordance with their respective percentage interests in the Operating Partnership. Any remaining OP Distributable Funds, i.e., those in excess of net income of the Operating Partnership, will be distributed (i) 100% to the General Partner if such distributions are attributable to Partnership operations or (ii) pro rata to the partners in accordance with their respective capital account balances if such distributions are attributable to sales or refinancings of Properties or Additional Properties by the Partnerships. As General Partner of the Operating Partnership, the Company will control the declaration and payment of any distributions by the Operating Partnership but has agreed with CRSI (in the Operating Partnership Agreement), as Limited Partner, not to unreasonably withhold or retain OP Distributable Funds.

     Distributions by the Partnerships will be determined by CRSI's authorized officers on behalf of CRSI, through CRSI's Managing Interest in the Partnerships. CRSI, as Managing Partner of each of the Partnerships, has agreed (in the Operating Partnership Agreement) not to unreasonably withhold or retain Distributable Funds from Partnership Operations. Distributions by the Partnerships will be dependent on a number of factors, including the amount of each such Partnership's Distributable Funds from Partnership Operations, the Partnership's financial condition, any decision by the Managing Partner to reinvest funds rather than distributing such funds, the Partnership's capital expenditures and any other factor the Managing Partner believes is relevant. CRSI, as Managing Partner of the Partnerships, may establish reserves for certain of the Properties from time to time which would have the impact of decreasing the actual amount of distributions from the Operating Partnership to the Company and, in turn, from the Company to the holders of Company Common Stock or even its Preferred Stock.

     Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

TERM

     The Operating Partnership will continue until December 31, 2037, or until sooner dissolved on (i) the bankruptcy, insolvency, dissolution, liquidation or withdrawal of the Company (unless the Limited Partner elects to continue the Operating Partnership); (ii) the sale or other disposition of all or substantially all the assets of the Operating Partnership; or (iii) the redemption of all of the interests in the Operating Partnership.

                             SUBSCRIPTION AGREEMENT

GENERAL

     A Subscription Agreement has been entered into between the Company and CRSI, in substantially the form filed as Exhibit 3.3 to the Company's Form S-11, of which this Prospectus forms a part, for the subscription by CRSI of the Company Common Stock and Class A Senior Preferred Stock in exchange for the contribution of capital to be made by CRSI to the Company. See "The Formation" for a detailed description of the contribution of capital and the distribution of capital stock. In addition to the terms of the Class A Senior Preferred Stock set forth in the Company's Articles of Incorporation, the Subscription Agreement provides that additional shares of Class A Senior Preferred Stock shall be issued to CRSI upon CRSI's contribution of Additional Interests, if any, to the Company. See "--Contributions of Additional Interests."

CONSENT OF THE COMPANY TO CERTAIN TRANSACTIONS

     While the Company will not directly control or make capital financing, ownership or management decisions affecting the Properties, the Subscription Agreement provides that the Company may withhold its consent to the (i) mortgage refinancing, (ii) expansion and/or improvement of the Properties or (iii) sale of such Properties, in whole or in part, except in the event that the maturity of a mortgage loan on the affected Property is accelerated for any reason.

CONTRIBUTIONS OF ADDITIONAL INTERESTS

     In the event of any contribution by CRSI of Additional Interests, as described in "The Formation--Additional Contributions of Interests," the Company will issue to CRSI, additional shares of Class A Senior Preferred Stock in an amount equal to the dollar amount of the Value of the Additional Interests so contributed to the Company.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth certain projected information regarding the beneficial ownership of Company Common Stock by each director and proposed director of the Company, by the officers of the Company, by all directors, officers and proposed directors and officers of the Company as a group, and by each person who is expected to be the beneficial owner of 5% or more of the outstanding Company Common Stock immediately following the completion of the Distribution. The table is based on an estimated total of 1,050,000 shares of Company Common Stock to be issued and outstanding following the Distribution, which, in turn, is based on an estimate of the number of shares of CRSI Stock outstanding on the Distribution Record Date and gives pro forma effect to the completion of the Initial Transactions and the Distribution. Actual amounts may differ based upon the number of shares of CRSI Stock which may be issued between the date of this Prospectus and the Distribution Record Date (under various employment agreements or other compensation plans, and/or upon the exercise of currently exercisable stock options) and the distribution of whole shares of the Company Common Stock in lieu of fractional shares.

                                                                SHARES OF      PERCENTAGE OWNERSHIP
                      NAME AND ADDRESS                           COMPANY       OF THE COMPANY AFTER
                   OF BENEFICIAL OWNER(1)                      COMMON STOCK        DISTRIBUTION
-------------------------------------------------------------  ------------    --------------------
Bank of America National Trust
  and Savings Association
333 South Hope Street
Los Angeles, California 90071................................     102,786               9.8%
Cardinal Realty Services, Inc.
  6954 Americana Parkway
  Reynoldsburg, Ohio 43068...................................      72,300                 7%

                                                                SHARES OF      PERCENTAGE OWNERSHIP
                      NAME AND ADDRESS                           COMPANY       OF THE COMPANY AFTER
                   OF BENEFICIAL OWNER(1)                      COMMON STOCK        DISTRIBUTION
-------------------------------------------------------------  ------------    --------------------
John B. Bartling, Jr.
  6954 Americana Parkway
  Reynoldsburg, Ohio 43068...................................      13,588               1.3%
Mark D. Thompson
  6954 Americana Parkway
  Reynoldsburg, Ohio 43068...................................       6,637                 *
Paul R. Selid
  6954 Americana Parkway
  Reynoldsburg, Ohio 43068...................................       3,875                 *
Craig Lipka
  The Huntington Center
  41 South High Street, 24th Floor
  Columbus, Ohio 43215.......................................        None                --
Richard Lerner
  The Huntington Center
  41 South High Street, 24th Floor
  Columbus, Ohio 43215.......................................        None                --
Jack A. Staph
  The Huntington Center
  41 South High Street, 24th Floor
  Columbus, Ohio 43215.......................................        None                --
All directors, proposed directors and officers of the Company
  as a group (6 people)......................................      24,100               2.3%

---------------

* Less than 1%.

                          CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company was formed as an Ohio corporation on the filing of its original articles of incorporation on April 4, 1997. The Company's original articles of incorporation will be amended upon the filing of the Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), which shall be filed with the Ohio Secretary of State's office as soon as practicable after obtaining shareholder approval of the Distribution. The Company's Articles of Incorporation authorize the issuance of up to 2,500,000 shares of no par value Company Common Stock, 7,500 shares of Class A Senior Preferred Stock and 500,000 shares of no par value Preferred Stock (the "Blank Check Preferred Stock"). Currently, one hundred shares of Company Common Stock are issued and outstanding. Immediately after consummation of the capital contribution to the Company by CRSI, approximately 4,500 shares of Class A Senior Preferred Stock will be issued and outstanding and up to 1,050,000 shares of Company Common Stock will be issued and outstanding. If all of the Additional Interests are contributed by CRSI to the Company, a maximum of 1,000 additional shares of Class A Senior Preferred Stock will be issued to CRSI.

     There is no established trading market for the Company Common Stock. The Company Common Stock is initially expected to be traded on the OTC Bulletin Board, which is a thin, illiquid market.

     Fifth Third Bank will act as transfer agent and registrar for the Company Common Stock.

     The following description of the Company Common Stock, Preferred Stock and of certain provisions of the Company's Articles of Incorporation is a summary of and is qualified in its entirety by reference to the

Articles of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

COMPANY COMMON STOCK

     Subject to the preferences of the Preferred Stock, the holders of the Company Common Stock are entitled to receive ratably such dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The holders of Company Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to share ratably in any assets remaining after payment in full of all liabilities of the Company and all preferences of the holders of any outstanding Preferred Stock. The Company Common Stock possesses ordinary voting rights, each share entitling the holder thereof to one vote. The holders of Company Common Stock do not have preemptive rights. As of the date of this Prospectus, the holders of Company Common Stock have cumulative voting rights in the election of directors, however, these rights will be eliminated pursuant to the Ohio General Corporation Law upon the filing of the Company's Amended and Restated Articles of Incorporation as described above in this Section under "-- General." All of the Company Common Stock now outstanding is, and when issued to the shareholders of CRSI as of the Distribution Date in the manner described in this Prospectus will be, fully paid and nonassessable.

PREFERRED STOCK

     Class A Senior Preferred Stock Held by CRSI. The holders of the 4,500 shares of Class A Senior Preferred Stock to be issued and outstanding on the Distribution Date are entitled to receive ratably, when, and as declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative preferential cash dividends of $1,620,000 (or $360 per share) per year, payable quarterly on each January 15, April 15, July 15 and October 15, or, if any such date is not a business day, on the next succeeding business day, to holders of record at the close of business at quarter end. Dividends on shares of Class A Senior Preferred Stock will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Class A Senior Preferred Stock will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on shares of Class A Senior Preferred Stock.

     Whenever dividends on the Class A Senior Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of Class A Senior Preferred Stock will be entitled to vote for the election of one additional director of the Company at a special meeting called by the holders of record of at least 10% of the Class A Senior Preferred Stock or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Class A Senior Preferred Stock for the past dividend periods and the current dividend period have been fully paid or declared and a sum sufficient for the payment thereof has been set aside for payment. In such event, the number of directors comprising the Company's Board of Directors shall be increased from five to seven in order to maintain a majority of Independent Directors in accordance with Article Tenth of the Articles of Incorporation.

     So long as any Class A Senior Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), consummate a "change of control transaction." A "change of control transaction" is any transaction requiring approval of the holders of the Company Common Stock and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation or entity or the acquisition by any person or entity directly or indirectly of securities of the Company representing 50% or more of the voting power of any class of the Company's outstanding voting securities.

     So long as any Class A Senior Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), (i) authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with the Class A Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Class A Senior Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Class A Senior Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, in each case ranking junior to the Class A Senior Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The shares of Class A Senior Preferred Stock issued to CRSI will be fully paid and nonassessable. The holders of Class A Senior Preferred Stock shall have no other voting rights, unless otherwise expressly required by the Ohio General Corporation Law or the Company's Articles of Incorporation as described herein, in which event each share of Class A Senior Preferred Stock shall be entitled to one vote.

     The holders of Class A Senior Preferred Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $3,000 per share (subject to any adjustments upon redemption of shares of the Class A Senior Preferred Stock), plus an amount equal to any accrued and unpaid dividends thereon to the date of payment, before any distribution of assets is made to the holders of Company Common Stock.

     At any time, and from time to time, the Company will have the right to redeem, in whole or in part, the outstanding shares of Class A Senior Preferred Stock, on not less than 30 days, nor more than 60 days, prior notice, for a redemption price equal to the liquidation preference (initially, $3,000 per share) as of the record date for redemption. The redemption price shall be paid in cash out of the assets of the Company legally available for distribution. Dividends will cease to accrue on the shares of Class A Senior Preferred Stock to be redeemed as of and on the date fixed for their redemption; provided, however, that if the shares of Class A Senior Preferred Stock are not redeemed on such date, dividends will continue to accrue. Any shares of Class A Senior Preferred Stock redeemed by the Company shall be retired and cancelled promptly after the acquisition of the shares.

     If fewer than all of the outstanding shares of Class A Senior Preferred Stock are to be called for redemption, the shares to be called will be selected by the Company from outstanding shares of Class A Senior Preferred Stock not previously called or redeemed by lot or pro rata (as nearly as may be) or by any other method determined by the Company's Board of Directors, in its sole discretion, to be equitable.

     To the extent that the Company elects to distribute all or any portion of the "net proceeds" it receives as a result of each sale, or change of control of, a Property or an Additional Property, it must first distribute such net proceeds to the payment of all accumulated and unpaid dividends with respect to the Class A Senior Preferred Stock to the holders of Class A Senior Preferred Stock. Any remaining net proceeds distributed by the Company must be distributed 75% to the holders of Class A Senior Preferred Stock, with the remaining 25% of the net proceeds available for distribution to the holders of Company Common Stock. The "net proceeds" available for distribution to shareholders shall be determined by decreasing the gross sales amount by an amount equal to (i) the mortgage debt amount attributable to the Property or the Additional Property at the time of sale of the Property or Additional Property, (ii) amounts allocated or distributable to the Managing Partner and the Limited Partner (and other partners, if any, at such time) of the Operating Partnership plus (iii) expenses for such sale or change of control, and shall be paid subject to amounts reasonably reserved by the Company's Board of Directors, at its sole discretion, for a specified business purpose. The amount of such distribution of net proceeds will reduce, on a dollar for dollar basis, the liquidation preference of the Class A Senior Preferred Stock.

     The stated amount of the shares of Class A Senior Preferred Stock is $1,000 per share, or $4,500,000 in the aggregate, which is less than the historical book value of the Interests initially contributed to the Company by the CRSI Group, and which CRSI believes is substantially less than the fair market value of those Interests. The liquidation preference of $3,000 per share, or $13,500,000 in the aggregate, is based on a multiple of three times the stated amount, which liquidation preference CRSI believes, based in part upon historical Distributable Funds from Partnership Operations, to be a more accurate reflection of the fair market value of the Interests than is the book value of the Interests. The amount of the expected annual distributions of $1,620,000 is determined by reference to the liquidation preference (with a coupon rate of 12%), and the prices to be paid to holders of the Class A Senior Preferred Stock for any redemptions or upon liquidation will equal 100% of the liquidation preference amount.

     If CRSI contributes all of the Additional Interests to the Company, the Company will issue a total of 1,000 additional shares of Class A Senior Preferred Stock to CRSI, resulting in an aggregate of 5,500 issued and outstanding shares of Class A Senior Preferred Stock in a total stated amount of $5,500,000 and a total liquidation preference of $16,500,000 and entitled to cumulative annual dividends of $1,980,000.

     For additional terms of the Class A Senior Preferred Stock, see "Subscription Agreement."

     Blank Check Preferred Stock. The Articles of Incorporation also authorize the Board of Directors to provide for the issuance of 500,000 shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The issuance of such Blank Check Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any Blank Check Preferred Stock.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year of the Company's existence) or during a proportionate part of a shorter taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than that first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification."

     Because the Company expects to qualify as a REIT, the Articles of Incorporation limit the acquisition of shares of the Company's capital stock (the "Ownership Limit"). The Ownership Limit provides that, subject to certain exceptions set forth in the Company's Articles of Incorporation, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9% of any class of the outstanding shares of the Company. The Board of Directors may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize the Company's status as a REIT. As a condition of that waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

     If any purported transfer of capital shares of the Company or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause the Company to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of shares of the Company or any other event would cause the Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of shares of the Company or any other event would otherwise cause the Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in any lessee or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

     Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust, who will be designated by the Company and be unaffiliated with the Company and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

     All certificates representing shares of the Company will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as may be required by the Code or Treasury Regulations) of the outstanding shares of the Company must file no later than January 30 of each year a written notice with the Company containing the information specified in the Articles of Incorporation. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of that shareholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit may have the effect of precluding an acquisition of control of the Company without approval of the Board of Directors.

OHIO ANTI-TAKEOVER PROVISIONS

     The Company has elected not to be subject to Ohio's "Control Share Acquisition" Act (Section 1701.831 of the Ohio Revised Code), in light of the substantial share transfer restrictions included in the Company's Articles of Incorporation. Section 1707.041 of the Ohio Revised Code, which regulates certain "control bids" for Ohio corporations, does not contain an election provision and remains applicable to the Company.

     Under the Ohio General Corporation Law, unless an Ohio corporation's articles or regulations otherwise provide, any "control share acquisition" of an "issuing public corporation" shall be made only with the prior authorization of its shareholders in accordance with the Ohio control share acquisition statute,
Section 1701.831 of the Ohio Revised Code. An Ohio corporation may, in the alternative, include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a "control share acquisition," including procedures for obtaining the consent of shareholders or directors. The Articles of Incorporation of the Company provide that the Ohio control share acquisition statute does not apply to the Company so long as the alternative shareholder consent procedures set forth in Article Seventh of the Company's Articles of Incorporation are in effect.

     Article Seventh, Section A of the Company's Articles of Incorporation includes, to a large extent, a provision similar to the Ohio control share acquisition statute. Article Seventh, Section B sets forth procedures for obtaining shareholder consent of "Control Share Acquisitions" consistent with the provisions of the Ohio control share acquisition statute, subject to the right of the Company's Board of Directors to reject proposals that do not meet certain standards set forth in Article Seventh, Section C. Article Seventh, Section A defines a "Control Share Acquisition" as any acquisition, directly or indirectly, of shares of the Company which, when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror alone or with others to exercise or direct the exercise of voting power in the Company in the election of directors within any of the following ranges of voting powers: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and (iii) a majority or more. A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Seventh, Section A shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Seventh, Section C.

     Article Seventh, Section B requires that a person proposing to make a Control Share Acquisition deliver a notice to the Company describing, among other things, the terms of the proposed acquisition and reasonable evidence that the proposed Control Share Acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such acquisition. The directors of the Company would be required to call and hold, within 50 days after receipt of the notice, a special meeting of shareholders to vote on the proposed Control Share Acquisition. However, the directors would have no obligation to call such a meeting if they had determined that (i) the notice was not given in good faith, (ii) the proposed Control Share Acquisition would not be in the best interests of the Company and its shareholders or (iii) the proposed Control Share Acquisition could not be consummated for financial or legal reasons. The notice to shareholders of the special meeting must include or be accompanied by both the notice submitted to the Company by the person proposing to make the Control Share Acquisition and a statement by the Company of its position or recommendation with respect to such acquisition or a statement that no position or recommendation is being taken or made.

     A Control Share Acquisition must be approved by the affirmative vote of both (i) a majority of the outstanding voting power of the Company and (ii) a majority of that portion of such voting power excluding any "interested shares" (that is, shares held by the acquiring person, executive officers of the Company, employees of the Company who are also directors, and persons or groups who acquire shares of the Company after public announcement of a Control Share Acquisition in transactions aggregating consideration of more than $250,000 or 0.5% of the voting power of the Company Common Stock). Each certificate for the new Company Common Stock will contain a legend stating that such shares are subject to the provisions of Article Seventh. Article Seventh, Section F also provides that the issuance or transfer of any shares in violation of Article Seventh will be null and void. In the event the Company is not permitted to treat an issuance or transfer of shares in violation of Article Seventh as null and void, then Article Seventh, Section F, provides that shares acquired in violation of Article Seventh will be treated as the equivalent of treasury shares of the Company and, as such, will not be entitled to exercise any shareholder rights or receive dividends.

     Any change of control transaction is additionally subject to the approval of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time. See "Capital Stock of the Company--Preferred Stock."

     In addition, the Articles of Incorporation authorize the Board of Directors to provide for the issuance of shares of Blank Check Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights (including voting rights, if any) of each such series and the qualifications, limitations or restrictions thereof. The issuance of such Blank Check Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

                        SHARES AVAILABLE FOR FUTURE SALE

     On the completion of the Distribution, the Company expects to have up to 1,050,000 shares of Company Common Stock outstanding. All of the Company Common Stock distributed in the Distribution will be freely tradeable, by persons other than Affiliates of the Company, without restriction under the Securities Act. Persons who are Affiliates of the Company will be permitted to sell their Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided by Section 4(1) of the Securities Act or Rule 144 thereunder. It is not expected that Rule 144 will be available for the sale of Company Common Stock by Affiliates of the Company until at least 90 days after the Company Common Stock becomes subject to the periodic reporting requirements of the Exchange Act. All of the outstanding shares of Preferred Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold under the Securities Act unless an exemption from registration is available.

     Prior to the date of this Prospectus, there has been no public market for the Company Common Stock. Trading of Company Common Stock is expected to commence following the completion of the Distribution on the OTC Bulletin Board, which is a thin, illiquid market. There can be no assurance as to the prices at which Company Common Stock will trade after the Distribution Date or even that an orderly trading market for the Company Common Stock will develop or continue. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Company Common Stock (including shares issued on the exercise of options which could be granted in the future), or the perception that such sales could occur, could adversely affect the market price of Company Common Stock. See "Risk Factors -- Absence of Prior Public Market for, and Possible Volatility of Price of, the Company Common Stock."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the Federal income tax considerations that materially affect a prospective shareholder who is a U.S. citizen or resident or a tax-exempt organization (including tax qualified pension plans and individual retirement accounts). The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a description of any state, local, or foreign tax considerations. The discussion does not address all aspects of Federal income tax law that may be relevant to a prospective shareholder of the Company in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, and (except to the limited extent discussed herein) foreign corporations and persons who are not citizens or resident of the United States) subject to special treatment under the Federal income tax laws.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE SHAREHOLDER OF THE COMPANY IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF COMPANY COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company expects that it will be organized and will operate in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997, and the Company intends to operate in such a manner in the future. No assurance can be given, however, that the Company will operate in a manner so as to qualify or remain qualified as a REIT. In this regard, the Company has not requested, and does not expect to request, a ruling from the IRS or a tax opinion regarding its status as a REIT.

     The discussion herein is based upon the Code, as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions, and IRS rulings, all as of the date hereof and certain factual representations and assumptions made by the Company concerning the organization and proposed operation of the Company. There can be no assurance, however, that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the Company's representations and factual assumptions underlying this discussion will be accurate, or that there will not be a change in circumstances of the Company that would affect this discussion. Accordingly, there can be no assurance that the IRS will not challenge the REIT status of the Company.

TAXATION OF THE COMPANY AS A REIT

     If the Company qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income, it generally will not be subject to Federal corporate income tax on the portion of its ordinary income or capital gain that is timely distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all of its income, whether or not distributed to its shareholders. Even if the Company qualifies as a REIT, it may be subject to Federal income or excise tax as follows:

          (i) The Company will be taxed at regular corporate rates on REIT taxable income and net capital gains not distributed to its shareholders;

          (ii) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any;

          (iii) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such net income will be subject to a 100% tax;

          (iv) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability;

          (v) If the Company should fail to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year and (C) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

          (vi) If the Company has (A) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate (currently 35%); and

          (vii) If the Company acquires assets from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the basis of the acquired assets in the Company's hands are determined by reference to the basis of the assets (or any other property) in the hands of the C corporation, and the Company recognizes net gain on the disposition of such assets in any taxable year during the 10-year period (the "Restriction Period") beginning on the date on which such assets were acquired by the Company then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such property as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate. Because the fair market value of the assets contributed to the Company by CRSI will equal the tax basis of such assets at such time, these rules will not apply to the assets acquired by the Company from CRSI prior to the Distribution Date.

REQUIREMENTS FOR QUALIFICATION AS A REIT

     General. The Code defines a REIT as a corporation, trust or association:

          (i) which is managed by one or more trustees or directors;

          (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

          (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

          (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (v) which has the calendar year as its taxable year;

          (vi) the beneficial ownership of which is held by 100 or more persons;

          (vii) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities);

          (viii) which makes an election to be a REIT (or made such an election in a previous taxable year that is still valid) and satisfies all relevant filing and other administrative requirements that must be met in order to maintain REIT status; and

          (ix) which meets certain income and asset tests, described below.

Conditions (i) through (v), inclusive, must be met during the entire taxable year and condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (vi) and (vii) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company's taxable year will be the calendar year. Following the consummation of the Distribution, the Company will have satisfied the share ownership requirements set forth in (vi) and (vii) above (respectively, the "100 shareholder requirement" and "five or fewer requirement"). In order to ensure continuing compliance with the share ownership requirements, the Company has placed certain restrictions on the transfer of its Company Common Stock to prevent further concentration of share ownership. See "Capital Stock of the Company--Restrictions on Transfer." Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Company Common Stock. In fulfilling its obligation to maintain these records, the Company must, and will, demand written statements each year from the record holders of designated percentages of its Company Common Stock disclosing the actual owners of such Company Common Stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his or her tax return a similar statement and certain other information.

     Asset Tests. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

          (i) At least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

          (ii) Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

          (iii) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Where the Company owns an Interest in a Partnership, it will be treated for purposes of the asset tests as owning a proportionate part of the Partnership's assets. See "--Tax Aspects of the Company's Investment in the Partnerships--General." Likewise, although the Company does not currently have any subsidiaries, if the Additional Interests are contributed to the Company, the SPCs will be wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the real estate investment trust. Thus, in applying the requirements described herein, the Company's SPCs, as "qualified REIT subsidiaries," will be ignored, and all assets, liabilities and items of income, deduction and credit of such SPCs will be treated as assets, liabilities and items of the Company. The Company's investment in the Properties through its indirect Interests in the Partnerships (through its general partner's interest in the Operating Partnership) and through its capital stock in the SPCs, if and when contributed, will constitute investments in real property for purposes of the 75% asset test. As such, the Company expects that more than 75% of the value of its assets will be of the type needed to meet the 75% of assets test.

     The Company does not expect to hold any securities representing more than 10% of any one issuer's voting securities (except, (i) in the case of a qualified REIT subsidiary, and (ii) if and when contributed, the SPCs) nor does the Company expect to hold securities of any one issuer exceeding 5% of the value of the Company's gross assets.

     If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Income Tests. In order for the Company to maintain its qualification as a REIT, it must satisfy three separate percentage tests relating to the source of its gross income in each taxable year. For purposes of these income tests, where the Company invests in a partnership, the Company will be treated as receiving its proportionate share of the gross income of the partnership, and such gross income will retain the same character in the hands of the Company as it had in the hands of the partnership. See "--Tax Aspects of the Company's Investment in the Partnerships--General."

          (i) The 75% Test. At least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from specified real estate sources, including "rents from real property" and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions) or income from qualified types of temporary investments.

          (ii) The 95% Test. At least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

          (iii) The 30% Test. Less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year must be derived from a gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction and real property held for less than four years (other than involuntary conversions and foreclosure property).

     Rents received by the Company will qualify as "rents from real property" for purposes of the 75% and 95% income tests if the following requirements are met:

          (i) The amount of rent received must generally not be based in whole or in part on the income or profits derived by any person from such property. However, amounts received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales, or if they are based on the net income or profits of the tenant and the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property and such tenant receives from subtenants only amounts which would be treated as rents from real property if received directly by the Company.

          (ii) Rents must not be received from a tenant in which the Company or a direct or indirect owner of 10% or more of the Company, owns directly or constructively a 10% or greater interest in the assets or net profits of such tenant (a "Related Party Tenant").

          (iii) The Company must not operate or manage its property or furnish or render directly services to its tenants unless such services are of a type that a tax-exempt organization can provide its tenants without causing its rental income to be unrelated business taxable income under the Code ("Qualifying Services"). If such services are not Qualifying Services, such services must be rendered by an "independent contractor" (as defined in Section 856 of the Code) that is adequately compensated and from whom the Company derives no income. Receipts for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which the Company's property is located ("Noncustomary Services") will not qualify as rents from real property.

          (iv) Rent attributable to personal property leased in connection with a lease of real property will not qualify as "rents from real property" if such rent is greater than 15% of the total rent received under the lease.

     None of the Partnerships currently charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales), nor does CRSI intend, through its Managing Interests, to cause the Partnerships to do so in the future. Except for an insignificant amount, none of the Partnerships currently lease personal property to their tenants, nor does CRSI intend, through its Managing Interests, to cause the Partnerships to do so in the future (except for an insignificant amount). The Company does not now, nor does CRSI intend through its Managing Interests to cause the Partnerships to own, directly or indirectly, 10% or more of any tenant. Although the Company will be deemed to provide certain management services through Manager, an entity that will not qualify as an independent contractor under the REIT rules, the Company believes that these services are usual and customary management services provided by landlords in the geographic areas in which the Company owns property, that such services are not primarily for the convenience of its residents and that such services will qualify as customary services. To the extent the provision of services would constitute Noncustomary Services, the Company will hire independent contractors (as defined in Section 856 of the Code), from which the Company derives no income, to perform such services.

     Based on the foregoing, the rents should qualify as "rents from real property" for purposes of the 75% and 95% income tests. As described above, the foregoing conclusions as to the qualification of the Company to be taxed as a REIT are based upon an analysis of all the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by the Company and the Partnerships and assumptions that are described above. Accordingly, there cannot be complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent the Company from qualifying for taxation as a REIT.

     If the sum of the income realized by the Company (whether directly or through its interest in the Partnerships) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company believes that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

     If the Company fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and
(iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company will still be subject to a tax imposed with respect to the excess net income. See "--Taxation of the Company as a REIT." No such relief is available for violations of the 30% income test.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and excluding net capital gain); and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any asset during its Restriction Period, the Company will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Moreover, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT net capital gain income for such year; and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, CRSI, as Managing Partner of the Partnerships, has agreed to take such steps as may be necessary to cause the Partnerships to distribute to its partners or members an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement. In order to avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will seek to borrow funds (or cause the Operating Partnership to seek to borrow funds) in order to satisfy the distribution requirements.

     If the Company fails to satisfy the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may be permitted to remedy such a failure by paying a "deficiency dividend" (plus applicable interest and penalties) within a specified time.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company would be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify would not be deductible by the Company, nor would they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

FUTURE TAX LEGISLATION

     On March 20, 1997, the "Real Estate Investment Trust Tax Simplification Act of 1997" (the "REITSA") was introduced in the House Ways and Means Committee. The REITSA, if enacted, will make substantive changes in the tax treatment of REITs as described in this Prospectus. However, there can be no assurance that
(i) REITSA will be enacted, or, (ii) if enacted, that material changes will not be made prior to REITSA's enactment. Although there are several changes proposed by REITSA, the three that are most applicable to the Company are discussed below.

     One of the most important substantive changes included within REITSA involves the required minimum distribution of a REIT's net taxable income. Current law requires that 95% of REIT taxable income (excluding any net capital gain) be distributed, but if adopted in its present form, REITSA would require only 90%.

     Another important substantive change included within REITSA is a provision that would allow a REIT to perform de minimis services other than "Qualified Services" for a tenant without causing all of the income from the property in which the tenant rented space to become tainted as not constituting "rents from real property." De minimis services would be those that do not exceed 1% of the gross income from the property. Services not directly invoiced would be deemed to have generated income equal to 150% of the direct cost of the service.

     Finally, to the extent that a REIT retains capital gains, it pays tax on such amounts. Under current law, the shareholders include distributions of such capital gains (even though taxed to the REIT in an earlier year) in their income. As such, an element of double taxation exists, since both the REIT and the shareholder pay taxes on the same capital gains. If adopted in its present form, REITSA will change the result described by allowing shareholders of REITs to claim a credit for capital gains taxes paid by the REIT.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE PARTNERSHIPS

     General. The Company will hold indirect Interests in the Partnerships through its general partner's interest in the Operating Partnership. In general, a partnership is not subject to Federal income tax. Rather, each partner includes in the partner's taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. The Company, through its general partner's interest in the Operating Partnership, will include its proportionate share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "--Requirements for Qualification as a REIT--Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "--Requirements for Qualification as a REIT--Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification as a REIT--Asset Tests"), the Company, through its general partner's interest in the Operating Partnership, will include its proportionate share of assets held by the Partnerships.

     Entity Classification. Since each of the Partnerships claimed partnership classification for periods prior to the effective date of Treasury Regulation
Section 301.7701-3, and since the Operating Partnership will be formed after the effective date of Treasury Regulation Section 301.7701-3, the Operating Partnership and each of the Partnerships will be properly classified as partnerships for Federal income tax purposes for taxable periods beginning on and after January 1, 1997 unless the Operating Partnership or any such Partnership affirmatively elects to be classified as an association taxable as a corporation, an election which could preclude the Company from satisfying certain of the REIT requirements. The Company will not cause the Operating Partnership to elect to be classified as an association taxable as a corporation. CRSI has advised the Company that it will not, directly or indirectly, cause the Managing Partner of each of the Partnerships to elect to cause such Partnership to be classified as associations taxable as corporations.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its general partner's interest in the Operating Partnership generally (i) will initially be equal to the fair market value of the Interests that it contributes to the Operating Partnership at the time CRSI contributes such Interests to the Company; (ii) will be increased by (A) its allocable share of the Operating Partnership's income and (B) its allocable share of indebtedness of the Operating Partnership; and (iii) will be reduced, but not below zero, by the Company's allocable share of (A) the Operating Partnership's loss and (B) the amount of cash distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's Interest in the Operating Partnership below zero, the recognition of such loss will generally be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's Interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Tax Allocations With Respect to Contributed Property. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner that the contributor is charged with, or benefits from, the unrealized gain or loss associated with the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at such time. The Operating Partnership Agreement requires allocations of income, gain, loss and deduction attributable to contributed property to be made in a manner that is consistent with Section 704(c) of the Code.

     Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. However, under REIT rules, the Company's share of any gain realized by a Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business ("dealer property") will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company as a REIT." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sale price. The Company, the Operating Partnership and the Partnerships will attempt to comply with the terms of the safe-harbor provisions of the Code. No assurance can be given, however, that the Company, the Operating Partnership or the Partnerships can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income. In general, the Company's current or accumulated earnings and profits would be allocated first to distributions on the Preferred Stock and then to the Company Common Stock. Domestic shareholders generally are shareholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created in or organized under the laws of the

United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Corporate shareholders will not be entitled to the dividends received deduction. Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

     Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Company Common Stock.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Company Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Company Common Stock, they will be included in income as long-term capital gain assuming the shares are a capital asset in the hands of the shareholder and have been held for more than one year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. In general, a shareholder will realize capital gain or loss on the disposition of Company Common Stock equal to the difference between (a) the sales price for such shares and (b) the adjusted tax basis of such shares. Gain or loss realized upon the sale or exchange of Company Common Stock by a shareholder who has held such Company Common Stock for more than one year (after applying certain holding period rules) will be treated as long-term gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred upon a sale or exchange of Company Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling shareholder with respect to such Company Common Stock.

     Distributions from the Company and gain from the disposition of shares will not be treated as passive activity income. Distributions from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Gain from the disposition of shares and capital gain dividends will not be treated as investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

     Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their nonforeign status to the Company.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit-sharing trusts, individual retirement accounts and certain funded welfare plan arrangements ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Company Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefits associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, a pension trust that owns more than 10% of the Company is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%; (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust; and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMPANY COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the shares is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Company Common Stock by a Non-U.S. Shareholder would not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate; or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares but, rather, will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his or her shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions, if any, that are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount exceeds the Non-U.S. Shareholder's federal tax liability.

OTHER TAX CONSIDERATIONS

     State and Local Taxes. The Company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from Federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the Company Common Stock.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit sharing, retirement, welfare or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of the Plan's assets in the Company Common Stock. Accordingly, any such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the Company Common Stock also should consider whether the acquisition (or receipt in connection with the Distribution) or the continued holding of the Company Common Stock might constitute or give rise to a direct or indirect prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "DOL Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The Company Common Stock is being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

     The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Company Common Stock to be "widely held" on completion of the Distribution.

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Distribution, certain restrictions ordinarily will not, alone or in combination, affect the finding that those securities are "freely transferable." The Company believes that the restrictions imposed under its Articles of Incorporation on the transfer of the Company Common Stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Company Common Stock to be "freely transferable." See "Shares Available for Future Sale." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

     Assuming that the Company Common Stock will be "widely held" and are "freely transferable," the Company believes that the Company Common Stock will be publicly offered securities for purposes of the Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the Company. THE DISCUSSION IN THIS SECTION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL ERISA PLANNING AND INDIVIDUAL CONSULTATION WITH AN ERISA ADVISOR, AND EACH HOLDER OF SHARES OF CRSI STOCK AND CRSI OPTIONS IS URGED TO CONSULT HIS ERISA ADVISOR AS TO THE SPECIFIC ERISA CONSEQUENCES TO HIM OF THE DISTRIBUTION.

                                    EXPERTS

     The combined financial statements of the Lexreit Properties Group at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and the balance sheet of Lexreit Properties, Inc. at April 24, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Company Common Stock offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio.
H. Jeffrey Schwartz, a director of CRSI, is a partner in Benesch, Friedlander, Coplan & Aronoff LLP.

                                    GLOSSARY

     Unless otherwise indicated or the context otherwise requires, the following capitalized terms have the meanings set forth below for purposes of this
Prospectus:

     "Additional Interests" means the issued and outstanding capital stock and the limited partner's interests, respectively, in the SPCs and the Partnerships which own the Additional Properties.

     "Additional Properties" means the 11 apartment communities set forth on
Exhibit 99.2 to the Company's Registration Statement on Form S-11 of which this prospectus forms a part.

     "Affiliate" of any person means (i) any person who directly or indirectly controls or is controlled by or is under common control with that person, (ii) any other person who owns, beneficially, directly or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of that person, or
(iii) any officer, director, employee, partner or trustee of that person or any person controlling, controlled by or under common control with that person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of that person). The term "person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, through the ownership of voting securities, partnership interests or other equity interests.

     "Anticipated Dividend Value" means the anticipated dividend value of the Company Common Stock expected to be indicated on the IRS Form 1099-DIV distributed to each Holder.

     "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company to be filed as soon as practicable following approval of the Distribution by holders of CRSI Stock.

     "Asset Management Agreements" means those certain Asset Management Agreements to be entered into between CRSI and each of the Partnerships whereby CRSI will provide to the Properties and/or the Additional Properties day-to-day management services for a period of three years following the Distribution.

     "Blank Check Preferred Stock" means the shares of preferred stock, without par value, of the Company, 500,000 of which are currently authorized by the Articles of Incorporation but unissued.

     "Board of Directors" means the Board of Directors of either the Company or CRSI, as the case may be.

     "Cash Available for Distribution" means cash distributions paid from the Operating Partnership to the Company and other income, if any, of the Company after payments owing in respect of indebtedness of the Company and provisions for selling, general and administrative expenses.

     "Class A Senior Preferred Stock" means the shares of Class A Senior Preferred Stock, with a stated value of $1,000 per share, of the Company to be issued to CRSI on or prior to the Distribution Date.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" means the United States Securities and Exchange Commission.

     "Company" means Lexreit Properties, Inc., an Ohio corporation.

     "Company Common Stock" means the common stock, without par value, of the Company.

     "Corporate Services Agreement" means that certain Corporate Services Agreement to be entered into between CRSI and the Company whereby CRSI will provide to the Company certain administrative services for a period of three years following the Distribution.

     "CRSI" means Cardinal Realty Services, Inc., an Ohio corporation.

     "CRSI Cash Dividend" means the special, one-time cash dividend to be paid on the Distribution Date in an amount equal to at least 25% of the anticipated dividend value of the Company Common Stock expected to be indicated on the IRS Form 1099-DIV distributed to each holder of record of CRSI Stock as of the Distribution Record Date.

     "CRSI Group" means CRSI and its wholly-owned subsidiaries.

     "CRSI Options" means options to acquire shares of CRSI Stock outstanding as of the Distribution Record Date.

     "CRSI Stock" means the common stock, without par value, of CRSI.

     "Distributable Funds from Partnership Operations" means (i) net income
(loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus (ii) real estate related depreciation and amortization reduced by (iii) debt service requirements and major maintenance and capital reserves for the Partnerships.

     "Distribution" means the distribution of 93% of the outstanding shares of Company Common Stock in the form of a dividend by CRSI to holders of CRSI Stock as of the close of business on the Distribution Record Date.

     "Distribution Date" means the date that the Distribution will be effected.

     "Distribution Record Date" means the record date for the Distribution set by the Board of Directors of CRSI, which, subject to approval by CRSI Shareholders of the Distribution at CRSI's annual shareholders meeting currently expected to be held in late July, is August 4, 1997.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Executive Officers" means the Chief Executive Officer and Chief Financial Officer of the Company, each of whom (i) are employees of CRSI as of the date of this Prospectus and (ii) will serve in such capacities pursuant to the terms of the Corporate Services Agreement.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

     "General Partner" means the general partner of the Operating Partnership.

     "Holders" means the shareholders of record of CRSI Stock as of the Distribution Record Date.

     "Independent Director" means a person who is (i) independent of management of the Company or CRSI, (ii) not employed by or an officer of the Company or CRSI, (iii) not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or CRSI of any subsidiary of the Company or CRSI, and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management if, in the opinion of the Board of Directors, the relationship is material to the Company or CRSI, that person or the organization represented.

     "Initial Transactions" means the principal transactions in connection with the formation of the Company as a REIT and the acquisition of the Interests by the Company and the Operating Partnership.

     "Interests" means the limited partner's interests in the limited partnerships and member's interests in the limited liability companies that comprise the Partnerships that own the Properties.

     "IRS" means the United States Internal Revenue Service.

     "Lexreit Properties Group" means collectively, the Properties.

     "Limited Partner" means the limited partner of the Operating Partnership.

     "Manager" means CRSI, or Lexford Properties, Inc., a Texas corporation and wholly-owned subsidiary of CRSI.

     "Managing Interests" means CRSI's (or its successor's, as the case may be) direct or indirect general partner's or managing member's interest in each of the Partnerships.

     "Managing Partner" means CRSI or its successor, as the case may be, as the general partner or managing member of each of the Partnerships.

     "Operating Partnership" means Cardinal Properties L.P., an Ohio limited partnership.

     "Ownership Limit" means the beneficial ownership of 9% of the outstanding Company Common Stock.

     "Partnerships" means the various limited partnerships and limited liability companies that own the Properties.

     "Preferred Stock" means the Class A Senior Preferred Stock and the Blank Check Preferred Stock of the Company.

     "Properties" means the 66 apartment communities set forth on Exhibit 99.1 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part.

     "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

     "REIT requirements" means the requirements for qualifying as a REIT under the Code and the Treasury Regulations.

     "Regulations" means the Regulations of the Company.

     "Rule 144" means the rule adopted by the Commission that permits holders of restricted securities and affiliates of an issuer of securities, pursuant to certain conditions and subject to certain restrictions, to sell publicly their securities of the issuer without registration under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "SPCs" means, collectively, seven special purpose corporations that each directly owns an apartment community constituting certain of the Additional Properties.

     "Subscription Agreement" means that certain Subscription Agreement to be entered into between CRSI and the Company whereby CRSI will make a capital contribution to the Company of $999,000 in cash together with 60% of its limited partner's interests in each of 62 limited partnerships and 60% of its member's interests in 2 limited liability companies, in exchange for the issuance to it of up to 1,049,900 additional shares of Company Common Stock and up to 5,500 shares of Class A Senior Preferred Stock.

     "Total Market Capitalization" means the aggregate market value of the Company's outstanding Company Common Stock.

     "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income as defined in Section 512(a) of the Code.

     "Value" means the dollar value of each Additional Property attributed to the Preferred Stock based on the historical cost determined in accordance with generally accepted accounting principles, as is set forth on Exhibit 99.2 to the Company's Registration Statement on Form S-11, of which this Prospectus forms a part.

                            LEXREIT PROPERTIES GROUP
                                      AND
                            LEXREIT PROPERTIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

                            LEXREIT PROPERTIES GROUP

Audited Financial Information -- Certain Real Estate Properties Owned by Cardinal Realty Services, Inc.

     Report of Independent Auditors............................................          F-2
     Combined Balance Sheets at December 31, 1996 and 1995.....................          F-3
     Combined Statements of Operations for the years ended
       December 31, 1996, 1995 and 1994........................................          F-4
     Combined Statements of Changes in Cardinal Realty Services, Inc.'s
       Investment for the years ended December 31, 1996, 1995 and 1994.........          F-5
     Combined Statements of Cash Flows for the years ended
       December 31, 1996, 1995 and 1994........................................          F-6
     Notes to Combined Financial Statements....................................  F-7 -- F-11
     Combined Financial Statement Schedules:
          Schedule II -- Valuation and Qualifying Accounts.....................         F-12
          Schedule III -- Real Estate and Accumulated Depreciation............. F-13 -- F-17

All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedules or because the information required is included in the combined financial statements or notes thereafter.

                            LEXREIT PROPERTIES, INC.

Audited Balance Sheet
     Report of Independent Auditors...........................................         F-18
     Balance Sheet at April 24, 1997..........................................         F-19
     Notes to Balance Sheet...................................................         F-20

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors of Cardinal Realty Services, Inc.

     We have audited the accompanying combined balance sheets of Lexreit Properties Group, as described in Note 1, as of December 31, 1996 and 1995 and the related combined statements of operations, changes in Cardinal Realty Services, Inc.'s investment, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the accompanying index. These financial statements and schedules are the responsibility of Cardinal Realty Services, Inc. management. Our responsibility is to express an opinion on these combined financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above, present fairly, in all material respects, the combined financial position of Lexreit Properties Group, as described in Note 1, at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Columbus, Ohio
April 24, 1997

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                       1996            1995
                                                                   ------------    ------------
                             ASSETS
Operating Real Estate: (Notes 3 and 4):
  Land...........................................................  $ 15,377,001    $ 15,271,201
  Building, Improvements and Equipment...........................    85,197,886      83,503,304
                                                                   ------------    ------------
                                                                    100,574,887      98,774,505
  Accumulated Depreciation.......................................    (2,753,761)             --
                                                                   ------------    ------------
                                                                     97,821,126      98,774,505
Cash.............................................................     2,110,376       1,680,692
Accounts Receivable, net of allowance of $820,402 and $763,725 at
  December 31, 1996 and December 31, 1995, respectively..........       528,680         516,285
Funds Held in Escrow (Note 2)....................................     4,366,568       3,824,752
Prepaids and Other (Note 2)......................................     2,428,072       1,254,107
                                                                   ------------    ------------
                                                                   $107,254,822    $106,050,341
                                                                   ============    ============
                     LIABILITIES AND EQUITY
Non Recourse Mortgages on Real Estate (Notes 3 and 4)............  $ 93,042,484    $ 85,804,854
Mortgages on Real Estate Held by CRSI (Notes 3 and 4)............            --       3,937,433
Accounts Payable.................................................     1,010,197       1,704,645
Accrued Interest and Real Estate Taxes...........................     1,764,322       1,491,194
Other Liabilities (Note 5).......................................     1,318,500       1,451,813
                                                                   ------------    ------------
          Total Liabilities......................................    97,135,503      94,389,939
                                                                   ------------    ------------
Commitments and Contingencies (Note 6)
  Investment by CRSI.............................................    10,119,319      11,660,402
                                                                   ------------    ------------
                                                                   $107,254,822    $106,050,341
                                                                   ============    ============

See Notes to Combined Financial Statements.

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          1996           1995           1994
                                                       -----------    -----------    -----------
Revenues:
  Rental Revenues....................................  $24,366,663    $23,016,215    $22,124,960
  Other Revenues.....................................      781,245        576,859        521,287
                                                       -----------    -----------    -----------
                                                        25,147,908     23,593,074     22,646,247
                                                       -----------    -----------    -----------
Operating Expenses:
  Administration.....................................    3,686,437      4,199,285      3,829,685
  Utilities..........................................    1,316,341      1,224,638      1,174,066
  Maintenance and Repairs............................    2,824,409      2,141,726      1,925,683
  Taxes and Insurance................................    2,945,171      2,927,066      2,794,247
                                                       -----------    -----------    -----------
                                                        10,772,358     10,492,715      9,723,681
                                                       -----------    -----------    -----------
Net Operating Income.................................   14,375,550     13,100,359     12,922,566
Other Expenses:
  Interest...........................................    8,605,537      7,683,659      7,922,165
  Interest -- General Partner........................      130,335         79,521         51,418
  Other Maintenance (Note 1).........................    1,481,039      2,348,782      1,530,932
  Depreciation.......................................    2,753,761             --             --
  Amortization.......................................      109,496             --             --
  Other..............................................      458,882        817,816      1,087,075
                                                       -----------    -----------    -----------
                                                        13,539,050     10,929,778     10,591,590
                                                       -----------    -----------    -----------
Less: amount credited to carrying value of real
  estate
  (Note 1)...........................................           --     (2,170,581)    (2,330,976)
                                                       -----------    -----------    -----------
Income before Extraordinary Item and Income Taxes....      836,500             --             --
                                                       -----------    -----------    -----------
Extraordinary Item...................................   (2,475,279)       219,130      2,028,841
                                                       -----------    -----------    -----------
Net Income/(Loss) before Income Taxes................   (1,638,779)       219,130      2,028,841
Income tax provision (benefit) (Note 7):
  Continuing operations..............................      326,235             --             --
  Extraordinary item.................................     (965,359)        85,022        803,421
                                                       -----------    -----------    -----------
                                                          (639,124)        85,022        803,421
                                                       -----------    -----------    -----------
Net Income/(Loss)....................................  $  (999,655)   $   134,108    $ 1,225,420
                                                       ===========    ===========    ===========

See Notes to Combined Financial Statements.

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

               COMBINED STATEMENTS OF CHANGES IN CARDINAL REALTY
                          SERVICES, INC.'S INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                    TOTAL
                                                                                 -----------
Balance, January 1, 1994.......................................................  $10,272,891
  Return of investment.........................................................   (1,036,041)
  Net Income...................................................................    2,028,841
                                                                                 -----------
Balance, December 31, 1994.....................................................   11,265,691
  Additional investment........................................................      175,581
  Net Income...................................................................      219,130
                                                                                 -----------
Balance, December 31, 1995.....................................................   11,660,402
  Equity in Property Acquired..................................................      182,235
  Net Loss.....................................................................   (1,638,779)
  Return of investment.........................................................      (84,539)
                                                                                 -----------
Balance, December 31, 1996.....................................................  $10,119,319
                                                                                 ===========

See Notes to Combined Financial Statements.

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                        1996            1995            1994
                                                    ------------    ------------    ------------
Operating Activities:

  Cash received from rental activities............  $ 25,187,629    $ 23,563,884    $ 22,781,251
  Cash paid on rental activities..................   (13,923,240)    (14,334,294)    (14,758,202)
  Interest paid on mortgages......................    (8,160,262)     (7,572,400)     (7,415,057)
                                                    ------------    ------------    ------------
          Cash provided by Operating Activities...     3,104,127       1,657,190         607,992
                                                    ------------    ------------    ------------
Investing Activities:
  Funding of escrows..............................      (541,816)        (40,310)     (1,161,747)
  Capitalized refinancing costs...................    (1,308,414)       (244,721)       (340,539)
  Capital expenditures............................      (373,819)             --              --
                                                    ------------    ------------    ------------
          Cash (used in) Investing Activities.....    (2,224,049)       (285,031)     (1,502,286)
                                                    ------------    ------------    ------------
Financing Activities:
  Proceeds from Mortgage debt.....................    39,020,448      11,940,000      18,297,033
  Repayment of Mortgages..........................   (34,115,015)    (11,235,183)    (16,473,336)
  Repayment of Mortgage held by CRSI..............    (3,937,433)             --        (693,403)
  Payments on Mortgages -- principal
     amortization.................................    (1,488,041)     (2,599,639)       (600,247)
  (Distributions to)/advances from owner..........        69,647         (30,575)       (426,916)
                                                    ------------    ------------    ------------
          Cash provided by (used in) Financing
            Activities............................      (450,394)     (1,925,397)        103,131
                                                    ------------    ------------    ------------
Increase/(decrease) in cash.......................       429,684        (553,238)       (791,163)
                                                    ------------    ------------    ------------
Cash at beginning of year.........................     1,680,692       2,233,930       3,025,093
                                                    ------------    ------------    ------------
Cash at end of year...............................  $  2,110,376    $  1,680,692    $  2,233,930
                                                    ============    ============    ============
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
  Net Income/(Loss) before income taxes (Note
     1)...........................................  $ (1,638,779)   $    219,130    $  2,028,841
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation and Amortization...................     2,863,257              --              --
  Extraordinary (gains) or losses.................     2,475,279        (219,130)     (2,028,841)
  Operating income applied to assets carrying
     value during period assets were classified as
     Held for Sale................................            --       2,170,581       2,330,976
     Changes in operating assets and liabilities:
       Accounts receivable........................       (12,395)         26,336         (10,899)
       Other assets...............................        24,953         140,252        (309,332)
       Accounts payable and accrued expenses......      (608,188)       (679,979)     (1,402,753)
                                                    ------------    ------------    ------------
          Cash provided by Operating Activities...  $  3,104,127    $  1,657,190    $    607,992
                                                    ============    ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In 1996, all interest incurred was expensed. In 1995 and 1994, the interest incurred on the Properties was capitalized as the Properties were Held for Sale. (See Note 1).

     In 1996, CRSI acquired a Property by purchasing the limited partnership interests for $17,500 and a non recourse mortgage of $1.2 million.

     In 1995, CRSI purchased a Property financed in part with an approximately $920,000 non recourse mortgage on the Property.

See Notes to Combined Financial Statements.

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1: BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     Lexreit Properties Group (the "Group") is a group of properties which are wholly-owned by Cardinal Realty Services, Inc. ("CRSI") (through limited partnerships or limited liability companies, collectively, the "Partnerships"). The accompanying financial statements include an aggregate of 66 apartment communities with approximately 5,118 rental units (collectively the "Properties"). The Properties are located in the midwest and southeast United States, with the heaviest concentrations in Ohio, Florida, Georgia, and Indiana. The typical property averages 77 rental units which are located in multiple single story buildings with studio, one and two bedroom apartments. The Group's income consists of its allocable share of the income of the Partnerships. The Group is not dependent for distributions from any particular Property. Geographic distribution of the Properties also minimizes the Group's exposure to local economic conditions.

     CRSI is contemplating a registration of shares of common stock of its wholly-owned subsidiary, Lexreit Properties, Inc., (the "Company") which would be distributed to CRSI's current shareholders. Lexreit Properties, Inc. was incorporated on April 4, 1997 and began business on April 24, 1997. Under the contemplated transactions, CRSI will complete certain transactions (the "Initial Transactions") including the contribution of certain partnership and limited liability company member interests in exchange for common and preferred stock of the Company and the formation of an operating partnership that will be controlled by the Company and will hold the Partnership interests.

  BASIS OF PRESENTATION

     The combined financial statements reflect the results of operations, financial position, changes in CRSI's investment and cash flows of the Properties in which the Company will have a majority interest after the transfer of ownership interests from CRSI and have been prepared as if the Company had operated as an independent stand-alone entity for all periods presented. The Company had engaged in various transactions with CRSI and its affiliates that are characteristic of companies under common control. The financial statements of the Properties are presented on the same basis as the Properties were reported in the consolidated financial statements of CRSI.

     During 1995 and prior years, CRSI had attempted to market and sell the Properties and classified the Properties as Held for Sale. While the Properties were Held for Sale, the results of operations from the Properties were credited to the carrying value of the real estate and no revenues, operating expenses or depreciation were included in the consolidated statements of income of CRSI. Only extraordinary gains or losses from debt refinancing or restructuring activities were reflected in the statements of operations. The 1995 and 1994 revenue and expenses are presented in the accompanying combined statement of operations on a gross basis with a corresponding credit to the carrying value of the real estate to facilitate comparability between periods. This presentation does not impact net income or equity. Commencing January 1, 1996, based on CRSI's decision to retain an ownership position in the Properties, the operations, including a provision for depreciation, of the Properties were fully consolidated in CRSI's statements of income.

NOTE 2: SUMMARY OF ACCOUNTING POLICIES

  FRESH START ACCOUNTING

     CRSI adopted a method of accounting referred to as fresh start ("Fresh Start") reporting as of September 11, 1992 (the "Effective Date") as a result of CRSI's judicial plan of reorganization (the "Plan of Reorganization"). CRSI prepared financial statements on the basis that a new reporting entity was created with assets and liabilities recorded at their estimated fair values as of the Effective Date. At the Effective

                            LEXREIT PROPERTIES GROUP

Date, to the extent the non-recourse debt on certain Properties exceeded the estimated fair value of the asset, CRSI reduced the contractual amount of the related non-recourse first mortgage debt by the amounts of the deficiency (the "Mortgage Deficiencies"). The contractual mortgage balance, net of any applicable Mortgage Deficiency, is referred to as the "Carrying Value" of the mortgage. Interest expense is recorded at an effective interest rate based upon the Fresh Start carrying value of the mortgage. The combined financial statements of the Group are presented under the same Fresh Start basis as recorded by CRSI.

  PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of all the Properties in which a majority interest will be transferred to the Company by CRSI. Any gross profit realized by CRSI from the Properties has been eliminated in the combined statements of the Group.

  CASH

     Operating cash as of December 31, 1996 and 1995, is held in separate property bank accounts with all cash combined for investing and disbursing purposes for all Properties wholly owned by CRSI.

  FUNDS HELD IN ESCROW

     The amounts classified as Funds Held in Escrow at December 31, 1996 and 1995 is comprised of the following:

                                                                     1996          1995
                                                                  ----------    ----------
     Improvement and Maintenance Funds..........................  $2,189,676    $1,619,599
     Resident Security Deposits.................................     846,758       840,599
     Real Estate Taxes and Insurance............................   1,330,134     1,364,554
                                                                  ----------    ----------
                                                                  $4,366,568    $3,824,752
                                                                  ==========    ==========

  PREPAIDS AND OTHER ASSETS

     Prepaids and Other Assets as of December 31, 1996 and 1995 is comprised of the following:

                                                                     1996          1995
                                                                  ----------    ----------
     Capitalized Refinancing Costs..............................  $1,829,341    $  630,423
     Prepaid Insurance and Other................................     598,731       623,684
                                                                  ----------    ----------
                                                                  $2,428,072    $1,254,107
                                                                  ==========    ==========

     The capitalized refinancing costs consist of loan origination costs capitalized and are being amortized straight-line over the maturity period of the new mortgages, typically seven to ten years.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments. The fair value of Cash and Funds Held in Escrow is equal to their respective carrying amounts.

                            LEXREIT PROPERTIES GROUP

     As further described in Note 3, the Company's mortgages are summarized at December 31, as follows:

                                                              1996              1995
                                                        ----------------  ----------------
     Carrying Value...................................   $93.0 million     $89.7 million
     Contractual balances.............................   $98.3 million     $97.6 million
     Interest rates...................................    7.0% -- 9.5%     7.0% -- 10.93%
     Amount of mortgages with fixed rates.............   $90.4 million     $72.7 million

     In addition, mortgages with a contractual value of $3.8 million had matured as of December 31, 1996 (See Note 3). Management of CRSI believes that using CRSI's incremental borrowing rate to estimate fair value of the mortgages at December 31, 1996 and 1995, is not appropriate and, because of excessive costs, considers estimates of fair value to otherwise be impracticable.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  LONG-LIVED ASSETS -- FASB STATEMENT NO. 121

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, ("FASB 121") which requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FASB 121 became effective beginning fiscal year 1996. Management of CRSI is not aware of any indicator that would result in any significant impairment loss related to the Properties.

  REVENUE RECOGNITION

     Revenues from rental of apartment units at the Properties are recognized ratably over the term of the related operating leases, which are generally for a period of one year or less.

  MAINTENANCE EXPENSE

     The Group records as operating expense maintenance and repairs relating to periodic and customary repairs of the units between tenant move outs and move ins, including cleaning and maintenance salaries. Other Maintenance represents external repairs and upkeep to the units of the Properties.

  OPERATING REAL ESTATE

     The Group's operating real estate acquired prior to the Effective Date are recorded using Fresh Start reporting, as described above. Assets acquired subsequent to the Effective Date are recorded at cost. Depreciation is computed using the straight-line method over their estimated remaining useful lives. Expenditures for significant renovations and improvements which improve and/or extend the useful life of fixed assets are capitalized. Maintenance and repairs are expensed as incurred.

NOTE 3: NON RECOURSE MORTGAGES

     In connection with Fresh Start reporting as further described in Note 2, mortgages on real estate assets have been restated to their estimated fair value as of the Effective Date. The contractual principal balances of the mortgages on Real Estate Assets exceed the carrying values by $5.3 million and $7.9 million at

                            LEXREIT PROPERTIES GROUP

December 31, 1996 and 1995, respectively. The mortgages are non-recourse and are collateralized by real estate properties and are payable over periods through 2006. At December 31, 1996 contractual interest rates ranged from 7.0% to 9.5% with fixed rates on approximately $90.5 million of the outstanding contractual mortgage balances. Interest expense is recorded using the effective interest method based upon the carrying value of the mortgage debt. The weighted average effective interest rate was 9.0% at December 31, 1996. The weighted average contractual interest rate and term to maturity on the mortgages on Real Estate Assets, excluding matured loans, was 8.6% and 7 years at December 31, 1996. Annual debt service requirement was $9.7 million at December 31, 1996. In addition, seven Properties have secondary mortgage debt totaling $1.5 million that requires the application of all excess cash flow from operations to be applied to the outstanding principal on such debt. The range of interest rates and related carrying amounts of mortgages payable at December 31, 1996 is as follows:

  CONTRACTUAL      CONTRACTUAL      CARRYING
     RATE            BALANCE          VALUE
---------------    -----------     -----------
Less than 8.0%     $10,304,926     $ 9,068,294
 8.0% -- 9.0%       85,652,119      82,184,810
More than 9.0%       2,379,101       1,789,380
                   -----------     -----------
                   $98,336,146     $93,042,484
                   ===========     ===========

     At December 31, 1996, three Properties had mortgage loans which had matured with an aggregate contractual value of $3.8 million, which are expected to be extended or refinanced.

     The mortgages on 22 of the Properties were refinanced in 1996 that were part of a portfolio of refinanced mortgages on 26 apartment communities wholly owned by CRSI. These mortgages secured by the respective Properties are cross collateralized and cross defaulted; however, all of the mortgage loans are without recourse to the Group. Additionally, all assets of the Group are pledged as security for certain corporate term debt of CRSI pursuant to an agreement with the Provident Bank.

     Minimum estimated repayment requirements of mortgages for the next five years based upon the contractual principal balances, are as follows:

                                                        CONTRACTUAL
                                                          AMOUNTS
                                                        -----------
Matured Loans.........................................  $ 3,782,228
     1997.............................................    2,297,514
     1998.............................................    3,983,969
     1999.............................................    2,865,992
     2000.............................................    4,603,027
     2001.............................................   16,348,300
     Thereafter.......................................   64,455,116
                                                        -----------
                                                        $98,336,146
                                                        ===========

NOTE 4: REFINANCED MORTGAGE DEBT

     In 1996, CRSI refinanced the mortgage and related interest debt on 28 Properties. Mortgage and related interest debt with a contractual balance of $38.0 million and a Carrying Value of $37.4 million was refinanced with new carrying value and contractual mortgage debt of $39.0 million. The new mortgages carry a weighted average fixed interest rate of 8.8%, 25 to 30 year amortization and typically, a 10 year maturity. Annual debt service requirements decreased from $4.1 million to $3.7 million. In these transactions, cash flow secondary mortgages ("B Notes") on three properties were refinanced. These "B Notes" required 100% of excess cash flow from operations of the properties to be applied to the principal outstanding on the B Notes. In 1996 the excess cash flow applied to the B Notes on these three properties amounted to approximately $44,000. The Properties incurred loan origination costs of $1.3 million which have been capitalized and are being amortized

                            LEXREIT PROPERTIES GROUP
over the maturity term of the new mortgages. CRSI provided net funding of $1.6 million to complete these transactions.

     A fourth quarter 1996 extraordinary non-cash charge of $2.4 million resulted from mortgage debt refinancing on certain of the above Properties. The repayment of the existing mortgage at the contractual balance was possible due to the improvements in performance resulting in the increased value of certain properties to levels in excess of the carrying value established on the Effective Date. The charge arose from those mortgages repaid from refinance proceeds at the contractual balance which exceeded the Carrying Value of the mortgage. (Note 2).

     In 1995 and 1994, CRSI completed modification or refinancing transactions on Properties which resulted in an extraordinary gain on discharge of indebtedness on the Properties, of approximately $219,000 and $2.0 million, respectively.

NOTE 5: OTHER LIABILITIES

     Other Liabilities at December 31, 1996 and 1995 includes approximately $824,000 and $799,000, respectively, of liabilities for residents' security deposits. The remaining Other Liabilities of the Properties at December 31, 1996 and 1995 consists principally of general operating accruals of the Properties.

NOTE 6: COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Properties are involved in various legal actions arising out of the normal course of its business. Management of CRSI, based upon knowledge of facts and the advice of counsel, believes potential exposure to loss from legal actions has been adequately reserved in the financial statements and should not result in a material adverse effect on the Properties' combined financial position.

NOTE 7: INCOME TAXES

     The Group has historically been included in the consolidated federal income tax return of CRSI. The income tax provision reflected in the accompanying combined statement of operations represents the Group's share of CRSI's income tax provision which is intended to approximate the provision that would have been reported had the Group filed separate tax returns, and it does not affect the net Investment by CRSI. No deferred tax assets or liabilities have been recorded on the balance sheets of the Group since the Company intends to elect REIT status and generally will not be subject to corporate income taxes.

     Effective as of the Distribution Date (which is the date when the contemplated transaction referenced to in Note 1 is expected to occur), the Company and CRSI will enter into a tax indemnity agreement whereby CRSI will indemnify the Company against any tax liability of CRSI or any of CRSI's subsidiaries (other than the Company) for any period ending on or before, or including, the date of distribution.

NOTE 8: RELATED PARTY TRANSACTIONS

     The Group relies on CRSI to provide most administrative services required in the operation and administration of the Group. An affiliate of CRSI is under contract to manage the properties on behalf of each of the Partnerships. In addition, each of the Properties share overhead costs, including the cost of certain personnel and equipment with other partnerships under common management. Included in these financial statements is an allocation of actual costs to the Group of these operational and administrative services provided by CRSI. The allocation is based predominately on the ratio of the Properties to the total properties in the portfolio serviced by CRSI. Included in Accounts Receivable is approximately $270,000 and $250,000 at December 31, 1996 and 1995, respectively, due for insurance proceeds CRSI received on behalf of certain of the Properties in late 1996 from the settlement of certain termite litigation.

                                                                     SCHEDULE II

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                       VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                            ALLOWANCE FOR
                                                                               DOUBTFUL
                                                                               ACCOUNTS
                                                                         --------------------
                                                                           1996        1995
                                                                         --------    --------
Balance at Beginning of Period.........................................  $763,725    $419,075
Add: Charged to Expense................................................   452,936     414,337
Less: Account Charge Offs..............................................  (396,259)    (69,687)
                                                                         --------    --------
Balance at End of Period...............................................  $820,402    $763,725
                                                                         ========    ========

                                                                    SCHEDULE III

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

-------------------------------------------------------------------------------------------------------------------------------
               COLUMN A                            COLUMN B                      COLUMN C                      COLUMN D

-------------------------------------------------------------------------------------------------------------------------------
                                                 ENCUMBRANCES                  INITIAL COST               COSTS CAPITALIZED
                                          --------------------------          TO THE COMPANY                SUBSEQUENT TO
            DESCRIPTION --                                   AT         ---------------------------          ACQUISITION
       (ALL GARDEN APARTMENTS)                AT           STATED                       BUILDINGS      ------------------------
--------------------------------------    CONTRACTUAL     CARRYING                         AND                         CARRYING
        PROPERTY NAME            STATE       VALUE          VALUE          LAND        IMPROVEMENTS    IMPROVEMENTS     COSTS
------------------------------------------------------------------------------------------------------------------------------
ACADIA COURT II                   IN      $ 1,886,146    $ 1,886,146    $   398,032    $ 1,668,862       $  1,470         $0
AMESBURY I                        OH        1,257,832      1,257,832        136,179      1,133,012          3,030          0
APPLEGATE APTS II                 IN        1,265,575      1,265,575        163,470      1,815,278         10,705          0
APPLERIDGE I                      OH        1,061,450      1,061,450        214,233        912,594          7,200          0
ARAGON WOODS                      IN        1,150,600      1,150,600        298,431      1,248,762              0          0
ASHFORD HILLS                     OH        1,606,595      1,307,867        359,522      1,260,948          2,100          0
BEL AIRE II                       FL        1,198,276        436,040         81,451        287,059              0          0
CEDARGATE II                      KY        1,032,435      1,032,435        123,475        966,198              0          0
CEDARHILL                         TN        1,487,500      1,487,500        235,269      1,331,238              0          0
CEDARWOOD II                      KY        1,020,000      1,020,000        173,648        913,048          3,011          0
CEDARWOOD III                     KY          888,760        888,760        122,917        966,624         23,740          0
CENTRE LAKE I, II & III           FL        4,952,458      4,952,458      1,210,778      3,116,732          6,239          0
CHERRY GLEN I                     IN        1,396,026      1,396,026        203,862      1,465,002              0          0
CHERRY GLENN II                   IN        1,143,198      1,143,198          4,343      1,731,393          1,660          0
CHERRY TREE APT                   MD        2,217,868      2,217,868        623,153      2,711,201          2,988          0
CLEARWATER APTS                   OH        1,061,450      1,061,450        132,478      1,045,131         13,839          0
DARTMOUTH PLACE II                OH          897,388        897,388        114,393      1,135,027          2,970          0
DOGWOOD GLEN I                    IN        1,792,218      1,792,218        248,246      1,427,201         21,107          0
GARDEN COURT                      MI        2,185,573      2,185,573        127,573      2,247,404          1,856          0
GARDEN TERRACE I                  FL          621,464        621,464         89,123        801,137         39,180          0
GLENVIEW                          AL        1,734,783      1,734,783        178,221      1,784,904              0          0
GLENWOOD VILLAGE                  GA        1,534,803        890,683        156,445      1,000,148              0          0
HARVEST GROVE I                   OH        1,400,534      1,400,534        225,001      1,276,072              0          0
HAYFIELD PARK                     KY        1,615,000      1,615,000        341,799      1,680,717         11,524          0
HEATHMOORE I                      MI        1,601,847      1,601,847        128,605      1,329,672              0          0
HIDDEN ACRES                      FL        1,686,279      1,686,279        388,349      1,136,083            685          0
HOLLY SANDS II                    FL        1,062,500      1,062,500        231,970        943,482         39,715          0
HUNTER GLEN                       IL        1,051,233      1,051,233        256,720      1,461,719              0          0
INDIAN LAKE I & II                GA        4,711,452      4,711,452        898,265      5,262,660          4,481          0
KINGS COLONY                      GA        2,107,287      1,517,566        237,393      1,723,165              0          0
LAKESHORE I                       GA        1,265,576      1,265,576         45,846        995,214            (60)         0
LAUREL GLEN                       GA        1,742,500      1,742,500        265,974      1,627,699              0          0
LINDENDALE APTS                   OH        1,439,828      1,439,828        188,724      1,717,434              0          0
MARABOU MILLS III                 IN        1,205,060      1,205,060         75,122      1,099,183              0          0
MARIBOU MILLS                     IN        1,468,322      1,468,322        179,704      1,570,450          4,203          0
MARSHLANDING II                   GA          982,213        934,175         28,851        918,445          2,778          0
MEADOWOOD II                      IN          760,434        760,434         61,771      1,193,299            463          0
MERRIFIELD                        MD        2,127,341      2,127,341        210,294      2,271,824          2,546          0
MIGUEL PLACE                      FL        1,504,500      1,504,500        237,234      1,125,414              0          0
MONTROSE SQUARE                   OH        1,759,807      1,759,807        568,914      2,184,937              0          0
NEWBERRY II                       MI        1,331,331        738,819         91,315        715,532              0          0
OAK GARDENS                       FL        2,756,106      1,865,016        582,419      1,758,597            484          0

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

-------------------------------------------------------------------------------------------------------------------------------
               COLUMN A                            COLUMN B                      COLUMN C                      COLUMN D

-------------------------------------------------------------------------------------------------------------------------------
                                                 ENCUMBRANCES                  INITIAL COST               COSTS CAPITALIZED
                                          --------------------------          TO THE COMPANY                SUBSEQUENT TO
            DESCRIPTION --                                   AT         ---------------------------          ACQUISITION
       (ALL GARDEN APARTMENTS)                AT           STATED                       BUILDINGS      ------------------------
--------------------------------------    CONTRACTUAL     CARRYING                         AND                         CARRYING
        PROPERTY NAME            STATE       VALUE          VALUE          LAND        IMPROVEMENTS    IMPROVEMENTS     COSTS
------------------------------------------------------------------------------------------------------------------------------
PICKERINGTON MEADOWS              OH        1,186,165      1,186,165        150,000      1,200,000              0          0
RAVENWOOD                         SC        1,718,721      1,718,721        169,601      1,507,589              0          0
RED DEER II                       OH        1,261,013      1,261,013        235,173      1,474,820              0          0
RIDGEWOOD                         IN        1,223,260      1,223,260        100,301      1,320,200              0          0
RIDGEWOOD II & III                IN        1,393,574      1,393,574        100,795      1,564,956              0          0
RIVER GLEN II                     OH        1,184,132      1,184,132        178,568      1,230,268              0          0
ROSEWOOD COMMONS II               IN        1,318,698      1,318,698        121,194      1,172,776            201          0
SHERBROOK                         PA        1,397,504      1,397,504        355,188      1,492,285          8,400          0
SKY PINES II                      FL          920,741        920,741        266,498        676,283         50,450          0
SPICEWOOD APT                     IN        1,036,385      1,036,385         90,619      1,025,442          2,927          0
SPRINGBROOK                       SC        1,742,965      1,742,965        120,467      1,762,353         32,645          0
SUFFOLK GROVE II                  OH        1,096,137      1,096,137        154,263      1,248,211          2,085          0
SUNSET WAY I                      FL        1,685,131      1,685,131        621,326      1,353,585              0          0
SUNSET WAY II                     FL        2,719,585      2,144,007        649,409      1,678,049              0          0
THE WILLOWS I                     OH          601,932        601,932        157,611        761,576         14,736          0
THE WILLOWS III                   OH          884,000        884,000         44,602        871,216          6,054          0
THYMEWOOD II                      FL        1,729,672        838,033        429,480        731,592              0          0
VALLEYBROOK                       GA        1,586,737      1,586,737        129,440      1,353,762              0          0
WILLOW LAKE                       SC        2,099,515      2,099,515        188,704      1,738,232              0          0
WILLOWOOD II                      IN        1,065,380      1,065,380        149,671      1,310,162         21,600          0
WILLOWOOD II                      OH          957,792        957,792         35,657        622,170              0          0
WINDWOOD I                        FL          606,231        606,231         24,569        457,382         27,495          0
WINTHROP COURT II                 OH          760,000        760,000        145,906        825,115            300          0
WOODLANDS II                      PA        1,189,328      1,189,328        118,447      1,346,599           (249)         0
                                          -----------    -----------    -----------    -----------      ---------         --
                                          $98,336,146    $93,042,484    $15,377,001    $91,685,124       $374,558         $0
                                          ===========    ===========    ===========    ===========      =========         ==

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

---------------------------------------------------------------------------------------------------------------------------------
          COLUMN A                             COLUMN E                     COLUMN F       COLUMN G      COLUMN H     COLUMN I

---------------------------------------------------------------------------------------------------------------------------------
                                     GROSS AMOUNT AT WHICH CARRIED
                                          AT CLOSE OF PERIOD,                                                       LIFE ON WHICH
                                           DECEMBER 31, 1996                                                        DEPRECIATION
                                           NOTES (1) AND (2)                                                          IN LATEST
       DESCRIPTION --          -----------------------------------------                                               INCOME
  (ALL GARDEN APARTMENTS)                     BUILDINGS                                                             STATEMENT IS
----------------------------                     AND                       ACCUMULATED     DATE OF         DATE       COMPUTED
    PROPERTY NAME      STATE      LAND       IMPROVEMENTS      TOTAL       DEPRECIATION  CONSTRUCTION    ACQUIRED      NOTE(3)
------------------------------------------------------------------------------------------------------------------------------
ACADIA COURT II         IN     $   398,032   $ 1,602,171    $  2,000,203   $   52,800      06/06/86         N/A         N/A
AMESBURY I              OH         136,179     1,021,288       1,157,467       34,000      02/17/86         N/A         N/A
APPLEGATE APTS II       IN         163,470     1,823,186       1,986,656       58,500      06/01/87         N/A         N/A
APPLERIDGE I            OH         214,233       717,454         931,687       25,824      01/01/87         N/A         N/A
ARAGON WOODS            IN         298,431     1,171,393       1,469,824       37,800      12/26/86         N/A         N/A
ASHFORD HILLS           OH         359,522       927,802       1,287,324       30,577      06/23/86         N/A         N/A
BEL AIRE II             FL          81,451       395,381         476,832       13,229      01/01/86         N/A         N/A
CEDARGATE II            KY         123,475       867,384         990,859       28,500      06/01/86         N/A         N/A
CEDARHILL               TN         235,269     1,225,967       1,461,236       40,300      05/30/86         N/A         N/A
CEDARWOOD II            KY         173,648       885,104       1,058,752       29,600      01/01/86         N/A         N/A
CEDARWOOD III           KY         122,917       988,875       1,111,792       33,400      05/20/86         N/A         N/A
CENTRE LAKE I, II &
  III                   FL       1,210,778     3,109,169       4,319,947      102,700      06/01/86         N/A         N/A
CHERRY GLEN I           IN         203,862     1,450,193       1,654,055       47,500      07/10/86         N/A         N/A
CHERRY GLENN II         IN           4,343     1,682,732       1,687,075       54,000      04/01/87         N/A         N/A
CHERRY TREE APT         MD         623,153     2,428,672       3,051,825       79,300      09/01/86         N/A         N/A
CLEARWATER APTS         OH         132,478       966,579       1,099,057       31,900      11/01/86         N/A         N/A
DARTMOUTH PLACE II      OH         114,393     1,082,021       1,196,414       35,700      07/18/86         N/A         N/A
DOGWOOD GLEN I          IN         248,246     1,305,749       1,553,995       43,746      07/18/86         N/A         N/A
GARDEN COURT            MI         127,573     2,161,190       2,288,763       67,000      04/22/88         N/A         N/A
GARDEN TERRACE I        FL          89,123       839,083         928,206       33,900      09/01/81         N/A         N/A
GLENVIEW                AL         178,221     1,596,313       1,774,534       52,200      08/01/86         N/A         N/A
GLENWOOD VILLAGE        GA         156,445       656,472         812,917       21,216      12/01/86         N/A         N/A
HARVEST GROVE I         OH         225,001     1,157,494       1,382,495       37,700      09/08/86         N/A         N/A
HAYFIELD PARK           KY         341,799     1,516,918       1,858,717       50,200      07/17/86         N/A         N/A
HEATHMOORE I            MI         128,605     1,190,421       1,319,026       38,900      07/31/86         N/A         N/A
HIDDEN ACRES            FL         388,349       437,395         825,744       14,041      01/01/87         N/A         N/A
HOLLY SANDS II          FL         231,970       962,067       1,194,037       33,100      06/01/86         N/A         N/A
HUNTER GLEN             IL         256,720     1,314,349       1,571,069       42,100      03/01/87         N/A         N/A
INDIAN LAKE I & II      GA         898,265     4,878,142       5,776,407      154,600      08/11/87         N/A         N/A
KINGS COLONY            GA         237,393     1,226,496       1,463,889       38,424      11/15/87         N/A         N/A
LAKESHORE I             GA          45,846       893,969         939,815       29,300      06/20/86         N/A         N/A
LAUREL GLEN             GA         265,974     1,625,191       1,891,165       53,600      04/04/86         N/A         N/A
LINDENDALE APTS         OH         188,724     1,632,869       1,821,593       52,300      03/01/87         N/A         N/A
MARABOU MILLS III       IN          75,122     1,097,431       1,172,553       34,400      12/01/87         N/A         N/A

                            LEXREIT PROPERTIES GROUP
    (CERTAIN REAL ESTATE PROPERTIES OWNED BY CARDINAL REALTY SERVICES, INC.)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

---------------------------------------------------------------------------------------------------------------------------------
          COLUMN A                             COLUMN E                     COLUMN F       COLUMN G      COLUMN H     COLUMN I

---------------------------------------------------------------------------------------------------------------------------------
                                     GROSS AMOUNT AT WHICH CARRIED
                                          AT CLOSE OF PERIOD,                                                       LIFE ON WHICH
                                           DECEMBER 31, 1996                                                        DEPRECIATION
                                           NOTES (1) AND (2)                                                          IN LATEST
       DESCRIPTION --          -----------------------------------------                                               INCOME
  (ALL GARDEN APARTMENTS)                     BUILDINGS                                                             STATEMENT IS
----------------------------                     AND                       ACCUMULATED     DATE OF         DATE       COMPUTED
    PROPERTY NAME      STATE      LAND       IMPROVEMENTS      TOTAL       DEPRECIATION  CONSTRUCTION    ACQUIRED      NOTE(3)
------------------------------------------------------------------------------------------------------------------------------
MARIBOU MILLS           IN         179,704     1,572,233       1,751,937       51,700      06/23/86         N/A         N/A
MARSHLANDING II         GA          28,851       882,456         911,307       28,595      12/31/86         N/A         N/A
MEADOWOOD II            IN          61,771     1,040,637       1,102,408       34,200      05/30/86         N/A         N/A
MERRIFIELD              MD         210,294     2,198,381       2,408,675       68,900      01/11/88         N/A         N/A
MIGUEL PLACE            FL         237,234     1,083,604       1,320,838       34,200      10/01/87         N/A         N/A
MONTROSE SQUARE         OH         568,914     2,160,316       2,729,230       72,000      01/01/87         N/A         N/A
NEWBERRY II             MI          91,315       626,087         717,402       20,204      12/26/86         N/A         N/A
OAK GARDENS             FL         582,419     1,249,586       1,832,005       39,063      01/01/88         N/A         N/A
PICKERINGTON MEADOWS    OH         150,000     1,198,151       1,348,151       39,900           N/A      03/29/95       N/A
RAVENWOOD               SC         169,601     1,505,266       1,674,867       48,100      05/07/87         N/A         N/A
RED DEER II             OH         235,173     1,380,894       1,616,067       43,700      08/01/87         N/A         N/A
RIDGEWOOD               IN         100,301     1,320,199       1,420,500       18,336           N/A      08/10/96       N/A
RIDGEWOOD II & III      IN         100,795     1,415,338       1,516,133       46,900      03/01/86         N/A         N/A
RIVER GLEN II           OH         178,568     1,196,259       1,374,827       37,600      11/01/87         N/A         N/A
ROSEWOOD COMMONS II     IN         121,194     1,171,170       1,292,364       37,300      06/01/87         N/A         N/A
SHERBROOK               PA         355,188     1,436,005       1,791,193       46,700      12/20/86         N/A         N/A
SKY PINES II            FL         266,498       725,691         992,189       25,800      06/01/86         N/A         N/A
SPICEWOOD APT           IN          90,619       983,867       1,074,486       32,700      03/16/86         N/A         N/A
SPRINGBROOK             SC         120,467     1,725,155       1,845,622       58,000      06/13/86         N/A         N/A
SUFFOLK GROVE II        OH         154,263     1,191,012       1,345,275       38,000      06/01/87         N/A         N/A
SUNSET WAY I            FL         621,326     1,351,499       1,972,825       42,800      08/01/87         N/A         N/A
SUNSET WAY II           FL         649,409     1,475,311       2,124,720       45,703      04/27/88         N/A         N/A
THE WILLOWS I           OH         157,611       754,543         912,154       27,500      01/01/87         N/A         N/A
THE WILLOWS III         OH          44,602       839,952         884,554       26,900      07/01/87         N/A         N/A
THYMEWOOD II            FL         429,480       362,932         792,412       12,118      01/01/86         N/A         N/A
VALLEYBROOK             GA         129,440     1,351,676       1,481,116       43,900      10/15/86         N/A         N/A
WILLOW LAKE             SC         188,704     1,754,417       1,943,121       56,785      12/12/86         N/A         N/A
WILLOWOOD II            IN         149,671     1,222,104       1,371,775       39,700      06/01/87         N/A         N/A
WILLOWOOD II            OH          35,657       596,607         632,264       19,500      08/01/86         N/A         N/A
WINDWOOD I              FL          24,569       484,172         508,741       16,100      05/01/88         N/A         N/A
WINTHROP COURT II       OH         145,906       823,536         969,442       27,400      02/25/86         N/A         N/A
WOODLANDS II            PA         118,447     1,281,910       1,400,357       41,100      03/01/87         N/A         N/A
                               -----------   -----------    ------------   ----------
                               $15,377,001   $85,197,886    $100,574,887   $2,753,761
                               ===========   ===========    ============   ==========

                            LEXREIT PROPERTIES GROUP
         (CERTAIN REAL ESTATE OWNED BY CARDINAL REALTY SERVICES, INC.)

                             NOTES TO SCHEDULE III
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                     Note (1) Schedule III Reconciliation:

                                                      1996            1995            1994
                                                  ------------    ------------    ------------
Balance as of beginning of year.................  $ 98,774,505    $103,323,133    $103,323,133(4)
  Additions during the year
     Acquisitions of Property...................     1,420,500       1,344,500              --
     Costs Capitalized..........................       379,882              --              --
  Deductions during the period:
     Other (4)..................................            --        (867,044)             --
     Application of Income from the Effective
       Date through December 31, 1995 upon full
       consolidation from "Held for Sale"
       classification...........................            --      (5,026,084)            N/A
                                                   -----------     -----------     -----------
Balance at close of period......................   100,574,887      98,774,505     103,323,133
                                                   -----------     -----------     -----------
Other
  Furniture and Fixtures........................            --       2,403,126       2,398,183
  Application of Income from the Effective Date
     through December 31, 1995 upon full
     consolidation from "Held for Sale"
     classification.............................            --      (2,403,126)            N/A
                                                   -----------     -----------     -----------
                                                   100,574,887      98,774,505     105,721,316
                                                   -----------     -----------     -----------
Income for the Period from the Effective Date to
  December 31, 1994.............................           N/A             N/A      (6,125,673)
                                                   -----------     -----------     -----------
Balance, Operating Real Estate Assets, December
  31, 1996, 1995 & 1994, respectively...........  $100,574,887    $ 98,774,505    $ 99,595,643
                                                   ===========     ===========     ===========

---------------

Note (2) Tax basis of assets:
         The tax basis for federal income tax purposes in the real estate was approximately $54,800,000 at December 31, 1996.

Note (3) Depreciation:
         No depreciation has been provided for the period September 11, 1992 (Effective Date) to December 31, 1995 as the assets were "Held for Sale". (See Notes 1 and 2 to Combined Financial Statements).

Note (4) Correction of interest recorded in prior years; such interest was capitalized during the period the Properties were classified as "Held for Sale" and therefore has no impact on equity.

                             REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lexreit Properties, Inc.

     We have audited the accompanying balance sheet of Lexreit Properties, Inc. as of April 24, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Lexreit Properties, Inc. at April 24, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Columbus, Ohio
April 24, 1997

                            LEXREIT PROPERTIES, INC.

                                 BALANCE SHEET
                                 APRIL 24, 1997

ASSETS
Cash................................................................................  $1,000
                                                                                      ------
  Total assets......................................................................  $1,000
                                                                                      ======
SHAREHOLDERS' EQUITY
Preferred stock:
  Class A Senior, $1,000 face value, 7,500 shares
     authorized, none outstanding
  Blank Check, no par value, 500,000 shares
     authorized, none outstanding
  Common stock with no par value, 2.5 million shares
     authorized, 100 shares outstanding
Additional paid in capital..........................................................  $1,000
                                                                                      ------
  Total shareholders' equity........................................................  $1,000
                                                                                      ======

                            LEXREIT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET
                                 APRIL 24, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Lexreit Properties, Inc. (the "Company") was formed as an Ohio corporation on April 4, 1997, commenced operations on April 24, 1997, and will succeed to the business of 66 apartment properties currently controlled by Cardinal Realty Services Inc. ("CRSI"). Upon completion of the contemplated transaction, the Company will control and hold 60% of the interests of Cardinal Properties L.P. (the "Operating Partnership"). The Operating Partnership will own substantially all interests of the properties.

     The Company intends to qualify and will elect to be taxed as a real estate investment trust ("REIT") for Federal income tax purposes for the taxable year ended December 31, 1997. To maintain qualification as a REIT, the Company must distribute to shareholders at least 95% of REIT taxable income.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- COMMITMENTS AND CONTINGENCIES

     After the transaction is consummated, the Company expects to make quarterly distributions to its shareholders. Due to the Company's structure as described in Note 1, the Company's ability to make such quarterly distributions will depend upon cash the Company expects to receive from the operations of the Operating Partnership. The Company believes that its ability, as a general partner, to directly control the Operating Partnership partially mitigates the risks associated with such ownership structure.

NOTE 3 -- TRANSACTIONS WITH RELATED PARTIES

     Cardinal Realty Services Inc. ("CRSI") will provide certain services to the Company, including public reporting, procurement of insurance, management information, tax services, accounting and other financial services. In addition, an affiliate of CRSI will provide property management services to the Properties in which the Company will have controlling interests at the completion of the contemplated transaction.

NOTE 4 -- OFFERING COSTS

     Legal and other fees have been and will be incurred related to the planned offering described in Note 1. CRSI will pay such costs and be reimbursed by the Company should sufficient funds become available. The Company will record such amounts at that time.

======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE DISTRIBUTION COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMPANY COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                                    SUMMARY

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
PROSPECTUS SUMMARY........................    1
SUMMARY COMBINED PRO FORMA
  FINANCIAL DATA..........................   12
RISK FACTORS..............................   14
THE DISTRIBUTION..........................   24
THE COMPANY...............................   28
DISTRIBUTION POLICY.......................   30
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS....................   31
CAPITALIZATION............................   36
SELECTED FINANCIAL DATA...................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................   39
BUSINESS AND PROPERTIES...................   42
POLICIES AND OBJECTIVES WITH RESPECT TO
  CERTAIN ACTIVITIES......................   44
THE FORMATION.............................   45
MANAGEMENT................................   47
CERTAIN TRANSACTIONS; TRANSACTIONS WITH
  CRSI....................................   49
OPERATING PARTNERSHIP AGREEMENT...........   54
SUBSCRIPTION AGREEMENT....................   57
PRINCIPAL SHAREHOLDERS OF THE COMPANY.....   57
CAPITAL STOCK OF THE COMPANY..............   58
SHARES AVAILABLE FOR FUTURE SALE..........   64
CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..........................   64
ERISA CONSIDERATIONS......................   74
EXPERTS...................................   75
LEGAL MATTERS.............................   75
GLOSSARY..................................   76

======================================================
======================================================

                          UP TO 960,000 COMMON SHARES

                                      LOGO

                              COMPANY COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                                 June   , 1997
                            ------------------------

======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities offered hereby. Except for the SEC registration fee all amounts are estimates.

     SEC registration fee..........................................................  $436.36
     *Accounting fees and expenses.................................................
     *Legal fees and expenses......................................................
     *Blue Sky fees and expenses (including counsel fees)..........................
     *Printing and engraving expenses..............................................
     *Miscellaneous expenses.......................................................
                                                                                     -------
     Total.........................................................................  $
                                                                                     =======

---------------
*To be completed by amendment

ITEM 31.  SALES TO SPECIAL PARTIES

     On April 4, 1997, following the incorporation and in connection with the organization of the Registrant, one hundred shares of the Registrant's Company Common Stock were issued to Cardinal Realty Services, Inc. for $1,000 in cash. This transaction was effected in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES

     On April 4, 1997, following the incorporation and in connection with the organization of the Registrant, one hundred shares of the Registrant's Company Common Stock were issued to Cardinal Realty Services, Inc. for $1,000 in cash. This transaction was effected in reliance on the exemption from registration afforded by Section 4(2) of the Act.

     The Registrant will enter into a Subscription Agreement as of May 15, 1997 to issue a total of up to 1,049,900 additional shares of Company Common Stock and up to 5,500 shares of Class A Senior Preferred Stock to Cardinal Realty Services, Inc. upon the capital contribution by Cardinal Realty Services, Inc. to the Company of $999,000 in cash together with 60% of its limited partner's interests in each of 62 limited partnerships and 60% of its member's interests in 2 limited liability companies. These transactions will be effected pursuant to Section 4(2) of the Act.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code (the "Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant's Regulations provide for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification.

     The Registrant is seeking to obtain an insurance policy which will insure the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements

     See page F-1 of the Prospectus for a list of the financial statements included as part of the Prospectus.

  (b) Exhibits

 EXHIBIT
   NO.                                        DESCRIPTION
---------- ----------------------------------------------------------------------------------
    *3.1   Amended and Restated Articles of Incorporation of the Company
    *3.2   Regulations of the Company
    *3.3   Subscription Agreement
    *4.1   Specimen Share Certificate
    *5.1   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP regarding the legality of the Company Common Stock being registered
   *10.1   Forms of Management Agreements of each of the Partnerships with Lexford
           Properties, Inc. or CRSI (a successor by merger to Cardinal Apartment Management
           Group, Inc.), as the case may be
   *10.2   Form of Corporate Services Agreement between the Company and CRSI
   *10.3   Form of Asset Management Agreement between CRSI and each Partnership
   *10.4   Form of Operating Partnership Agreement
   *10.5   Form of Tax Indemnification Agreement
   *11.1   Statement regarding Computation of Per Share Earnings
   *12.1   Statement regarding Computation of Ratios
    23.1   Consent of Ernst & Young (included at page II-5)
   *23.2   Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in its opinion to be filed as Exhibit 5.1)
   *23.3   Proposed Director Consents
    24.1   Power of Attorney
   *99.1   Summary of Properties and Additional Properties
   *99.2   Valuation of Additional Properties

---------------
*To be filed by Amendment

ITEM 36.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON THE 1ST DAY OF MAY, 1997.

                                          LEXREIT PROPERTIES, INC.

                                          By: /s/  JOHN B. BARTLING, JR.

                                            ------------------------------------
                                            John B. Bartling, Jr.
                                            President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Bartling, Jr. and Mark D. Thompson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-11 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE 1ST DAY OF MAY, 1997 IN THE CAPACITIES INDICATED.

               SIGNATURE                                 TITLE                      DATE
---------------------------------------- -----------------------------------------------------

/s/ JOHN B. BARTLING, JR.                President and Director                    May 1, 1997
---------------------------------------- (Principal Executive Officer)
John B. Bartling, Jr.

/s/ MARK D. THOMPSON                     Treasurer and Director                    May 1, 1997
---------------------------------------- (Principal Financial and Accounting
Mark D. Thompson                         Officer)

/s/ PAUL R. SELID                        Director                                  May 1, 1997
----------------------------------------
Paul R. Selid

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 24, 1997, in the Registration Statement (Form S-11) and related Prospectus of Lexreit Properties, Inc. dated May 1, 1997.

                                            /s/ ERNST & YOUNG LLP

                                            ------------------------------------
                                                Ernst & Young LLP

Columbus, Ohio
April 29, 1997